Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
MCDERMOTT INTERNATIONAL, INC., et al.,[1]	)	Case No. 20-30336 (DRJ)
)
Debtors.	)	(Jointly Administered)
)
	)	Re: Docket No. 651

ORDER APPROVING THE DEBTORS’ DISCLOSURE STATEMENT

AND CONFIRMING THE SECOND AMENDED JOINT PREPACKAGED

CHAPTER 11 PLAN OF REORGANIZATION (TECHNICAL MODIFICATIONS)

OF MCDERMOTT INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES

The above-captioned debtors (collectively, the “Debtors”) having:

a.

distributed, on or about January 21, 2020 (the “Petition Date”) (i) the Joint Prepackaged Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Debtor Affiliates [Docket No. 5] (as modified, amended, or supplemented from time to time, the “Plan”) attached hereto as Exhibit A, (ii) the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Debtor Affiliates [Docket No. 4] (the “Disclosure Statement”),[2] and (iii) ballots for voting on the Plan to holders of Claims in Class 5 (2021 Letter of Credit Claims), Class 6A (2023 Letter of Credit Claims), Class 6B (Revolving Credit Claims), Class 6C (Term Loan Claims), Class 6D (Credit Agreement Hedging Claims), Class 7 (Cash Secured Letter of Credit Claims), Class 8 (Lloyds Letter of Credit Claims), and Class 9 (Senior Notes Claims) [Docket No. 125], in accordance with the terms of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”);

[1]

A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at https://cases.primeclerk.com/McDermott. The location of Debtor McDermott International, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 757 North Eldridge Parkway, Houston, Texas 77079.

[2]

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan, the Disclosure Statement, or the Bankruptcy Code (as defined herein), as applicable. The rules of interpretation set forth in Article I.B of the Plan apply.

b.	commenced, on the Petition Date, these Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

c.	Filed,[3] on or immediately after the Petition Date:

(i)	the Plan and the Disclosure Statement;

(ii)

the Debtors’ Emergency Motion for Entry of an Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Establishing Plan and Disclosure Statement Objection and Reply Deadlines and Related Procedures, (III) Approving the Form and Manner of Notice of Commencement, (IV) Approving the Rights Offering Procedures and Related Materials, (V) Waiving the Requirement that the U.S. Trustee Convene a Meeting of Creditors, (VI) Waiving the Requirement That the Debtors File Schedules and Statements, (VII) Approving the Form and Manner of Notice of Bid Deadlines and an Auction, and (VIII) Granting Related Relief [Docket No. 27] (the “Scheduling Motion”);

(iii)

the Declaration of David Dickson, President and Chief Executive Officer of McDermott International, Inc., in Support of the Chapter 11 Petitions [Docket No. 29] (the “Dickson Declaration”) and the Declaration of John R. Castellano, Chief Transformation Officer of McDermott International, Inc., in Support of the Debtors’ First Day Motions [Docket No. 62] (the “Castellano Declaration,” together with the Dickson Declaration, the “First Day Declarations”), detailing the facts and circumstances of these Chapter 11 Cases;

(iv)

the Amended Motion for Entry of (A) an Order (I) Approving the Stalking Horse Protections, (II) Approving Bidding Procedures for the Sale of the Lummus Assets and Interests, and (III) Approving Contract Assumption and Assignment Procedures, and (B) an Order Authorizing the Debtors to Enter Into a Definitive Purchase Agreement Subject to Entry of the Confirmation Order [Docket No. 110] (the “Bidding Procedures Motion”);

(v)	the Affidavit of Service of Solicitation Materials [Docket No. 125] (together with all the exhibits thereto, the “Solicitation Materials Affidavit”);

d.	filed, on January 22, 2020, the Amended Joint Prepackaged Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Debtor Affiliates [Docket No. 121] (the “Amended Plan”);

[3]	Unless otherwise indicated, use of the term “Filed” herein refers also to the service of the applicable document filed on the docket in these Chapter 11 Cases, as applicable.

e.

served, on or about January 30, 2020, the Announcement of Restructuring Support Agreement, Summary of Plan of Reorganization, Information Regarding Key Dates and Certain Other Matters [Docket No. 307] (the “Combined Notice”) on all known parties in interest, which informed recipients of (i) the commencement of these Chapter 11 Cases on January 21, 2020, (ii) the Debtors’ intention to request that the Court schedule a combined hearing to consider approval of the Disclosure Statement and confirmation of the Plan on March 13, 2020, subject to this Court’s availability (the “Combined Hearing”), (iii) the key terms of the Plan, including classification and treatment of Claims and Interests, (iv) key dates and information regarding approval of the Disclosure Statement and confirmation of the Plan and the Objection Deadline, (v) the methods by which parties may request copies of the Plan, Disclosure Statement, and Restructuring Support Agreement, and (vi) the full text of the release, exculpation, and injunction provisions set forth in the Plan;

f.

served, on or about January 30, 2020, the Notice of (A) Non-Voting Status to Holders or Potential Holders of (I) Unimpaired Claims Conclusively Presumed to Accept the Plan and (II) Impaired Claims Conclusively Presumed to Reject the Plan and (B) Opportunity for Holders of Claims and Interests to Opt Out of the Third-Party Releases [Docket No. 307] (the “Notice of Non-Voting Status and Opportunity to Opt Out” and, together with the Combined Notice, the “Notices”) on all holders or potential holders of Claims or Interests in non-voting Classes other than Class 8, which informed recipients of (i) their status as holders or potential holders of Claims or Interests in non-voting classes, (ii) provided the full text of the release, exculpation, and injunction provisions set forth in the Plan, (iii) included a form by which holders could elect to opt out of the Third-Party Release by checking a prominently featured and clearly labeled box, and (iv) enclosed a postage prepaid, return-addressed envelope in which holders could return their opt out elections to the Solicitation Agent;

g.	published, on January 29, 2020, the Combined Notice in the Houston Chronicle and The New York Times, as evidenced by the Affidavit of Publication [Docket No. 266];

h.

filed, on February 29, 2020, the Plan Supplement for the Amended Joint Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Debtor Affiliates [Docket No. 520] (as modified, amended, or supplemented from time to time, including, without limitation, by the Amended Plan Supplement (defined below) and the Second Amended Plan Supplement (defined below), the “Plan Supplement” and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”);

i.

filed, on March 9, 2020, the Declaration of Christina Pullo of Prime Clerk LLC Regarding Solicitation of Votes and Tabulation of Ballots Cast on the Joint Pre-Packaged Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Debtor Affiliates [Docket No. 588], which accounts for ballots received up to the Voting Deadline (the “Voting Report”);

j.

filed, on March 9, 2020, the Debtors’ Memorandum of Law in Support of an Order Approving the Debtors’ Disclosure Statement, the Sale of the Technology Business, and Confirming the Second Amended Joint Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Debtor Affiliates and Omnibus Reply to Objections Thereto [Docket No. 589] (the “Confirmation Brief”);

k.

filed, on March 11, 2020, the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of McDermott International, Inc. and Its Debtor Affiliates [Docket No. 620] (the “Second Amended Plan”);

l.

filed, on March 11, 2020, the Amended Plan Supplement for the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Debtor Affiliates [Docket No. 622] (the “Amended Plan Supplement”);

m.

filed, on March 12, 2020, the Second Amended Plan Supplement for the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization (Technical Modifications) of McDermott International, Inc. and its Debtor Affiliates [Docket No. 647] (the “Second Amended Plan Supplement”);

n.

filed, on March 12, 2020, the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization (Technical Modifications) of McDermott International, Inc. and Its Debtor Affiliates [Docket No. 651] (together with the Amended Plan and the Second Amended Plan, the “Plan Amendments”); and

o.	operated their businesses and managed their properties during these Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The Court having:

a.

entered, on January 23, 2020, the Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Establishing Plan and Disclosure Statement Objection and Reply Deadlines and Related Procedures, (III) Approving the Form and Manner of Notice of Commencement, (IV) Approving the Rights Offering Procedures and Related Materials, (V) Waiving the Requirement that the U.S. Trustee Convene a Meeting of Creditors, (VI) Waiving the Requirement That the Debtors File Schedules and Statements, (VII) Approving the Form and Manner of Notice of Bid Deadlines and an Auction, and (VIII) Granting Related Relief [Docket No. 160] (the “Scheduling Order”);

b.

set March 12, 2020, at 9:00 a.m. (prevailing Central Time), as the date and time for the Combined Hearing, pursuant to sections 1125, 1126, 1128, and 1129 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018, as set forth in the Scheduling Order;

c.

reviewed the Plan, the Disclosure Statement, the Scheduling Motion, the Plan Supplement, the Confirmation Brief, the Voting Report, the Combined Notice, the Solicitation Affidavits, and all Filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and confirmation of the Plan, including all objections, statements, and reservations of rights;

d.	considered the sale transactions incorporated and described in the Plan;

e.	held the Combined Hearing;

f.	heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation;

g.	considered all oral representations, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation; and

h.	taken judicial notice of all pleadings and other documents Filed, all orders entered, and all evidence and arguments presented in these Chapter 11 Cases.

NOW, THEREFORE, it appearing to the Court that notice of the Combined Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement, the Technology Business Sale, and Confirmation having been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents Filed in support of approval of the Disclosure Statement, the Technology Business Sale, and Confirmation and other evidence presented at the Combined Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A. Findings and Conclusions.

1. The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B. Jurisdiction, Venue, and Core Proceeding.

2. This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. § 1334. Consideration of whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code constitutes a core proceeding as defined in 28 U.S.C. § 157(b)(2). This Court may enter a final order consistent with Article III of the United States Constitution. Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code.

C. Eligibility for Relief.

3. The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

D. Commencement and Joint Administration of these Chapter 11 Cases.

4. On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. In accordance with the Order Directing Joint Administration of Chapter 11 Cases [Docket No. 57], these Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these Chapter 11 Cases. No statutory committee of unsecured creditors or equity security holders has been appointed pursuant to section 1102 of the Bankruptcy Code in these Chapter 11 Cases.

E. Modifications to the Plan.

5. Pursuant to section 1127 of the Bankruptcy Code, the modifications in the Plan Amendments and any modifications to the Plan described or set forth in this Confirmation Order constitute technical or clarifying changes, changes with respect to particular Claims by agreement with holders of such Claims, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim or Interest under the Plan. These modifications are consistent with the disclosures previously made pursuant to the Disclosure Statement and notice of these modifications was adequate and appropriate under the facts and circumstances of these Chapter 11 Cases. In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Accordingly, the Plan is properly before this Court and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan.

F. Burden of Proof—Confirmation of the Plan.

6. The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation. In addition, and to the extent applicable, the Plan is confirmable under the clear and convincing evidentiary standard.

G. Notice.

7. As evidenced by the Solicitation Materials Affidavit and the Voting Report, the Debtors provided due, adequate, and sufficient notice of the commencement of these Chapter 11 Cases, the Disclosure Statement, the Plan, the Combined Hearing, and the opportunity to opt out of the Third-Party Release, together with all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement and the Plan to all bondholders of record, the full creditor matrix, the Core/2002 list, and all equity holders of record. Further, the Combined Notice was published in The New York Times and the Houston Chronicle on January 29, 2020 in compliance with Bankruptcy Rule 2002(I). Such notice was adequate and sufficient under the facts and circumstances of these Chapter 11 Cases in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and the Scheduling Order. No other or further notice is or shall be required.

H. Disclosure Statement.

8. The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act, and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein. The filing of the Disclosure Statement with the clerk of the Court satisfied Bankruptcy Rule 3016(b).

I. Ballots.

9. The Classes of Claims and Interests entitled under the Plan to vote to accept or reject the Plan (the “Voting Classes”) are set forth below:

Class	Designation

Class 5	2021 Letter of Credit Claims

Class 6A	2023 Letter of Credit Claims

Class 6B	Revolving Credit Claims

Class 6C	Term Loan Claims

Class 6D	Credit Agreement Hedging Claims

Class 7	Cash Secured Letter of Credit Claims

Class 9	Senior Notes Claims

10. The form of ballots attached to the Solicitation Affidavit as Exhibit A, Exhibit B, and Exhibit C (the “Ballots”) that the Debtors used to solicit votes to accept or reject the Plan from holders in the Voting Classes adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for holders in the Voting Classes to vote to accept or reject the Plan.

J. Solicitation.

11. As described in the Voting Report, the solicitation of votes on the Plan complied with the solicitation procedures set forth in Article IX of the Disclosure Statement (the “Solicitation Procedures”), was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and any other applicable rules, laws, and regulations, including the registration requirements under the Securities Act.

12. As described in the Voting Report and the Solicitation Materials Affidavit, as applicable, prior to the commencement of these chapter 11 cases, the Plan, the Disclosure Statement, the Combined Notice, and the Ballots (collectively, the “Solicitation Packages”) were transmitted and served, including to all holders in the Voting Classes, in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Bankruptcy Local Rules, the Scheduling Order, and any applicable nonbankruptcy law. Transmission and service of the Solicitation Packages was timely, adequate, and sufficient under the facts and circumstances of these Chapter 11 Cases. No further notice is required.

13. As set forth in the Voting Report, the Solicitation Packages were distributed to holders in the Voting Classes that held a Claim or Interest as of January 17, 2020 (the “Voting Record Date”). The establishment and notice of the Voting Record Date were reasonable and sufficient.

14. The period during which the Debtors solicited acceptances or rejections to the Plan was a reasonable and sufficient period of time for each holder in the Voting Classes to make an informed decision to accept or reject the Plan.

15. Under section 1126(f) of the Bankruptcy Code, holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 3 (Other Prepetition Financing Claims), Class 4 (Bilateral Facility Claims), Class 8 (Lloyds Letter of Credit Claims), and Class 10 (General Unsecured Claims) (collectively, the “Unimpaired Classes”) are Unimpaired and conclusively presumed to have accepted the Plan. The Debtors were not required to solicit votes from the holders of Claims and Interests in Class 13 (Existing Preferred Equity Interests in McDermott) and Class 14 (Existing Common Equity Interests in McDermott) (collectively, the “Deemed Rejecting Classes”), which were Impaired and deemed to reject the Plan. Holders of Claims and Interests in Class 11 (Intercompany Claims) and Class 12 (Existing Equity Interests Other Than in McDermott) (the “Deemed Accepting/Rejecting Classes” and, together with the Unimpaired Classes and the Deemed Rejecting Classes, the “Non-Voting Classes”) are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan.

16. Nevertheless, the Debtors served the Combined Notice or the Notice of Non-Voting Status and Opportunity to Opt Out on the entire creditor matrix and all equity holders of record, as applicable. The Notices adequately summarized the material terms of the Plan, including classification and treatment of claims and the release, exculpation, and injunction provisions of the Plan. Further, because the Opt Out Form was included in both the Ballots and the Notice of Non-Voting Status and Opportunity to Opt Out, every known stakeholder, including unimpaired creditors and equity holders, was provided with the means by which they can opt out of the Third-Party Release, including pre-addressed prepaid return envelopes. The Debtors served the Notices on the full creditor matrix and all equity holders of record.

K. Voting.

17. As evidenced by the Voting Report, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Disclosure Statement, and any applicable nonbankruptcy law, rule, or regulation.

L. Plan Supplement.

18. The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan and the Plan Amendments, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Local Rules, and all other applicable rules, laws, and requirements, and no other or further notice is required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan, and only consistent therewith, the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement before the Effective Date, subject to the terms of the Restructuring Support Agreement. The Core Notice Parties and holders of Claims and Interests were provided due, adequate, and sufficient notice of the Plan Supplement.

M. Rights Offering.

19. Following the entry of the Scheduling Order, the Debtors commenced the Rights Offering on February 7, 2020. No parties validly subscribed to receive Rights Offering Shares pursuant to the Rights Offering. Accordingly, the Debtors shall not be required to deliver any Rights Offering Shares to any party in accordance with the Rights Offering Procedures.

N. Certain Securities Law Matters.

20. The offering, issuance, and distribution of the New Common Stock and the New Warrants (including the New Common Stock that may be issuable upon exercise of the New Warrants), as contemplated by Article IV.F of the Plan and the New Warrants Agreements, shall be exempt from the registration requirements of section 5 of the Securities Act, and any other applicable United States laws requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 or the Bankruptcy Code, except to the extent they are subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code. Such New Common Stock and New Warrants (including the New Common Stock that may be issuable upon exercise of the New Warrants) will be freely tradable in the United States by the recipients thereof, other than any recipient that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code and subject to compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission applicable to affiliates of an issuer and such laws, rules and regulations, if any, applicable at the time of any future transfer of such New Common Stock and New Warrants (including the New Common Stock that may be issuable upon exercise of the New Warrants), subject to any applicable restrictions in the New Organizational Documents or the New Warrants Agreements. Nothing in the Plan or this Confirmation Order shall require the Securities and Exchange Commission to file a Proof of Claim in the Chapter 11 Cases.

21. The DTC, and any participants and intermediaries, if applicable, shall fully cooperate and facilitate distributions as applicable, pursuant to the Plan. If the ownership of the New Common Stock, the New Warrants, or the New Common Stock issuable upon exercise of the New Warrants is reflected through the facilities of DTC, neither the Debtors, the Reorganized Debtors, nor any other Person or Entity shall be required to provide any further evidence other than the Plan or this Confirmation Order with respect to the treatment of the New Common Stock, the New Warrants, or the New Common Stock issuable upon exercise of the New Warrants under applicable securities laws.

22. The DTC, if applicable, shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock or the New Warrants, including the New Common Stock that is issuable upon exercise of the New Warrants, are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock, the New Warrants, or the New Common Stock issuable upon exercise of the New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

O. Compliance with Bankruptcy Code Requirements—Section 1129(a)(1).

23. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

(i) Proper Classification—Sections 1122 and 1123.

24. The Plan satisfies the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code. Article III of the Plan provides for the separate classification of Claims and Interests into 17 Classes. Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classifications reflect no improper purpose and do not unfairly discriminate between, or among, holders of Claims or Interests. Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(ii) Specified Unimpaired Classes—Section 1123(a)(2).

25. The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code. Article III of the Plan specifies that Claims, as applicable, in the following Classes are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code:

Class	Claims and Interests

1	Other Secured Claims

2	Other Priority Claims

3	Other Prepetition Financing Claims

4	Bilateral Facility Claims

8	Lloyds Letter of Credit Claims

10	General Unsecured Claims

26. For the avoidance of doubt, holders of Intercompany Claims and Existing Equity Interests Other Than in McDermott are Unimpaired and conclusively presumed to have accepted the Plan, or are Impaired and deemed to reject the Plan, and, in either event, are not entitled to vote to accept or reject the Plan. Additionally, Article II of the Plan specifies that Allowed Administrative Claims, Professional Claims, and Priority Tax Claims will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan.

(iii) Specified Treatment of Impaired Classes—Section 1123(a)(3).

27. The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code. Article III of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Impaired Classes”) are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, and describes the treatment of such Classes:

Class	Claims and Interests

5	2021 Letter of Credit Claims

6A	2023 Letter of Credit Claims

6B	Revolving Credit Claims

6C	Term Loan Claims

6D	Credit Agreement Hedging Claims

Class	Claims and Interests

7	Cash Secured Letter of Credit Claims

9	Senior Notes Claims

13	Existing Preferred Equity Interests in McDermott

14	Existing Common Equity Interests in McDermott

(iv) No Discrimination—Section 1123(a)(4).

28. The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

(v) Adequate Means for Plan Implementation—Section 1123(a)(5).

29. The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code. The provisions in Article IV and elsewhere in the Plan, and in the exhibits and attachments to the Plan and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including regarding: (a) the general settlement of Claims and Interests; (b) authorization for the Debtors and/or Reorganized Debtors to take all actions necessary to effectuate the Plan, including those actions necessary to effect the Restructuring Transactions, including, without limitation, any restructuring transaction steps set forth in the Plan Supplement, as the same may be modified or amended from time to time prior to the Effective Date; (c) the Definitive Documents; (d) the adoption, authorization, and entry of the New Organizational Documents; (e) the funding and sources of consideration for the Plan distributions; (f) the reservation of equity for future distribution in accordance with the terms and conditions of the Management Incentive Plan; (g) the vesting of assets in the Reorganized Debtors; (h) except as otherwise provided in the Plan and Confirmation Order, the cancellation of existing securities and agreements; (i) the authorization, approval, and entry of the Exit Facilities, the New Common

Stock, and the New Warrants and entry into any agreements related to the same as set forth in the Plan or the Plan Supplement; (j) the authorization, approval, and entry of corporate actions under the Plan; (k) the creation of the Professional Escrow Account; (l) the appointment of the New Board; (m) the granting of new, and the continuation of existing, Liens and security interests to secure the Exit Facilities; and (n) the effectuation and implementation of documents and further transactions.

(vi) Voting Power of Equity Securities—Section 1123(a)(6).

30. The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code. In accordance with Article IV.K of the Plan, on or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. The New Organizational Documents will prohibit the issuance of non-voting equity Securities, thereby satisfying section 1123(a)(6).

(vii) Directors and Officers—Section 1123(a)(7).

31. The manner of selection of any officer, director, or trustee (or any successor of any officer, director, or trustee) of Reorganized McDermott will be determined in accordance with the New Organizational Documents, which is consistent with the interests of creditors and equity holders and with public policy. Accordingly, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

(viii) Impairment / Unimpairment of Classes—Section 1123(b)(1).

32. The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests.

(ix) Assumption—Section 1123(b)(2).

33. The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article V of the Plan provides that all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date. The assumption of Executory Contracts and Unexpired Leases may include the assignment of certain of such contracts and leases as set forth in the Restructuring Transactions Memorandum (as approved by the Required Consenting Lenders) attached as Exhibit H to the Plan Supplement.

(x) Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Section 1123(b)(3).

34. In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. In addition, the compromises and settlements embodied in the Plan and the negotiated support in the Restructuring Support Agreement preserve value by enabling the Debtors to avoid extended, value-eroding litigation that could delay the Debtors’ emergence from chapter 11 and the parties to the Restructuring Support Agreement have provided significant value to the Debtors and their Estates, and the compromises and settlements in the Plan are fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.

35. Article VIII.C of the Plan describes certain releases granted by the Debtors (the “Debtor Release”). The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Release. Such release is a necessary and integral element of the Plan, and is fair, reasonable, and in the best interests of the Debtors, the Estates, and holders of Claims and Interests. Also, the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by the Debtor Release; (c) given, and made, after due notice and opportunity for hearing; and (d) a bar to any of the Debtors asserting any Claim or Cause of Action released by the Debtor Release. Further, an independent committee of the Debtors’ board of directors analyzed and considered all potential claims and causes of action held by the Debtors and determined that granting the Debtor Release was appropriate and necessary under the circumstances.

36. The Debtor Release appropriately offers protection to parties that participated in the Debtors’ restructuring process. Each of the Released Parties made significant concessions and contributions to these Chapter 11 Cases. The Debtor Release for the Debtors’ current and former directors and officers is appropriate because the Debtors’ directors and officers share an identity of interest with the Debtors, supported the Plan and these Chapter 11 Cases, actively participated in meetings and negotiations during these Chapter 11 Cases, and have provided other valuable consideration to the Debtors to facilitate the Debtors’ reorganization. The Debtor Release for the parties to the Restructuring Support Agreement (which has broad support of parties across the Debtors’ capital structure) is appropriate because such parties supported the Plan, have agreed to equitize their Claims to deleverage the Debtors’ prepetition capital structure, have agreed to extend financing under the Exit Facility and have provided additional liquidity (including by providing debtor-in-possession financing under the DIP Credit Agreement) thereby providing valuable consideration to the Debtors to facilitate the Debtors’ reorganization.

37. The scope of the Debtor Release is appropriately tailored under the facts and circumstances of the Chapter 11 Cases. The Debtor Release is appropriate in light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Release to the Plan.

38. Article VIII.D of the Plan describes certain releases granted by the Releasing Parties (the “Third-Party Release”). The Third-Party Release is an integral part of the Plan. Like the Debtor Release, the Third-Party Release facilitated participation in the Restructuring Support Agreement, the Plan, and the chapter 11 process generally. The Third-Party Release was a critical and integral component of the Restructuring Support Agreement and the creditors’ agreement to support the Plan thereby preventing significant and time-consuming litigation regarding the parties’ respective rights and interests. The Third-Party Release was a core negotiation point in connection with the Restructuring Support Agreement and instrumental in developing a Plan that maximized value for all of the Debtors’ stakeholders. As such, the Third-Party Release appropriately offers certain protections to parties who constructively participated in the Debtors’ restructuring process by, among other things, supporting the Plan.

39. The Third-Party Release is consensual as to all parties in interest, including all Releasing Parties, and such parties in interest were provided notice of the chapter 11 proceedings, the Plan, the deadline to object to confirmation of the Plan, and received the Combined Notice or the Notice of Non-Voting Status and were properly informed that the Holders of Claims against or Interests in the Debtors that did not check the “Opt Out” box on the applicable Ballot or Opt Out Form, returned in advance of the Voting Deadline would be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all Claims and Causes of Action against the Debtors and the Released Parties. Additionally, the release provisions of the Plan were conspicuous, emphasized with boldface type in the Plan, the Disclosure Statement, the Ballots, the Notice of Non-Voting Status, and the Combined Notice. Further, holders in the Non-Voting Classes also received a pre-addressed prepaid return envelope to facilitate the submission of any opt out election.

40. The Third-Party Release provides finality for the Debtors, the Reorganized Debtors, and the Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtors. The Combined Notice sent to holders of Claims and Interests and published in The New York Times and the Houston Chronicle on January 29, 2020 and the Ballots sent to all holders of Claims and Interests entitled to vote on the Plan, in each case, unambiguously stated that the Plan contains the Third-Party Release. Such release is a necessary and integral element of the Plan, and are fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and all holders of Claims and Interests. Also, the Third-Party Release is: (a) specific in language and scope; (b) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is integral to the success of the Plan; (c) a condition to the good faith settlement and compromise of the claims released by the Third-Party Release; (d) in the best interests of the Debtors and all holders of Claims and Interests; (e) fair, equitable, and reasonable; (f) given and made after due notice and opportunity for hearing; and (g) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

41. The exculpation, described in Article VIII.E of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope. Without limiting anything in the Exculpation, each Exculpated Party has participated in these Chapter 11 Cases in good faith and is appropriately released and exculpated from any obligation, Cause of Action, or liability for any prepetition or postpetition act taken or omitted to be taken in connection with, relating to, or arising out of the Debtors’ restructuring efforts, the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpation, including its carve-out for actual fraud, gross negligence, or willful misconduct, is consistent with established practice in this jurisdiction and others.

42. The injunction provision set forth in Article VIII.F of the Plan is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Release, the Third-Party Release, and the Exculpation, and is narrowly tailored to achieve this purpose.

43. Pursuant to Article IV.S of the Plan and in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the Effective Date. The provisions regarding the preservation of Causes of Action in the Plan, including the Plan Supplement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

44. The release and discharge of mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article VIII.B of the Plan (the “Lien Release”) (subject in each case to the continuance of Liens to secure the Exit Facilities as provided in Article IV.F.1 of the Plan and the provisions of this Confirmation Order) is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests.

(xi) Additional Plan Provisions—Section 1123(b)(6)).

45. The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

(xii) Cure of Defaults —Section 1123(d).

46. Article V.C of the Plan provides for the satisfaction of Cure Claims associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, in the ordinary course of the Debtors’ business, on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree. If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. As such, the Plan provides that the Debtors will cure, or provide adequate assurance that the Debtors will promptly cure, defaults with respect to assumed Executory Contracts and Unexpired Leases in accordance with section 365(b)(1) of the Bankruptcy Code. On February 29, 2020, the Debtors filed the Assumed Executory Contracts and Unexpired Leases Schedule as Exhibit C to the Plan Supplement. As soon as was reasonably practicable thereafter, the Debtors served sufficient notice on the counterparties to the Assumed Executory Contracts and Unexpired Leases listed thereon. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

P. Debtor Compliance with the Bankruptcy Code—Section 1129(a)(2).

47. The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code. Specifically, each Debtor:

a.	is an eligible debtor under section 109, and a proper proponent of the Plan under section 1121(a), of the Bankruptcy Code;

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and

c.

complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Bankruptcy Local Rules, any applicable nonbankruptcy law, rule and regulation, the Scheduling Order, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

Q. Plan Proposed in Good Faith—Section 1129(a)(3).

48. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In so determining, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan, the Restructuring Support Agreement, the negotiation of the Technology Business Sale, the process leading to Confirmation, including the overwhelming support of holders of Claims and Interests for the Plan, and the transactions to be implemented pursuant thereto. These Chapter 11 Cases were Filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to implement the Restructuring Transactions, reorganize, and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources.

49. The Plan is the product of good faith, arm’s-length negotiations by and among the Debtors and the Consenting Stakeholders, among others. The Plan itself and the process leading to its formulation provides independent evidence of the Debtors’ and such other parties’ good faith, serves the public interest, and assures fair treatment of holders of Claims and Interests. Consistent with the overriding purpose of chapter 11, the Debtors filed the Chapter 11 Cases with the belief that the Debtors were in need of reorganization, and the Plan was negotiated and proposed with the intention of accomplishing a successful reorganization and maximizing stakeholder value and for no ulterior purpose. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

R. Payment for Services or Costs and Expenses—Section 1129(a)(4).

50. The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

S. Directors, Officers, and Insiders—Section 1129(a)(5).

51. The identities of or process for appointment of the Reorganized Debtors’ directors and officers proposed to serve after the Effective Date were disclosed (to the extent known) in the Plan Supplement. Accordingly, the Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code.

T. No Rate Changes—Section 1129(a)(6).

52. Section 1129(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission.

U. Best Interest of Creditors—Section 1129(a)(7).

53. The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis attached as Exhibit D to the Disclosure Statement and the other evidence related thereto in support of the Plan that was proffered, prior to, or in connection with the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that holders of Allowed Claims and Interests in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code.

V. Acceptance by Certain Classes—Section 1129(a)(8).

54. The Plan does not satisfy the requirements of section 1129(a)(8) of the Bankruptcy Code. Classes 1, 2, 3, 4, 8, and 10 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. The Voting Classes, Classes 5, 6A, 6B, 6C, 6D, 7, and 9 have voted to accept the Plan. Holders of Claims and Interests in Classes 11 and 12 are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan. However, holders of Interests in Classes 13 and 14 receive no recovery on account of their Interests pursuant to the Plan and are deemed to have rejected the Plan. Notwithstanding the foregoing, the Plan is confirmable because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

W. Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9).

55. The treatment of Allowed Administrative Claims, Professional Claims, and Priority Tax Claims under Article II of the Plan, and of Other Priority Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

X. Acceptance by At Least One Impaired Class—Section 1129(a)(10).

56. The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Report, the Voting Classes, each of which is impaired, voted to accept the Plan by the requisite numbers and amounts of Claims and Interests, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code), as specified under the Bankruptcy Code.

Y. Feasibility—Section 1129(a)(11).

57. The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The financial projections attached to the Disclosure Statement and the other evidence supporting Confirmation of the Plan proffered by the Debtors at, or prior to, the Combined Hearing (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.

Z. Payment of Fees—Section 1129(a)(12).

58. The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Article XII.C of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

AA. Continuation of Employee Benefits—Section 1129(a)(13).

59. The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Except as otherwise specified in the Plan, Article IV.R of the Plan provides that all employee wages, compensation, and benefit programs in place as of the Effective Date shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. From and after the Effective Date, all retiree benefits, as defined in section 1114 of the Bankruptcy Code, if any, shall continue to be paid in accordance with applicable law.

BB. Non-Applicability of Certain Sections—Sections 1129(a)(14), (15), and (16).

60. Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases. The Debtors owe no domestic support obligations, are not individuals, and are not nonprofit corporations.

CC. “Cram Down” Requirements—Section 1129(b).

61. The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Notwithstanding the fact that the Deemed Rejecting Classes have been deemed to reject the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code. First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. Second, the Plan is fair and equitable with respect to the Deemed Rejecting Classes. The Plan has been proposed in good faith, is reasonable and meets the requirements that (a) no holder of any Claim or Interest that is junior to each such Class will receive or retain any property under the Plan on account of such junior Claim or Interest and (b) no holder of a Claim in a Class senior to such Class is receiving more than 100% on account of its Claim. Accordingly, the Plan is fair and equitable to all holders of Claims and Interests in the Deemed Rejecting Classes. Third, the Plan does not discriminate unfairly with respect to the Deemed Rejecting Classes because similarly situated creditors and interest holders will receive substantially similar treatment on account of their Claims and Interests irrespective of Class.    The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

DD. Only One Plan—Section 1129(c).

62. The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan Filed in each of these Chapter 11 Cases.

EE. Principal Purpose of the Plan—Section 1129(d).

63. No Governmental Unit has requested that the Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. As evidenced by its terms, the principal purpose of the Plan is not such avoidance. Accordingly, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.

FF. Good Faith Solicitation—Section 1125(e).

64. The Debtors and the parties to the Restructuring Support Agreement—the Company Parties, the Consenting 2021 LC Lenders, the Consenting 2023 LC Lenders, the Consenting Revolving Lenders, the Consenting Term Lenders, the Consenting Cash Secured LC Issuers, the Consenting Superpriority Term Lenders, the Consenting Superpriority LC Lenders, and the Consenting Noteholders, and with respect to each of the foregoing parties, each of such party’s current and former predecessors, successors, affiliates (regardless of whether such interests are held directly or indirectly), and any and all affiliates, directors, officers, members, managers, shareholders, partners, employees, attorneys, and advisors of each of the foregoing, as applicable—have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to support and consummation of the Plan, including the execution, delivery, and performance of the Restructuring Support Agreement, the extension of financing under the Exit Facilities, the issuance of the New Common Stock and the New Warrants, and solicitation of acceptances of the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

GG. Satisfaction of Confirmation Requirements.

65. Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

HH. Likelihood of Satisfaction of Conditions Precedent to the Effective Date.

66. Each of the conditions precedent to the Effective Date, as set forth in Article IX.A of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Article IX.B of the Plan, including with respect to the Pipes Entities.

II. Implementation.

67. All documents necessary to implement the Plan and all other relevant and necessary documents (including the Restructuring Support Agreement, the Exit Facility Documents, the New Organizational Documents, and the New Warrants Agreements) have been negotiated in good faith and at arm’s-length and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and shall not be in conflict with any federal or state law.

JJ. Disclosure of Facts.

68. The Debtors have disclosed all material facts regarding the Plan, including with respect to consummation of the Exit Facilities, the New Organizational Documents, the New Warrants Agreements, and the fact that each applicable Debtor will emerge from its Chapter 11 Case as a validly existing corporation, limited liability company, partnership, or other form, as applicable, with separate assets, liabilities, and obligations.

KK. Good Faith.

69. The Debtors and their respective directors, officers, management, counsel, advisors, and other agents have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal. Accordingly, the Debtors or the Reorganized Debtors, as appropriate, and their respective officers, directors, and advisors have been, are, and will continue to act in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order and the Plan to reorganize the Debtors’ businesses and effectuate the Exit Facilities, the New Organizational Documents, the New Warrants Agreements, and the other Restructuring Transactions.

LL. Essential Element of the Plan.

70. The Exit Facilities, Exit Facility Documents, the New Organizational Documents, and the New Warrants Agreements are essential elements of the Plan, are necessary for Confirmation and Consummation of the Plan, and are critical to the overall success and feasibility of the Plan. The Debtors have exercised sound business judgment in deciding to pursue and enter into the Exit Facilities, the New Organizational Documents, and the New Warrants Agreements and have provided adequate notice thereof. The Exit Facilities were negotiated in good faith and at arm’s-length among the Debtors and the Exit Facility Agents and Exit Facility Lenders, and any credit extended and loans made to the Reorganized Debtors by the Exit Facility Lenders and any fees and expenses paid thereunder are deemed to have been extended, issued, and made in good faith. The Debtors have provided sufficient and adequate notice of the material terms of the Exit Facilities, the New Organizational Documents, and the New Warrants Agreements to all parties in interest in these Chapter 11 Cases. The execution, delivery, or performance by the Debtors or the Reorganized Debtors, as applicable, of any of the Exit Facility Documents, the New Organizational Documents, the New Warrants Agreements, and any agreements related thereto and compliance by the Debtors or the Reorganized Debtors, as applicable, with the terms thereof is authorized by, and will not conflict with, the terms of the Plan or this Confirmation Order.

ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1. Disclosure Statement. The Disclosure Statement is approved in all respects.

2. Ballots. The forms of Ballots attached to the Solicitation Affidavit as Exhibit A (Joint Ballot), Exhibit B (Class 9 Master Ballot), and Exhibit C (Class 9 Beneficial Ballot) are approved.

3. Solicitation Procedures. The Solicitation Procedures utilized by the Debtors for distribution of the Solicitation Packages, as set forth in the Scheduling Motion, the Confirmation Brief, and the Voting Report, in soliciting acceptances and rejections of the Plan satisfy the requirements of the Bankruptcy Code and the Bankruptcy Rules and are approved. The procedures used for tabulations of votes to accept or reject the Plan as set forth in the Voting Report and as provided by the Ballots are approved.

4. Notices. The publication and service of the Notices is deemed to be sufficient and appropriate under the circumstances. The form of the Combined Notice attached as Exhibit 1 to the Scheduling Order, the Notice of Non-Voting Status and Opportunity to Opt Out, substantially in the form attached as Exhibit 2 to the Scheduling Order, and service thereof comply with the requirements of the Bankruptcy Code and the Bankruptcy Rules under the circumstances of these Chapter 11 Cases and are approved.

5. Voting Record Date. January 17, 2020, as the Voting Record Date, and February 19, 2020, as the Voting Deadline, are hereby established and approved with respect to the solicitation of votes to accept, and voting on, the Plan.

6. Tabulation Procedures. The procedures used for tabulations of votes to accept or reject the Plan as set forth in the Scheduling Motion, the Voting Report, and the Ballots are approved.

7. Confirmation of the Plan. The Plan is approved in its entirety and CONFIRMED under section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Confirmation Order.

8. Approval of the Technology Business Sale. The findings of fact and conclusions of law set forth on Exhibit C to this Order as to the sale of Lummus Assets and Interests under the Purchase Agreement to Illuminate Buyer, LLC are incorporated herein by reference as if set forth in full herein, and are an integral part of this Order.

9. Approval of the Pipes Business Sale. The Debtors have provided adequate and sufficient notice of the Pipes Business Sale under the facts and circumstances of these cases. Upon entry of this Confirmation Order, pursuant to sections 1123 and 363 of the Bankruptcy Code, the Pipes Business Sale set forth in the Pipes Business Sale Documents, and all transactions contemplated thereby, are authorized and approved, subject to the consent of the Required Consenting Lenders. The Debtors are authorized, but not directed, to enter into and perform under the Pipes Business Sale Documents without further order of this Court. The Debtors and each other party to the Pipes Business Sale Documents are hereby authorized, without further order of the Court, to take any and all actions necessary or appropriate to (a) consummate the Pipes Business Sale in accordance with the Plan, the DIP Credit Agreement, the Pipes Business Sale Documents, and this Order, (b) perform, consummate, implement and close fully the Pipes Business Sale Documents together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Pipes Business Sale pursuant to the Pipes Business Sale Documents, (c) perform, consummate, and implement any preparatory transactions and any other actions as may be necessary or appropriate to effect a corporate restructuring of the Debtors’ and the Reorganized Debtors’ respective businesses or corporate structure in order to effectuate the Pipes Business Sale, including, without limitation, by issuance of any necessary Securities, notes, instruments, certificates, and other documents or any necessary inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, and (d) apply the proceeds of the Pipes Business Sale in accordance with the terms of the DIP Credit Agreement, the Plan, and, to the extent consummated after the Effective Date, the Exit Facility Documents. For the avoidance of doubt, nothing in the Plan or this Confirmation Order shall require the Debtors or the Pipes Buyers to effectuate or close the Pipes Business Sale.

10. Notwithstanding anything herein to the contrary but subject in all respects to the Pipes Business Sale Documents, and regardless of whether or not the Effective Date shall have occurred or will occur with respect to the Non-Pipes Debtors, effective on and subject to the closing of the Pipes Business Sale:

a. Pursuant to sections 105(a), 363(b), 363(f), and 1123 of the Bankruptcy Code, the Pipes Interests shall be transferred to the Pipes Buyers free and clear of any and all Liens, Claims, Interests, charges, and other encumbrances of any kind or nature;

b. Consistent with the DIP Credit Agreement, the DIP Financing Orders, and the Exit Facility Documents, as applicable, all Liens, Claims, Interests, charges, and other encumbrances on Pipes Interests securing any obligations of the Debtors or the Reorganized Debtors prior to the closing of the Pipes Business Sale shall attach to the proceeds of the Pipes Business Sale, in the order of their priority, with the same validity, force and effect, if any, which they had against such Pipes Interests prior to the closing of the Pipes Business Sale;

c. Neither the Pipes Buyers nor any of their affiliates are or shall be deemed to: (a) be legal successors to the Non-Pipes Debtors or their estates by reason of any theory of law or equity, (b) have, de facto or otherwise, merged with or into the Non-Pipes Debtors, or (c) be an alter ego or a mere continuation or substantial continuation or successor of the Non-Pipes Debtors in any respect;

d. Neither the Pipes Buyers nor any of their affiliates shall assume or in any way be responsible for any liability or obligation of any of the Non-Pipes Debtors and/or their estates;

e. Solely with respect to the Pipes Interests and not with respect to any proceeds thereof, each holder of any Liens, Claims, Interests, charges, and other encumbrances of any kind or nature against the Pipes Interests shall be deemed to have waived and released such Liens, Claims, Interests, charges, and other encumbrances of any kind or nature, without regard to whether such holder has executed or filed any applicable release. Any such holder of such Liens, Claims, Interests, charges, and other encumbrances of any kind or nature is directed to execute and deliver any waivers, releases, or other related documentation reasonably requested by the Debtors or the Pipes Buyer to evidence the release of its Liens, Claims, Interests, charges, and other encumbrances of any kind or nature in the Pipes Interests; provided that such documentation does not release any Liens, Claims, Interests, charges, and other encumbrances in the proceeds of the Pipes Interests. Any person or entity that has filed any financing statements, mortgages, deeds of trust, mechanic’s liens, lis pendens, or any other documents or agreements evidencing a Lien on the Pipes Interests is directed to deliver to the Debtors prior to the closing of the Pipes Business Sale, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, or releases of all Liens which the person or entity has with respect to the Pipes Interests; provided that such documentation does not release any Liens, Claims, Interests, charges, and other encumbrances in the proceeds of the Pipes Interests;

f. In the event that such termination statements, instruments of satisfaction, or releases of all Liens are not filed in accordance with the foregoing paragraph, the Pipes Buyer is hereby authorized to file, register, or otherwise record a certified copy of this Confirmation Order, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all Liens against the Pipes Interests of any kind or nature whatsoever but shall not release any Liens in respect of the proceeds of the Pipes Interests;

g. This Confirmation Order, if filed, registered, or otherwise recorded, shall be effective as a conclusive determination that all Liens, Claims, Interests, charges, and other encumbrances of any kind or nature existing as to the Pipes Interests prior to the closing of the Pipes Business Sale have been unconditionally released, discharged, and terminated and that the conveyances described herein have been effected and that such Liens, Claims, Interests, charges, and other encumbrances have attached to the proceeds of the Pipes Interests; provided that this Confirmation Order shall be binding and effective regardless of whether any such filing, registration, or recordation occurs.;

h. The Pipes Business Sale Documents and the Pipes Business Sale are not subject to rejection or avoidance (whether through any avoidance, fraudulent transfer, preference or recovery, claim, action or proceeding arising under chapter 5 of the Bankruptcy Code or under any similar state or federal Law or any other cause of action) by the Debtors, any chapter 7 or chapter 11 trustee of the Debtors’ bankruptcy estates, or any other person or entity. The Pipes Business Sale Documents, this Confirmation Order, and the Debtors’ obligations therein and herein shall not be altered, impaired, amended, rejected, discharged, or otherwise affected by any chapter 11 plan proposed or confirmed in these bankruptcy cases, including the Plan, any other order confirming any chapter 11 plan, or any subsequent order of this Court without the prior written consent of the Pipes Buyers;

i. Any amounts that become payable by any of the Debtors to the Pipes Buyers pursuant to the Pipes Business Sale Documents shall (a) be entitled to administrative expense claim status under sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code; (b) not be subordinate to any other administrative expense claim against the Debtors; (c) not be altered, amended, discharged or affected by any chapter 11 plan proposed or confirmed in these Chapter 11 Cases; (d) be paid by the applicable Debtors in the time and manner provided for in the Pipes Business Sale Documents without further order of this Court; and (e) not be subject to any bar date in these Chapter 11 Cases or any requirement to file any request for allowance of administrative claim or proof of claim;

j. Neither the Debtors, the Pipes Buyers, nor any parent or affiliate of the Pipes Buyers have engaged in any conduct that would cause or permit the Pipes Business Sale Documents or the Pipes Sale to be avoided under section 363(n) of the Bankruptcy Code;

k. The Pipes Buyers are good-faith purchasers under section 363(m) of the Bankruptcy Code and, as such, are entitled to all of the protections afforded thereby;

l. The Pipes Entities shall not have any liability arising out of or in connection with (i) Professional Claims incurred by the Pipes Entities prior to the closing or any obligation to fund the Professional Fee Escrow, (ii) Restructuring Expenses and any consent fees, (iii) the Restructuring Support Agreement and any fees or obligations thereunder, (iv) the Exit Facilities or the Lloyds LC Exit Facility, (v) the DIP Cash Secured Letter of Credit Claims or the DIP Claims, and (vi) any adequate protection claims under the DIP Financing Orders, Bankruptcy Code § 507(b), or otherwise;

m. Subject to the terms of the Pipes Business Sale Documents (which shall be in a form acceptable to the Required Consenting Lenders), any consent rights in the Restructuring Support Agreement, the Plan, or this Confirmation Order of any Person or Entity other than the Pipes Entities as Reorganized Debtors shall not be enforceable against or apply to the Pipes Entities; and

n. The Plan, as applied to the Pipes Entities, may become effective, and the Effective Date may occur, with respect to the Pipes Entities regardless of whether or not the Effective Date shall have occurred or will occur with respect to the Non-Pipes Debtors, and following the closing of the Pipes Business Sale in accordance with the Plan and the Pipes Business Sale Documents, the Plan, as applied to the Pipes Entities, shall continue to be effective as to the Pipes Entities even in the event that the Effective Date with respect to the Non-Pipes Debtors never occurs.

11. Objections Overruled. All objections and all reservations of rights pertaining to approval of the Disclosure Statement and Confirmation of the Plan that have not been withdrawn, waived, or settled are hereby OVERRULED and DENIED on the merits.

12. Deemed Acceptance of Plan. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims and Interests who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan.

13. No Action Required. Under the provisions of the Delaware General Corporation Law, including section 303 thereof, and the comparable provisions of the Delaware Limited Liability Company Act, the Texas Business Organizations Code (including section 101.606 thereof), section 1142(b) of the Bankruptcy Code, and any other comparable provisions under applicable law, no action of the respective directors, equity holders, managers, or members of the Debtors is required to authorize the Debtors to enter into, execute, deliver, File, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the Restructuring Transactions, and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including the Exit Facility Documents, the New Organizational Documents, the New Warrants Agreements, and the appointment and election of the members of the New Board and the officers, directors, and/or managers of each of the Reorganized Debtors.

14. Binding Effect. Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether holders of such Claims or Interests have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

15. Incorporation by Reference. The terms and provisions of the Plan, including the terms of the Purchase Agreement, and the exhibits thereto are incorporated by reference and are an integral part of this Order. The terms of the Plan, the Plan Supplement, all exhibits thereto, the Purchase Agreement, and all other relevant and necessary documents shall, on and after the Effective Date, be binding in all respects upon, and shall inure to the benefit of, the Debtors, their Estates and their creditors, and their respective successors and assigns, non-debtor affiliates, any affected third parties, all holders of equity interests in the Debtors, all holders of any Claims, whether known or unknown, against the Debtors, any holders of Claims against or on all or any portion of the Acquired Assets owned by the Debtors, including, but not limited to all contract counterparties, Borrowers, leaseholders, governmental units, and any trustees, examiners, administrators, responsible officers, estate representatives, or similar entities for the Debtors, if any, subsequently appointed in any of the Chapter 11 Cases or upon a conversion to chapter 7 under the Bankruptcy Code of any of the Chapter 11 Cases, and each of their respective affiliates, successors, and assigns.

16. Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions Memorandum), or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

17. Effectiveness of All Actions. All actions contemplated by the Plan, including all actions in connection with the Exit Facility Documents, the New Organizational Documents, and the New Warrants Agreements are hereby effective and authorized to be taken on, prior to, or after the Effective Date, as applicable, under this Confirmation Order, without further application to, or order of the Court, or further action by the respective officers, directors, managers, members, or equity holders of the Debtors or the Reorganized Debtors and with the effect that such actions had been deemed taken by unanimous action of such officers, directors, managers, members, or equity holders.

18. Restructuring Transactions. The Debtors or Reorganized Debtors, as applicable, are hereby authorized, immediately upon entry of this Confirmation Order, to enter into and effectuate the Restructuring Transactions, including the entry into and consummation of the transactions contemplated by the Restructuring Support Agreement, the New Organizational Documents, the New Warrants Agreements, and/or the Plan, as the same may be modified in accordance with the Restructuring Support Agreement from time to time prior to the Effective Date (including, without limitation, any restructuring transaction steps set forth in the Restructuring Transactions Memorandum (as approved by the Required Consenting Lenders) or other exhibits to the Plan Supplement), and may take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided in the Plan. Any transfers of assets, Claims, or equity interests effected or any obligations incurred through the Restructuring Transactions (including the deemed contributions of Claims as set forth in the Restructuring Transactions Memorandum) are hereby approved and shall not constitute fraudulent conveyances or fraudulent transfers or otherwise be subject to avoidance. Except as otherwise provided in the Plan, each Reorganized Debtor, as applicable, shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, under the applicable law in the jurisdiction in which such applicable Debtor is incorporated or formed. Except as required under the Restructuring Support Agreement, the Debtors or the Reorganized Debtors, as applicable, are authorized to take any and all actions necessary to effectuate the novation of any contracts of McDermott International, Inc. in accordance with the Restructuring Transactions Memorandum (as approved by the Required Consenting Lenders) without the need to seek any third-party consents, corporate approvals, or further approvals of this Court. The Debtors or Reorganized Debtors, as applicable, are hereby authorized, immediately upon entry of this Confirmation Order, without the need to seek any third-party consents, corporate approvals, or further approvals of this Court, to take any and all actions necessary to implement the Restructuring Transactions contemplated by the Restructuring Transactions Memorandum (as approved by the Required Consenting Lenders).

19. Cancellation of Existing Securities and Agreements. On the Effective Date, except to the extent otherwise provided in the Exit Facility Documents, the Plan (including, without limitation, under Article IV.F.1 of the Plan), or this Confirmation Order, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to the Plan or this Confirmation Order. On the Effective Date, all equity interests of McDermott International Inc. shall be cancelled, including, without limitation, the Existing Preferred Equity Interests, Existing Common Equity Interests, and any share certificates representing any equity interests in McDermott International Inc. Following the cancellation of its equity interests, the dissolution of McDermott International Inc. shall be effectuated by any means available under the laws of the Republic of Panama.

20. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI of the Plan, to the extent cancelled pursuant to this paragraph, the Senior Notes Indenture shall continue in effect solely to the extent necessary to: (1) permit holders of Claims under the Senior Notes Indenture to receive their respective Plan Distributions, if any; (2) permit the Reorganized Debtors and the Disbursing Agent, as applicable, to make Plan Distributions on account of the Allowed Claims under the Senior Notes Indenture; (3) permit the Senior Notes Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan; (4) allow the Senior Notes Trustee to enforce its rights, claims, and interests against any party other than the Debtors; (5) preserve any rights of the Senior Notes Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to holders of Claims under the Senior Notes Indenture, including any rights to priority of payment and/or to exercise charging liens; and (6) permit the Senior Notes Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the Senior Notes Trustee or other holders of Claims under Senior Notes Indenture. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI of the Plan and subject to but without limiting paragraph 97 hereof, the DIP Credit Agreement, the Superpriority Credit Agreement, 2021 LC Agreement, and the Credit Agreement shall continue in effect to: (1) permit holders of Claims under the DIP Credit Agreement, the 2021 LC Agreement, and the Credit Agreement to receive their respective Plan Distributions, if any; (2) permit the Reorganized Debtors and the Disbursing Agent, as applicable, to make Plan Distributions on account of the Allowed Claims under the DIP Credit Agreement, the 2021 LC Agreement, and the Credit Agreement, as applicable; (3) permit each of the DIP Agents, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the Superpriority Term Loan Agent, and the Superpriority Revolving Administrative Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the DIP Financing Orders, the Plan, and this Confirmation Order; (4) allow each of (x) the Revolving and LC Administrative Agent and any issuer of a letter of credit under the Credit Agreement to enforce its rights, claims, and interests against any Defaulting Lender (as defined in the Credit Agreement) solely with respect to such Defaulting Lender’s failure to perform its funding obligations under the Credit

Agreement; and (y) the 2021 LC Administrative Agent and any issuer of 2021 Letters of Credit to enforce its rights, claims and interests against any Defaulting Participant (as defined in the 2021 LC Agreement) solely with respect to such Defaulting Participant’s failure to perform its funding obligations under the 2021 LC Agreement; (5) permit each of the DIP Agent, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, Superpriority Term Loan Agent, and the Superpriority Revolving Administrative Agent, to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the DIP Agent, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent and the Superpriority Term Loan Agent or other holders of Claims under the DIP Credit Agreement, the Superpriority Credit Agreement, the 2021 LC Agreement, and the Credit Agreement and (6) preserve the rights and obligations of the parties under the Exit Facility Documents. Except as provided in the Plan (including Article VI thereof), this Confirmation Order and the Exit Facilities, on the Effective Date, the DIP Agents, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the Superpriority Term Loan Agent, the Superpriority Revolving Administrative Agent and the Senior Notes Trustee, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Credit Agreement, the Superpriority Credit Agreement, the 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture, as applicable. To the extent cancelled in accordance with this Confirmation Order, the commitments and obligations (if any) of the holders of the Senior Notes and the lenders under the DIP Credit Agreement, the Superpriority Credit Agreement, the Credit Agreement, and the 2021 LC Agreement to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the DIP Credit Agreement, the 2021 LC Agreement, the Superpriority Credit Agreement the Credit Agreement, and the Senior Notes Indenture, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.

21. Distributions. The procedures governing distributions contained in Article VI of the Plan shall be, and hereby are, approved in their entirety.

22. Preservation of Rights of Action. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including but not limited to any actions specifically enumerated in the Plan Supplement, as set forth in the Plan. The Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, the Debtors’ failure to list any Causes of Action in the Disclosure Statement, the Plan, the Plan Supplement, or otherwise in no way limits the rights of the Reorganized Debtors as set forth above. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized

Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objecting party for thirty (30) days, such objection shall be resolved by the Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action. The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

23. Subordination. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto; provided that the Debtors shall not be permitted to reclassify the Claims of the Prepetition Secured Parties (as defined in the DIP Financing Orders).

24. Release of Liens. Except as otherwise provided in the Exit Facility Documents, the Plan, this Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any holder of such Secured Claim (and the applicable agents for such holder) shall hereby be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of this Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

25. To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agents that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.

26. Exit Facilities. On the Effective Date, the Reorganized Debtors shall enter into the Exit Facilities (the terms of which will be set forth in the Exit Facility Documents). To the extent applicable, entry of this Confirmation Order shall be deemed (a) approval of the Exit Facilities (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Exit Facilities, including the Exit Facility Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facilities.

27. As of the Effective Date, upon the granting or continuation of Liens in accordance with the Plan and the Exit Facility Documents, such Liens shall constitute valid, binding, enforceable, and automatically perfected Liens in the collateral specified in the Exit Facility Documents. The Exit Facility Agents or holder(s) of Liens under the Exit Facility Documents are authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests granted to secure the obligations arising under the Exit Facility Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of such Liens and security interests shall be as set forth in the Exit Facility Documents. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and this Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of this Confirmation Order), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

28. Lloyds LC Exit Facility. On the Effective Date, the Reorganized Debtors and Lloyds LC Bank shall enter into the Lloyds LC Exit Facility. To the extent applicable, entry of this Confirmation Order shall be deemed (a) approval of the Lloyds LC Exit Facility (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith) and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Lloyds LC Exit Facility and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person as may be necessary to consummate the Lloyds LC Exit Facility.

29. New Organizational Documents and the New Warrants Agreements. The terms of any New Organizational Documents (or the term sheets thereof) attached to the Plan Supplement as Exhibit A and the terms of the New Warrants Agreements attached to the Plan Supplement as Exhibit I are approved in all respects. To the extent any New Organizational Document is not attached to the Plan Supplement as of the entry of this Confirmation Order, such New Organizational Document shall be filed with the Bankruptcy Court prior to the Effective Date, and such New Organizational Document is approved to the extent it is consistent with this Confirmation Order, the Plan, the Plan Supplement, and the Restructuring Support Agreement (including any applicable consent rights therein). The obligations of the applicable Reorganized

Debtors related thereto, will, upon execution, constitute legal, valid, binding, and authorized obligations of each of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms and not in contravention of any state or federal law. On the Effective Date, without any further action by the Court or the directors, officers, or equity holders of any of the Reorganized Debtors, each Reorganized Debtor, as applicable, will be and is authorized to enter into the New Organizational Documents, the New Warrants Agreements, and all related documents, to which such Reorganized Debtor is contemplated to be a party on the Effective Date. In addition, on the Effective Date, without any further action by the Court or the directors, officers or equity holders of any of the Reorganized Debtors, each applicable Reorganized Debtor will be and is authorized to: (a) execute, deliver, file, and record any other contracts, assignments, certificates, instruments, agreements, guaranties, or other documents executed or delivered in connection with the New Organizational Documents and the New Warrants Agreements; (b) issue the New Common Stock and the New Warrants (including the New Common Stock that may be issuable upon exercise of the New Warrants); (c) perform all of its obligations under the New Organizational Documents and the New Warrants Agreements; and (d) take all such other actions as any of the responsible officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the New Organizational Documents and the New Warrants Agreements. Notwithstanding anything to the contrary in this Confirmation Order or Article XI of the Plan, after the Effective Date, any disputes arising under the New Organizational Documents and the New Warrants Agreements will be governed by the jurisdictional provisions therein.

30. Compromise of Controversies. In consideration for the distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved under the Plan and the entry of this Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019.

31. Treatment of Executory Contracts and Unexpired Leases. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, the Plan provides for the assumption or rejection of certain Executory Contracts and Unexpired Leases. The Debtors’ determinations regarding the assumption or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan and are in the best interests of the Debtors, their Estates, holders of Claims or Interests, and other parties in interest in these Chapter 11 Cases.

32. Assumption of Contracts and Leases. On the Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Court, under section 365 of the Bankruptcy Code, other than those Executory Contracts and Unexpired Leases that are: (1) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date. The payment of Cures, if any, shall be paid in accordance with Article V.C of the Plan. The assumption of Executory Contracts and Unexpired Leases may include the assignment of certain of such contracts and leases as set forth in the Restructuring Transactions Memorandum attached as Exhibit H to the Plan Supplement. Each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition executory or unexpired nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, all obligations under assumed Executory Contracts shall be performed by the Reorganized Debtors whether such obligation arises prior to or after the Effective Date.

33. Unless otherwise provided in this Order or the Plan, assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to Article V.C of the Plan shall result in the full release and satisfaction of all nonmonetary defaults and Cure Amounts, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any monetary defaults shall be reconciled and paid in the ordinary course of the Debtors’ or the Reorganized Debtors’ business, as applicable; provided that the reconciliation, settlement, and payment of monetary defaults over $7.5 million in respect of any single Executory Contract or Unexpired Lease or group of related Executory Contracts or Unexpired Leases prior to or on the Effective Date shall be subject to the approval of the Required Consenting Lenders. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to this Confirmation Order, and for which any Cure has been fully paid pursuant to Article V.C of the Plan shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.

34. To the extent provided in the Plan, all existing employment agreements, indemnification agreements, or other agreements between the Debtors and the Debtors’ current and former employees are hereby assumed and/or assumed and assigned to the applicable Reorganized Debtor on the Effective Date and in accordance with the provisions and requirements of section 365 and 1123 of the Bankruptcy Code.

35. The period to assume or reject an unexpired lease for nonresidential real property under which a Debtor is the lessee will be deemed to be extended to the earlier of the Effective Date or August 18, 2020, pursuant to section 365(d)(4) of the Bankruptcy Code, without such Debtor being required to file a motion with this Court.

36. Indemnification. As of the Effective Date, the New Organizational Documents of each Reorganized Debtor shall, consistent with applicable law, provide for the reinstatement of all indemnification provisions in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date; provided that the Reorganized Debtors shall not indemnify officers, directors, managers, employees, attorneys, accountants, investment bankers, or other professionals of the Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct. Notwithstanding the foregoing, in the event of the closing of the Pipes Business Sale, the Pipes Entities shall maintain such indemnification obligations only to the extent required under the Pipes Business Sale Documents.

37. Directors’ and Officers’ Liability Insurance. Notwithstanding anything in this Confirmation Order to the contrary, the Reorganized Debtors are hereby approved to assume all of the Debtors’ unexpired D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Notwithstanding anything to the contrary contained in this Confirmation Order, any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies shall not be discharged, impaired, or otherwise modified, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan, as to which no Proof of Claim need be filed. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the insurers on the D&O Liability Insurance Policies are authorized to continue to make payments or otherwise satisfy any prepetition or postpetition claims arising under the D&O Liability Insurance Policies in the ordinary course of business.

38. After the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date. Notwithstanding the foregoing, in the event of the closing of the Pipes Business Sale, the Pipes Entities shall maintain such D&O Liability Insurance Policies (including any “tail policy”) only to the extent required under the Pipes Business Sale Documents.

39. Authorization to Consummate. The Debtors are authorized to consummate the Plan after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX of the Plan. Notwithstanding the foregoing, if the conditions precedent to the closing of the Pipes Business Sale shall have been satisfied in accordance with the Pipes Business Sale Documents (as approved by the Required Consenting Lenders), then the conditions set forth in Article IX of the Plan (other than in Article IX.A.b.) shall be deemed automatically waived solely with respect to the Pipes Entities without notice, leave, or order of the Court, or any further action by the Debtors, the Reorganized Debtors, or the Required Consenting Stakeholders.

40. Professional Compensation. All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and the Court. The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Court Allows, including from the Professional Escrow Account, which the Debtors will establish prior to the Effective Date and maintain in trust for the Professionals and fund with Cash equal to the Professional Amount on the Effective Date. No funds in the Professional Escrow Account shall be property of the Estates. Any funds remaining in the Professional Escrow Account after all Allowed Professional Claims have been paid shall be turned over to the Reorganized Debtors. From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

41. Release, Exculpation, Discharge, and Injunction Provisions. The following release, exculpation, discharge, and injunction provisions set forth in Article VIII of the Plan are approved and authorized in their entirety, and such provisions are effective and binding on all parties and Entities to the extent provided therein.

a. Discharge of Claims and Termination of Interests.

42. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan. This Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Reinstated Interests) subject to the occurrence of the Effective Date.

b. Release of Liens.

43. Except as otherwise provided in the Exit Facility Documents, the Plan, this Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any holder of such Secured Claim (and the applicable agents for such holder) shall hereby be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of this Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

44. To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agents that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.

c. Releases by the Debtors.

45. Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(i)

the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Company Party and another Company Party, the Superpriority Credit Agreement, the Credit Agreement, the Hedge Agreements (as defined in the Hedging Order), the 2021 LC Agreement, the Lloyds Letter of Credit Agreement, the Senior Notes Indenture, the Senior Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Facility Documents, or the Plan (including, for the avoidance of doubt, the Plan Supplement);

(ii)

any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Rights Offering, the Disclosure Statement, the DIP Credit Agreement, the New Warrants Agreements, the Exit Facility Documents, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases;

(iii)

the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

(iv)

any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

46. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, this Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facility Documents, the New Warrants Agreements, or any Claim or obligation arising under the Plan, or (ii) the rights of any holder of Allowed Claims to receive distributions under the Plan.

47. Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

d. Releases by the Releasing Parties.

48. Except as otherwise expressly set forth in the Plan or this Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

(i)

the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Company Party and another Company Party, the

Superpriority Credit Agreement, the Credit Agreement, the Hedge Agreements (as defined in the Hedging Order), the 2021 LC Agreement, the Lloyds Letter of Credit Agreement, Senior Notes Indenture, the Senior Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Facility Documents, or the Plan (including, for the avoidance of doubt, the Plan Supplement);

(ii)

any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Rights Offering, the Disclosure Statement, the DIP Credit Agreement, the New Warrants Agreements, the Exit Facility Documents, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases;

(iii)

the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

(iv)

any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

49. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan and the Exit Facility Documents, or any other financing document under and as defined therein), (ii) any post-Effective Date obligations of any party or Entity under the Plan, this Confirmation Order, any Restructuring Transaction, or any document, instrument, any Definitive Document, or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facility Documents, the New Warrants Agreements, or any Claim or obligation arising under the Plan, (iii) the rights of holders of Allowed Claims to receive distributions under the Plan, or (iv) current and former directors, officers, managers, or employees of the Debtors from any Claim or Cause of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud.

50. Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing Third-Party Release.

51. For the avoidance of doubt, any Person who timely Filed an objection to the foregoing Third-Party Release, regardless of whether such objection was later withdrawn, shall not be deemed a “Released Party” or a “Releasing Party.”

e. Exculpation.

52. Except as otherwise specifically provided in the Plan or this Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the Superpriority Credit Agreement, the Credit Agreement, the Senior Notes Indenture or Senior Notes, the 2021 LC Agreement, and the Lloyds Letter of Credit Agreement), the Disclosure Statement, the Plan, the DIP Credit Facility, the Exit Facility Documents, the New Warrants Agreements, the Plan Supplement, the Rights Offering, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

53. The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

f. Injunction.

54. Except as otherwise expressly provided in the Plan or this Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or this Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

55. Upon entry of this Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Unless otherwise set forth in this Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article VIII.F of the Plan.

56. Compliance with Tax Requirements. Each holder of an Allowed Claim or Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent, as applicable, are authorized to take all actions necessary or appropriate to comply with applicable withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances. Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of such Allowed Claims, to the unpaid interest, if any, accrued through the Effective Date with respect to such Allowed Claims.

57. Exemption from Transfer Taxes. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

58. Section 345 Waiver. Section 345 of the Bankruptcy Code and any provision of the U.S. Trustee Guidelines requiring that the Bank Accounts listed in the Debtors’ Cash Management Motion be U.S. Trustee authorized depositories is waived with respect to the Bank Accounts existing as of the Petition Date.

59. Removal Deadline Extended. The period within which the Debtors may seek removal of the Actions pursuant to 28 U.S.C. § 1452 and Bankruptcy Rule 9027 is extended through the Effective Date, without prejudice to the Debtors’ right to seek further extensions.

60. Exclusivity Periods Extended. The Debtors’ exclusivity period to file a chapter 11 plan for each Debtor is extended through and including the earlier of the Effective Date and September 17, 2020. The Debtors’ exclusivity period to solicit acceptances of a chapter 11 plan for each Debtor is extended through and including the earlier of the Effective Date and November 16, 2020.

61. Provisions Regarding Governmental Units. Nothing in the Plan or this Confirmation Order discharges, releases, precludes, or enjoins: (a) any liability to any Governmental Unit that is not a Claim; (b) any Claim of a Governmental Unit arising on or after the Confirmation Date; (c) any police or regulatory liability to a Governmental Unit on the part of any Entity as the owner, permittee, or operator of property after the Confirmation Date; (d) any valid right of setoff or recoupment of any Governmental Unit against any of the Debtors or Reorganized Debtors; or (e) any liability to a Governmental Unit on the part of any Person or Entity other than the Debtors or Reorganized Debtors. Nor shall anything in the Plan or this Confirmation Order: (w) enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence; (x) divest any court, commission, or tribunal of jurisdiction to resolve any matters relating to the liabilities and/or Claims set forth in this paragraph; (y) confer in this Court jurisdiction over any matter over which it would not have jurisdiction under 28 U.S.C. § 1334; or (z) authorize the transfer or assignment of any Governmental Unit license, permit, registration, authorization, or approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements and approvals under police or regulatory law. Nothing in this Order or the Plan shall affect any setoff or recoupment rights of any Governmental Unit. Nothing in this Order divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Order or the Plan or to adjudicate any defense asserted under this Order or the Plan. The Debtors’ and Reorganized Debtors’ rights and defenses under applicable non-bankruptcy law with respect to the foregoing are fully preserved. For the avoidance of doubt, the term “Governmental Unit” includes federally recognized Indian tribes and applicable state taxing authorities.

62. Provisions Regarding the United States. Notwithstanding any provision in the Plan, this Confirmation Order, the Plan Supplement, or other related Plan documents (collectively, “Plan Documents”):

a.

Nothing discharges or releases the Debtors, the Reorganized Debtors, any “Released Party” as defined by the Plan, any non-debtor, or any other Person from any right, claim, liability, or Cause of Action of or to the United States or any State or impairs the ability of the United States or any State to pursue any claim, liability, right, defense, or Cause of Action against any Debtor, Reorganized Debtor, any “Released Party” defined by the Plan, any non-debtor, or any other Person. Neither the United States nor any State is a “Releasing Party” under the Plan.

b.

All claims, liabilities, rights, Causes of Action, or defenses of or to the United States or any State shall survive the Chapter 11 Cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, defenses, claims, liabilities, or Causes of Action would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided that nothing in the Plan Documents shall alter any legal or equitable rights or defenses of the Debtors, the Reorganized Debtors under non-bankruptcy law with respect to any such claim, liability, or Cause of Action.

c.

Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with the United States or any State shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law.

d.

Without limiting the foregoing, for the avoidance of doubt, nothing in the Plan Documents shall: (i) require the United States or any State to file any Proofs of Claim or request for administrative expense in the Chapter 11 Cases for any right, claim, liability, defense, or Cause of Action; (ii) affect or impair the exercise of the United States’ or any State’s police and regulatory powers against the Debtors, the Reorganized Debtors, any non-debtor, or any other Person; (iii) be interpreted to set cure amounts or to require the United States or any State to novate or otherwise consent to the transfer of any federal or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests; (iv) affect or impair the United States’ or any State’s rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved; (v) constitute an approval or consent by the United States or any State without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (vi) relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law.

63. Provisions Regarding the Non-Releasing Project Parties. Notwithstanding anything in the Plan, the Disclosure Statement, this Confirmation Order or any documents related hereto or thereto to the contrary, each of the following entities and any and all other entities that may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of such entities (collectively, the “Non-Releasing Project Parties”) are deemed to have timely and affirmatively opted out of the Third-Party Releases set forth in Article VIII.D of the Plan with respect to all of its Claims regardless of whether or not each such Non-Releasing Project Party has submitted an Opt-Out Form and shall not be a “Releasing Party” or a “Released Party” for all purposes under the Plan, the Disclosure Statement, this Confirmation Order or any documents related thereto: (a) Total S.A., any of its current and former affiliates, respective successors, assigns, and any joint venture or project in which Total S.A. or any of its affiliates is the operator, partner or member including but not limited to Total E&P Mozambique Area 1, Limitada, Mozambique MOF Company S.A., Mozambique LNG Marine Terminal Company S.A, the Danish Undergrounds Consortium including Total E&P Danmark A/S, counterparties relating to the Al-Khalij offshore oil field, and any and all other entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities; (b) Sembcorp Marine Offshore Platforms Pte. Ltd. and any and all other entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entity; (c) Bayport Polymers, LLC, any of its current and former affiliates, successors or assigns and any and all entities that may purport to assert any Claim or Cause of Action, including under the Contract for Engineering, Procurement and Construction between Bayport Polymers LLC and CB&I LLC, dated September 24, 2018, and the Contract for Engineering, Procurement and Construction off Side-Cracker; (d) BHP Billiton (Trinidad-3A) Ltd., any of its current and former affiliates, successors or assigns and any and all entities that may purport to assert any Claim or Cause of Action, including under the Marine Construction Services Form of Agreement for the provision of marine construction services for “Ruby Project” in Trinidad and Tobago; (e) Calpine Corporation, Calpine Mid-Merit II, LLC, any of their current and former affiliates, successors or assigns and any and all entities that may purport to assert any Claim or Cause of Action, including under the Engineering, Procurement and Construction Agreement for the Expansion Project at the York Energy Center, effective July 9, 2015, and the Final Recoupment and Settlement Agreement; (f) FLNG Liquefaction, LLC, FLNG Liquefaction 2, LLC and FLNG Liquefaction 3, LLC, any of their current and former affiliates, successors or assigns and any and all entities that may purport to assert any Claim or Cause of Action, including under the Fixed Price Separated Turnkey Agreement for the Engineering, Procurement and Construction of the Freeport Train 1 Liquefaction Project, Fixed Price Separated Turnkey Agreement for the Engineering, Procurement and Construction of the Freeport Train 2 Liquefaction Project, and Fixed Price Separated Turnkey Agreement for the Engineering, Procurement and Construction of the Freeport Train 3 Liquefaction Project, respectively; (g) LACC, LLC, any of its current and former affiliates, successors or assigns and any and all entities that may purport to assert any Claim or Cause of Action, including under the Engineering, Procurement and Construction Agreement, dated as of December 17, 2015, between LACC, LLC and CB&I LLC; (h) Mitsui Ocean Development & Engineering Company Mexico S. de R.L. de CV, any of its current and former affiliates, successors or assigns and any and all entities that may purport to assert any Claim or Cause of Action, including under the Master Service Agreement for In-Mexico Services, dated January 17, 2019; (i) POSCO INTERNATIONAL Corporation, any of its current and former affiliates, successors or assigns and any and all entities that may purport to assert any Claim or Cause of Action, including under the Outside Country Contract for Engineering, Procurement, Construction, Installation and Commissioning (EPCIC) Services for SHWE Project Phase 2 Development and the Inside Country Contract for Engineering, Procurement, Construction, Installation and Commissioning (EPCIC) Services for SHWE Project Phase 2 Development; (j) Toyo Engineering Corporation, Toyo U.S.A., Inc., any of their current and former affiliates, successors or assigns and any and all entities that may purport to assert any Claim or Cause of Action, including under the Agreement for Engineering and Material Supply Relating to Ethylene Heaters for Shintech Ethane Cracker Plant Project, dated as of October 17, 2014; (k) Cameron LNG, LLC, any of its current and former affiliates, successors or assigns and any and all entities that may purport to assert any Claim or Cause of Action under the Cameron LNG EPC Agreement or that certain EPC Joint Venture Agreement, dated March 17, 2014 between CB&I LLC (as successor in interest) and Chiyoda International Corporation (as amended); (l) Southern Nuclear Operating Company, Inc., any of its current and former affiliates, successors or assigns and any and all entities that may purport to assert any Claim or Cause of Action under that certain Purchase Contract Between Southern Nuclear Operating Company, Inc. and CBI Services, LLC for the Alvin W. Vogtle Units 3 and 4 Project Site, dated March 5, 2018 (as amended); (m) Chiyoda Corporation, Chiyoda International Corporation, or any of their current and former affiliates, respective successors, assigns, and any joint venture or project in which

Chiyoda Corporation, Chiyoda International Corporation, or any of their affiliates are the contractor, partner or member; (n) Zachry Industrial, Inc. or any of its current and former affiliates, respective successors, assigns, and any joint venture or project in which Zachry Industrial, Inc. or any of its affiliates is the contractor, partner or member; (o) Golden Pass Products LLC; (p) Qatar Petroleum; (q) Qatargas Operating Company Limited; (r) Ras Laffan Liquefied Natural Gas Company Limited (II); (s) Saudi Arabian Oil Company (Saudi Aramco) and any of its current and former affiliates, successors, or assigns; (t) Aramco Services Company and any of its current and former affiliates, successors, or assigns; (u) Aramco Overseas Company B.V. and any of its current and former affiliates, successors, or assigns; (v) Aramco Far East (Beijing) Business Services Company Ltd and any of its current and former affiliates, successors, or assigns; and (w) all other entities wholly or at least 50-percent owned by Saudi Aramco that are counter-parties to the Debtors and any of their current and former affiliates, successors, or assigns. For the avoidance of doubt, no Claim or Cause of Action of any Non-Releasing Project Party, or any affiliate of a Non-Releasing Project Party, shall be released, impaired, or otherwise modified by the Plan, the Disclosure Statement, this Confirmation Order, or any documents related hereto or thereto, and all Claims, including all Causes of Action of any Non-Releasing Project Party, or any affiliate of a Non-Releasing Project Party, shall be excluded from the provisions of Article VIII.F of the Plan relating to the Injunction. For the further avoidance of doubt and notwithstanding anything provided herein, assumption of contracts and unexpired leases and the cure provisions and estimation process set forth in the Plan, including as set forth in Article V.C of the Plan, (a) do not release any nonmonetary defaults, termination events, or other similar provisions under any agreement or contract between any Non-Releasing Project Party and any Debtor or Reorganized Debtor (other than defaults, termination events, or other similar provisions arising or triggered from commencing these Chapter 11 Cases), (b) relate solely to the Non-Releasing Project Parties’ liquidated Claims as of the Petition Date and (c) exclude any contingent or unliquidated Claims or Causes of Action that arise under any agreement or contract between any Non-Releasing Project Party and any Debtor or Reorganized Debtor (including any warranty, guarantee, confidentiality, performance, covenant, representation or indemnity claims that arise after the Effective Date regardless of whether the underlying claims occurred prior to or following the Petition Date) and claims for liquidated damages that arise relating to actions or inactions (including failure to meet milestones) before the Effective Date that are not payable until after the Effective Date, and all such contingent or unliquidated Claims or Causes of Action are in no way affected, modified or impaired by the Plan, the Disclosure Statement, this Confirmation Order or any other documents related hereto or thereto. For the further avoidance of doubt, the release and cure provisions of the Plan shall not apply to contracts entered into between the Non-Releasing Project Parties and the Debtors or the Reorganized Debtors after the Petition Date.

64. Contracts assumed by the applicable Reorganized Debtor where the counterparty is a Non-Releasing Project Party shall be effective as of the Effective Date, without modification except as agreed to in writing by the applicable Non-Releasing Project Party (the “Non-Releasing Project Party Obligations”). The Non-Releasing Project Party Obligations shall not be subject to the provision of Article V.A. of the Plan authorizing the Debtors or Reorganized Debtors, as applicable, to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date. Within three Business Days after the Effective Date, Reorganized McDermott shall issue (a) the Cameron LNG Replacement Guarantee, (b) the Chiyoda Replacement Guarantee, and (c) replacement guarantees to each of the applicable Non-Releasing Project Parties.

65. Notwithstanding anything in the Plan, the Disclosure Statement, or this Confirmation Order to the contrary, including Section XI of the Plan, the Debtors and the Reorganized Debtors acknowledge and agree that the applicable governing law, jurisdiction and venue provisions set forth in the Non-Releasing Project Parties’ contracts and agreements with the Debtors and Reorganized Debtors shall govern post-Effective Date and that post-Effective Date disputes under applicable nonbankruptcy law between the Non-Releasing Project Parties and the Debtors or the Reorganized Debtors shall not be subject to the jurisdiction of the Bankruptcy Court.

66. Provisions Regarding AFWUSA. Notwithstanding anything to the contrary in the Plan, this Confirmation Order, or the Pipes Business Sale Documents, (i) any General Unsecured Claims held by Amec Foster Wheeler USA Corp. (“AFWUSA”), Enterprise Products Operating LP, or Enterprise Products Operating, LLC, including Claims in connection with the litigation captioned Enterprise Products Operating LLC v. Amec Foster Wheeler USA Corporation, currently pending in the District Court of Harris County, Texas, 151st Judicial District, Cause No. 2016-59155 (the “AFWUSA Litigation”), shall be Unimpaired, shall not be discharged, and shall be Reinstated with all legal, equitable, and contractual rights preserved and unaltered in their entirety; (ii) for the avoidance of doubt, any and all liabilities of any Pipes Entities arising from or related to the AFWUSA Litigation will remain with the Pipes Entities upon consummation of and immediately following the Pipes Business Sale and the assets of any Pipes Entities shall not be transferred free and clear of such liabilities, if any; (iii) the rights, remedies, and defenses of the parties to the AFWUSA Litigation, including any and all rights regarding legal and equitable defenses to or setoffs or recoupments, shall not be expanded or diminished by the Pipes Business Sale, the Plan, or the Confirmation Order.

67. Provisions Regarding Aker. Aker Solutions Inc., Aker Solutions AS, and Aker Solutions Pty Ltd. timely filed opt-out forms and have effectively opted out of the Third-Party Releases contained in the Plan.

68. Provisions Regarding Aptim. For the avoidance of doubt, Aptim Corp. and its subsidiaries and affiliates (“Aptim”), shall not be required to file any Proofs of Claim with respect to any Claims and such Claims shall not be deemed Disputed solely because Aptim made a written request to a Debtor for payment. If the Debtors or Reorganized Debtors timely dispute any Claim made by Aptim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced, provided, however, that any Aptim Claim not so Disputed shall be deemed an Allowed Claim entitled to receive distributions in accordance with the provisions of the Plan. With respect to any portions of any Allowed Aptim Claims that are not contingent or unliquidated, the Debtors shall pay such amounts in full in Cash on the Effective Date.

69. Provisions Regarding Baker Hughes. For the avoidance of doubt, and notwithstanding any provision in the Plan or this Confirmation Order to the contrary, (i) any and all Executory Contracts and Unexpired Leases between Baker Hughes Company and any of its subsidiaries and affiliates (collectively, “Baker Hughes”) and any of the Debtors, whether or not such Executory Contract or Unexpired Lease appears on the Assumed Executory Contracts and Unexpired Leases Schedule, shall be deemed irrevocably assumed on the Effective Date, without the need for any further notice to or action, order, or approval of the Court, under section 365 of the Bankruptcy Code and the payment of Cure amounts, if any, shall be made in accordance with Article V.C of the Plan, (ii) any and all Cure amounts and General Unsecured Claim amounts of Baker Hughes, in each case not disputed as owed as of the Effective Date, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter or when otherwise agreed to by the Debtors and Baker Hughes, (iii) the Debtors and Reorganized Debtors shall comply with all provisions of their contracts with Baker Hughes, including project, consortium, integration and related agreements, and (iv) Baker Hughes shall be deemed to not be a Releasing Party or a Released Party under the Plan.

70. Provisions Regarding Bo-Mac. For the avoidance of doubt, Bo-Mac Contractors, LTD (“Bo-Mac”), shall not be required to file any Proofs of Claim with respect to any Claims and such Claims shall not be deemed Disputed solely because Bo-Mac made a written request to a Debtor for payment. If the Debtors or Reorganized Debtors timely dispute any Claim made by Bo-Mac, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that any Bo-Mac Claim not so Disputed shall be deemed an Allowed Claim entitled to receive distributions in accordance with the provisions of the Plan. Notwithstanding anything contained herein or in the Plan to the contrary, Bo-Mac is not a Releasing Party or Released Party under the Plan.

71. Provisions Regarding BNP Paribas. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, “Releasing Parties” or “Released Parties” shall not include any holders of any Other Prepetition Financing Claim, solely in their capacity as holders of such Claims, in respect of that certain facility agreement dated September 30, 2010 among McDermott International, Inc., as guarantor, North Ocean 105 AS, as borrower, BNP Paribas and Credit Agricole, as mandated lead arrangers, BNP Paribas, in its capacity as facility agent, security agent, ECA coordinator and documentation bank, and the lenders from time to time party thereto, as amended, supplemented, or otherwise modified from time to time.

72. For the avoidance of doubt, and notwithstanding anything to the contrary in the Plan or this Confirmation Order, nothing in the Plan (including the provisions of Article VIII.B thereof) or this Confirmation Order (including the Lien Release) shall release or discharge (or authorize the release or discharge of) any mortgages, deeds of trust, Liens, pledges, or other security interests against property of the Estates that secure any Other Prepetition Financing Claims, and the interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against property of the Estates that secure any Other Prepetition Financing Claims shall not be released or discharged as of the Effective Date and shall remain the interest of such holder.

73. Provisions Regarding Certain Securities Litigation. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Confirmation Order (including but not limited to Articles VIII.D, E, and F of the Plan), nothing herein or therein does, shall, or may be construed to release, enjoin, or otherwise adversely impact any claims and causes of action now or hereafter asserted directly by Securities Plaintiffs (as defined below) in their complaints against any non-Debtor under the federal securities laws in the consolidated securities class action captioned as Edwards v. McDermott International, Inc., et al., Case No. 4:18-cv-4330 (S.D. Tex.), or any appeals therefrom (the “Securities Action”).

74. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, shall comply with any discovery obligations pursuant to applicable law, including but not limited to those arising under the Private Securities Litigation Reform Act, the Federal Rules of Civil Procedure, the local rules, or any order from a court of competent jurisdiction in connection with the Securities Action, including, but not limited to, preservation of the Debtors’ and Reorganized Debtors’ books, records, documents, files, electronic data or other items of evidence relevant or potentially relevant to the Securities Action, until the entry of a final and non-appealable order of judgment resolving the entire Securities Action.

75. To the extent any Claims of the plaintiffs and the members of the putative classes in the Securities Action, as currently or hereafter defined (the “Securities Plaintiffs”), against the Debtors are Section 510(b) Claims (which, for the avoidance of doubt, are included in Class 14), any recovery on such Section 510(b) Claims, as against the Debtors or Reorganized Debtors only, shall be limited to available insurance, if any, including but not limited to coverage under the D&O Liability Insurance Policies, subject to the provisions of any such insurance policies and applicable law, and nothing in the Plan, the Plan Supplement, or this Confirmation Order shall preclude Securities Plaintiffs from seeking or obtaining any such recovery from available insurance. Issues raised by the Securities Plaintiffs with regard to notice of these Chapter 11 Cases and related matters are hereby resolved by the inclusion of paragraphs 73, 74, and 75 in this Confirmation Order.

76. Provisions Regarding Chevron. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Third-Party Releases set forth in the Plan shall not release or in any way impact any Claims and/or Causes of Action held by the Chevron Corporation or any of its subsidiaries and/or affiliates (collectively, “Chevron”) against any Released Party, and Chevron shall not be deemed a Released Party.

77. Provisions Regarding Chubb.4 Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, any Plan documents or the Plan Supplement, this Confirmation Order, any agreement or order related to post-petition or exit financing, any bar date notice or claim objection, or any document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants a discharge, injunction or release, confers bankruptcy court jurisdiction or requires a party to opt out of any releases):

a.

nothing alters, modifies or otherwise amends the terms and conditions of the Chubb Insurance Program (including any agreement to arbitrate disputes and any provisions regarding the provision, maintenance, use, nature and priority of the Chubb Collateral) except that on and after the Effective Date, the Reorganized Debtors jointly and severally shall assume the Chubb Insurance Program in its entirety pursuant to sections 105 and 365 of the Bankruptcy Code,

b.

nothing therein releases or discharges (i) Chubb’s security interests in and liens on the Chubb Collateral and (ii) the claims of Chubb arising from or pursuant to the Chubb Insurance Program and such claims are actual and necessary expenses of the Debtors’ estates (or the Reorganized Debtors, as applicable) and shall be paid in full in the ordinary course of businesses, whether as an Allowed Administrative Claim under section 503(b)(1)(A) of the Bankruptcy Code or otherwise, regardless of when such amounts are or shall become liquidated, due or paid without the need or requirement for Chubb to file or serve a request, motion, or application for payment of or proof of any Claim or Administrative Claim (and further and for the avoidance of doubt, any claim bar date shall not be applicable to Chubb), and

c.

the Debtors or the Reorganized Debtors, as applicable, shall not sell, assign, or otherwise transfer the Chubb Insurance Program (or the proceeds thereof), except with the express written permission of Chubb;

d.

the automatic stay of Bankruptcy Code section 362(a) and the injunction set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (A) claimants with valid workers’ compensation claims or direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; (B) Chubb to administer, handle, defend, settle, and/or pay, in the ordinary course of business

[4]

Terms used in this paragraph but not defined in the Plan shall have the meaning attributed to them in that certain Order (I) Authorizing Assumption of the Existing Insurance Programs, (II) Authorizing the Debtors to Enter into the New Insurance Programs, and (III) Granting Related Relief entered by the Bankruptcy Court on February 24, 2020 [Docket No. 474] and/or the Motion filed with respect thereto [Docket No. 277], as applicable.

and without further order of the Bankruptcy Court, (i) all workers’ compensation claims covered by the Chubb Insurance Program, (ii) all claims where a claimant asserts a direct claim against Chubb under applicable law or an order has been entered by the Bankruptcy Court granting a claimant relief from the automatic stay or the injunction set forth in Article VIII of the Plan to proceed with its claim, and (iii) all costs in relation to each of the foregoing; (C) Chubb to draw against any or all of the Chubb Collateral provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) to Chubb and/or apply such proceeds to the obligation of the Debtors (and the Reorganized Debtors, as applicable) under the Chubb Insurance Program, in such order as Chubb may determine; and (D) subject to the terms of the Chubb Insurance Program and/or applicable non-bankruptcy law, Chubb to (i) cancel any policies under the Chubb Insurance Program, and (ii) take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, each in accordance with the terms of the Chubb Insurance Program.

78. Notwithstanding any provision of the Plan or this Confirmation Order, on the Effective Date: (i) all of the Debtors’ obligations and commitments to any surety bond provider, including without limitation, obligations under any indemnity agreements, shall be deemed reinstated and reaffirmed, and shall be continuing obligations of the Reorganized Debtors; (ii) all bonded obligations of the Debtors for which such surety bonds secure performance by the Debtors shall be deemed assumed by the Debtors and shall be unimpaired by the Plan or this Confirmation Order; and (iii) to the extent any of the obligations and commitments set forth in this provision are secured by collateral, such collateral shall remain in place as continuing security. Nothing in the Plan or this Confirmation Order shall be deemed to (i) modify or impair the rights of any party under the Debtors’ surety bonds, related indemnity agreements, or applicable law; (ii) require any surety bond provider to issue any new surety bonds or extensions or renewals of any surety bonds; or (iii) affect the sureties’ respective rights (only to the extent such rights exist with respect to the surety bonds, indemnity agreements or under applicable law) to require the Reorganized Debtors to execute and deliver to the Sureties new indemnity agreements containing such new or additional terms as the Sureties may require in their discretion. For the avoidance of doubt, Chubb and its affiliated companies, including, but not limited to, Fianzas Monterrey, S.A., Westchester Fire Insurance Company and Federal Insurance Company, (collectively “Chubb Surety”) shall not be deemed Releasing Parties under the Plan and the release and injunction provisions of the Plan shall not impair Chubb Surety’s rights with respect to any bonds issued on behalf of the Debtors or any indemnity agreements relating to the Debtors’ surety bond program.

79. Provisions Regarding the Coligado Shareholder Group. For the avoidance of doubt, each Person or Entity identified by name in Exhibit A to the Objection of Coligado Shareholder Group to Disclosure Statement and Pre-Packaged Chapter 11 Plan of McDermott International, Inc. [Docket No. 528] (such Persons and Entities, collectively, the “Coligado Shareholder Group”) shall be deemed to have timely and effectively opted out of the Third-Party Releases contained in the Plan and this Confirmation Order. The Coligado Shareholder Group shall not release any Claims or Causes of Action against any Person or Entity pursuant to any provision of Article VIII of the Plan other than the Debtors (as defined in the Plan) and the Reorganized Debtors (as defined in the Plan).

80. Provisions Regarding Duke Energy. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the rights of Duke Energy Progress, LLC (“Duke Energy”) under that certain Engineering, Procurement and Construction Agreement between Duke Energy and CB&I North Carolina, Inc. (“CB&I”) dated August 3, 2016 (as amended from time to time and together with all other related instruments and agreements, collectively, the “EPC Agreement”) are hereby preserved and not affected in any manner by the terms and conditions of the Plan or this Confirmation Order. All parties in interests’ rights with respect to assumption of the EPC Agreement pursuant to Section 365 of the Bankruptcy Code and Article V.C of the Plan are fully reserved, including any setoff, recoupment or related rights, and nothing in this

Confirmation Order or the Plan shall be deemed to be a finding with respect to: assumability of the EPC Agreement; any Cure amounts; any setoff, recoupment, claims or related rights; or the provision of adequate assurances of future performance with respect to the EPC Agreement. The Debtors and Duke Energy shall work in good faith to resolve the terms and conditions for the potential assumption of the EPC Agreement.

81. Provisions Regarding Greensill. On March 6, 2020, Greensill Capital (UK) Limited, Bramid Outsource Limited, McDermott International, Inc., and CB&I LLC entered into that certain letter agreement (the “Letter Agreement”) setting forth repayment terms for the obligations arising under the (a) Customer Agreement dated as of May 17, 2019; (b) Invoicing Service Agreement dated as of May 17, 2019, (c) Promissory Note dated as of May 17, 2019, and (d) Performance Guarantee dated as of May 17. 2019. The Letter Agreement is incorporated herein by reference and shall become effective upon entry of this Confirmation Order.

82. Provisions Regarding IHC. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the rights of IHC Services B.V. (“IHC”) under the Agreement between McDermott (Amazon Chartering), Inc. (“McDA”) and IHC for the J-Lay Conversion of the Vessel Amazon (IMO No. 9698094) dated July 27, 2018 (as amended from time to time and together with all other related instruments and agreements including the related guarantee agreement of McDermott International Inc., collectively, the “Amazon Agreements”) are hereby preserved and not affected in any manner by the terms and conditions of the Plan or this Confirmation Order. All parties in interest’s rights with respect to assumption of the Amazon Agreements pursuant to Section 365 of the Bankruptcy Code and Article V.C of the Plan are fully reserved, and nothing in this Confirmation Order or the Plan shall be deemed to be a finding with respect to the assumability of, any Cure amounts payable to IHC under, the cure of any non-

monetary defaults under, or the provision of adequate assurances of future performance with respect to, the Amazon Agreements. The Debtors and IHC shall work in good faith to resolve the terms and conditions for the potential assumption of the Amazon Agreements. To the extent the parties are unable to agree in writing on the terms and conditions of the assumption of the Amazon Agreements, any application of the Debtors to assume the Amazon Agreement shall be made on motion to the Bankruptcy Court with reasonable notice, subject to IHC’s and the Debtors’ rights to seek an order from the Bankruptcy Court compelling arbitration of disputes to the extent provided for under the Amazon Agreements.

83. Provisions Regarding MMR. Each contract (the “MMR Contracts”) between and among the Debtors (including, but not limited to, any joint venture to which the Debtors are a member, as applicable) and MMR Constructors, Inc. (or any of its affiliates, collectively, “MMR”) shall be assumed and assigned to the Reorganized Debtors by the terms set forth in the Plan. Notwithstanding anything to the contrary in the Plan, the Confirmation Order, or any related documents, all of MMR’s rights with respect to cures of the MMR Contracts are preserved to be addressed by the Court in the future if necessary.

84. Provisions Regarding MUFG. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, and for the avoidance of doubt, (a) the Claims of MUFG Bank, Ltd., formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“MUFG”) are deemed to be Claims within Class 6A but not entitled to vote on the Plan and (b) MUFG is not a Releasing Party or a Released Party. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, and for the avoidance of doubt, the exculpation provisions under Article VIII.E. of the Plan shall not apply to any lender under the 2023 LC Facility to the extent that such lender does not fulfill its funding or other obligations with respect to any 2023 Letters of Credit issued by MUFG.

85. Provisions Regarding Nooter/Eriksen. As it pertains to Nooter/Eriksen, Inc. (“N/E”), the release provisions outlined in Article VIII of the Plan shall not be construed to apply in any way to N/E’s perfected mechanic’s lien claims against real estate owned by Entergy Texas, Inc. or Entergy Louisiana, LLC. The inapplicability of the Plan’s release provisions as to these mechanic’s lien claims shall persist in spite of the potential inclusion of such Entergy entities as Released Parties under the Plan’s definitions.

86. Provisions Regarding Oracle. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, no agreement between Oracle America, Inc., successor in interest to Hyperion Systems Solutions, Peoplesoft, Inc., BEA Systems, Inc., Primavera Software, Inc., and Agile Software Corporation (“Oracle”) and the Debtors will be assumed by the Debtors unless the Debtors first identify the Oracle contract to be assumed and cure any default thereunder. No Oracle agreement will be assigned, transitioned, or transferred, and no shared use by any third party will be authorized, absent Oracle’s prior written consent.

87. Provisions Regarding the PBGC. On the Effective Date, the Reorganized Debtors shall assume and continue to maintain the McDermott (U.S.) Retirement Plan; Chicago Bridge & Iron Pension Plan for Warren Shop Employees; Chicago Bridge & Iron Pension Plan for Clive Shop Employees; Chicago Bridge & Iron Pension Plan for Provo Shop Employees; and the Retirement Plan for Employees of Connex Pipe System, Inc. Local 186-Pipe Fabricators (“Pension Plans”). The Pension Plans are intended to be tax-qualified defined benefit pension plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). On and after the Effective Date, the Reorganized Debtors will contribute to the Pension Plans the amounts necessary to satisfy the minimum funding standards under section 302 of ERISA, 29 U.S.C. § 1082, and section 412 of the Internal Revenue Code, 26 U.S.C. § 412.

88. Notwithstanding any other provision hereof, nothing in the Plan, this Confirmation Order, or the Bankruptcy Code (including Section 1141 thereof) shall be construed as discharging, releasing, or relieving any Debtor, the Reorganized Debtors, or Party, in any capacity, from any liability with respect to the Pension Plans under any law, government policy, or regulatory provision. The Pension Benefit Guaranty Corporation (“PBGC”) and the Pension Plans shall not be enjoined or precluded from enforcing such liability or responsibility against any Debtor, the Reorganized Debtors, or any Party with such liability or responsibility as a result of any provisions for satisfaction, release, injunction, and exculpation in the Plan and Confirmation Order.

89. Provisions Regarding Phillips 66. Unless otherwise agreed in writing between the Debtors and Phillips 66 Company, assumption of any Executory Contract with Phillips 66 Company and its affiliated companies (“Phillips 66”) pursuant to the Plan or otherwise shall not automatically result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interests composition, or any bankruptcy-related defaults and also including any warranties or continued maintenance obligations with respect to goods, equipment or services previously purchased by Phillips 66, arising at any time prior to the Petition Date. For the avoidance of doubt, the assumption of any such Executory Contract and entry of this Confirmation Order shall not be deemed to have released any of these warranty or continued maintenance obligations under such contracts. A Notice of Arbitration by Phillips 66 in connection with Contract No. 30946.1 EPC-GPS; Service Agreement Number 253673 was issued and the Reorganized Debtors agree that following the Effective Date of the Plan, the arbitration proceeding relating to Phillips 66’s potential outstanding warranty claim and any other claims arising out of the events giving rise to the potential warranty claim shall no longer be subject to the automatic stay.

90. Provisions Regarding Reficar. Notwithstanding anything in the Plan, the Disclosure Statement, this Confirmation Order or any documents related hereto or thereto to the contrary, Refinería de Cartagena S.A. (“Reficar”) is deemed to have timely and affirmatively opted out of the Third-Party Releases set forth in Article VIII.D of the Plan with respect to all of its Claims regardless of whether or not Reficar has submitted an Opt-Out Form, and shall not be considered a “Released Party” or a “Releasing Party.” For the avoidance of doubt, as a Holder of Class 10 General Unsecured Claims against Comet II B.V. (successor in interest to Chicago Bridge & Iron Company N.V.) and CB&I UK Limited, no Claim or Cause of Action of Reficar, or any affiliate of Reficar, shall be released, impaired or otherwise modified by the Plan, the Disclosure Statement, this Confirmation Order or any documents related hereto or thereto, and all Claims, including all Causes of Action of Reficar, or any affiliate of Reficar, will be Reinstated, including against Reorganized Comet II B.V. (successor in interest to Chicago Bridge & Iron Company N.V.) and Reorganized CB&I UK Limited for the Cartagena Arbitration,5 and shall be excluded from the provision of VIII.F of the Plan relating to the Injunction.

[5]

“Cartagena Arbitration” means the International Chamber of Commerce arbitration proceeding pending between Reficar, Debtor Comet II B.V. (successor in interest to Chicago Bridge & Iron Company N.V.), Debtor CB&I (UK) Limited, and non-Debtor CBI Colombiana S.A. relating to claims arising from the modernization and expansion of the Cartagena refinery.

91. Furthermore, the automatic stay under section 362 of the Bankruptcy Code shall be deemed lifted upon the earlier of the Effective Date and August 30, 2020, in order to allow the Cartagena Arbitration to proceed. Notwithstanding anything in the Plan, the Disclosure Statement, or this Confirmation Order to the contrary, including Section XI of the Plan, the Debtors and the Reorganized Debtors acknowledge and agree that the proper forum for adjudication of the merits of the Cartagena Arbitration Claims, and any associated damages resulting therefrom, is the International Chamber of Commerce tribunal. Accordingly, the Cartagena Arbitration Claims shall not be subject to estimation by the Bankruptcy Court pursuant to Article VII.D of the Plan. The Debtors agree that Reficar will not violate the automatic stay by discussing logistical items with the International Chamber of Commerce tribunal and the Debtors. For the avoidance of doubt, the parties reserve all rights and arguments related to the arbitration schedule, hearing location, and arbitration logistics. Without waiving all other arguments, including but not limited to the Debtors’ objections to alternative hearing locations and long gap(s) between hearing dates, the Debtors agree that lifting the stay on August 30, 2020 provides sufficient time to commence hearings on or after December 7, 2020.

92. Provisions Regarding the SEC. Notwithstanding any provision herein to the contrary, no provision of the Plan or this Confirmation Order: (i) releases any non-Debtor Person or Entity (including any Released Party) from any Claim or Cause of Action of the United States Securities and Exchange Commission (the “SEC”); (ii) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, Causes of Action, proceedings, or investigations against any non-Debtor Person or Entity (including any Released Party) in any forum; or (iii) requires the SEC to File a Proof of Claim for any Claims, rights, or Causes of Action or to preserve its rights thereto in these Chapter 11 Cases.

93. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, nothing in the Plan or this Confirmation Order shall affect the obligations of the Debtors, the Reorganized Debtors, and/or any transferee or custodian to maintain all books and records that are subject to any governmental subpoena, document preservation letter, or other investigative request.

94. Provisions Regarding Certain Texas Taxing Entities. Notwithstanding any other provision of the Plan or this Confirmation Order, any allowed Other Secured Claims of the Certain Texas Taxing Entities6 (the “Allowed Secured Tax Claims”) shall be classified in Class 1 and paid in full in Cash (a) within ten business days after the Effective Date or the Allowance Date if different, or as soon thereafter as is reasonably practical, or (b) when due according to their terms, whichever occurs later. The prepetition and postpetition tax liens, including statutory liens and privileges, if any, of the Certain Texas Taxing Entities, shall be expressly retained in accordance with applicable non-bankruptcy law. The Allowed Secured Tax Claims shall include all accrued interest properly charged in accordance with sections 511, 506(b), and 1129(a)(9)(C) or 1129(a)(9)(D) of the Bankruptcy Code through the date of payment of such Allowed Secured Tax Claims. In the event of a default in payment of an Allowed Secured Tax Claim as provided for herein, the affected Texas Taxing Entity shall send written notice of default to the Debtors or Reorganized Debtors, as applicable, and their counsel. If such default is not cured within 30 days after such notice of default is mailed, the affected Texas Taxing Entity may proceed with applicable state law remedies for collection of any amounts due. Any postpetition ad valorem tax liabilities incurred by the Debtor after the Petition Date shall be paid by the Debtors in the ordinary course of business, subject to applicable non-bankruptcy laws including penalty and interest, when due without further notice to of order of this Court.

[6]	The “Certain Texas Taxing Entities” shall include any and all taxing entities represented by Perdue Brandon Fielder Collins & Mott LLP and Linebarger Goggan Blair & Sampson, LLP.

95. Provisions Regarding TCEQ. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, and for the avoidance of doubt, the Texas Commission on Environmental Quality is not a Releasing Party.

96. Provisions Regarding Vendor Group. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, “Releasing Parties” or “Released Parties” shall not include the parties identified by name as members of the Vendor Group at Docket No. 599 (the “Vendor Group”) and the parties to the Vendor Group have effectively opted out of the Third Party Releases contained in the Plan. The Vendor Group shall not be required to file any Proofs of Claim with respect to any Claims and such Claims shall not be deemed Disputed solely because any party to the Vendor Group made a written request to a Debtor for payment. If the Debtors or Reorganized Debtors timely dispute any Claim made by any party to the Vendor Group, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that any Claim not so Disputed shall be deemed an Allowed Claim entitled to receive distributions in accordance with the provisions of the Plan. Upon occurrence of the Effective Date, the Avoidance Actions against the Vendor Group shall be waived and released.

97. Certain Continuing Obligations. Notwithstanding anything in the Plan or this Confirmation Order to the contrary:

a.

nothing in the Plan or this Confirmation Order releases any right or obligation of any party (including any issuer of a letter of credit) under the DIP Credit Agreement, the Superpriority Credit Agreement, the Credit Agreement, or the 2021 LC Agreement or the documents related thereto that is continued under the Exit Facilities (including the Roll-Off Exit LC Facility);

b.

all Liens, Claims, Interests, charges, and other encumbrances securing the Debtors’ obligations under the DIP Credit Agreement, the Superpriority Credit Agreement, the Credit Agreement and the 2021 LC Agreement shall continue for the benefit of the secured parties under the Exit Facilities;

c.

(x) upon consummation of the Technology Business Sale, subject to the DIP Credit Agreement and the DIP Financing Orders, as applicable, all of the DIP Secured Parties’ and the Prepetition Secured Parties’ (each as defined in the DIP Financing Orders) Liens, Claims, Interests, charges, and other encumbrances on the Lummus Assets and Interests sold shall attach to the proceeds of such assets with the same validity, force and effect which they had against such assets prior to the closing of the Technology Business Sale and the proceeds of such sale shall be applied in accordance with the DIP Credit Agreement and the Plan; and (y) upon consummation of the Pipes Business Sale, subject to the DIP Credit Agreement, the DIP Financing Orders, and the Exit Facility Documents, as applicable, all of the Liens, Claims, Interests, charges, and other encumbrances of the DIP Secured Parties (as defined in the DIP Financing Orders), the Prepetition Secured Parties (as defined in the DIP Financing Orders) and the secured parties under the Exit Facility Documents, as applicable, on the Pipes Interests sold shall attach to the proceeds of such assets with the same validity, force and effect which they had against such assets prior to the closing of the Pipes Business Sale and the proceeds of such sale shall be applied in accordance with the DIP Credit Agreement, the Plan, or the Exit Facility Documents, as applicable.

d.	the DIP Credit Agreement and the DIP Financing Orders shall remain in effect until terminated in accordance with the terms thereof;

e.

all Claims of Prepetition Secured Parties (as defined in the DIP Financing Orders) Allowed pursuant to the DIP Financing Orders shall be Allowed for all purposes under the Plan and this Confirmation Order; and

f.

the Debtors or the Reorganized Debtors, as applicable, other than the Pipes Entities (upon closing of the Pipes Business Sale), shall pay all Restructuring Expenses in accordance with the Plan and the Restructuring Support Agreement;

g.

(x) on the Effective Date, the cash collateral securing the Cash Secured Letters of Credit outstanding under the Credit Agreement and the cash collateral securing the DIP Credit Facility shall be transferred to the collateral agent in respect of the Exit Facilities for the benefit of the secured parties in respect of the Cash Secured LC Exit Facility on a first-priority basis and the secured parties in respect of the other Exit Facilities as set forth in the Exit Facility Documents; and (y) subject to paragraph 97.c. of this Confirmation Order, all Liens securing the Debtors’ obligations under the DIP Credit Agreement, the Superpriority Credit Agreement, the Credit Agreement, and the 2021 LC Agreement: (i) shall be unaltered by the Plan, (ii) shall continue and remain attached to the property of the Reorganized Debtors and their Affiliates after the Effective Date to the same extent such Liens were attached to the property of the Debtors prior to the Effective Date, and (iii) shall be deemed assigned on the Effective Date to the collateral agent in respect of the Exit Facilities for the benefit of the secured parties in respect of the Exit

Facilities (other than the Cash Secured LC Exit Facility) to secure the joint and several obligations of the Reorganized Debtors under the Exit Facilities as set forth in the Exit Facility Documents; provided that (i) such Liens shall not secure the Lloyds LC Exit Facility as of the Effective Date and (ii) on and after the Effective Date, the granting, attachment, perfection, priority, and continuation of such Liens shall be governed by the terms of the Exit Facilities;

h.

the Liens on the cash collateral held by Lloyds LC Bank and/or its affiliates that exclusively secures the Debtors’ obligations under the Lloyds Letter of Credit Agreement: (i) shall be unaltered by the Plan, (ii) shall continue and remain (to the extent continued under the Lloyds LC Exit Facility) attached to the property of the Reorganized Debtors after the Effective Date to the same extent such Liens were attached to the property of the Debtors prior to the Effective Date, and (iii) shall continue to secure the joint and several obligations of the Reorganized Debtors under the Lloyds LC Exit Facility;

i.

nothing in clause (i) of paragraph 49 hereof or clause (i) of the second paragraph in Article VIII.D of the Plan shall narrow the scope of the releases given to or received by the Prepetition Secured Parties (as defined in the DIP Financing Orders) under the Plan or this Confirmation Order;

j.

nothing in the Plan or this Confirmation Order (including any releases provided for therein) shall release the obligations of any “Defaulting Lender” or “Defaulting Participant” as such terms are defined in the Credit Agreement or the 2021 LC Agreement, as applicable, owed to any of the Agents, lenders, or issuers party to such agreements solely with respect to such Defaulting Lender or Defaulting Participant’s failure to perform its funding obligations under the Credit Agreement or the 2021 LC Agreement, as applicable; and

k.

nothing in the Plan (including the Plan Supplement) or this Confirmation Order shall amend, terminate, or otherwise modify any consent right provided to the Consenting Stakeholders under the Restructuring Support Agreement.

98. Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan, including the Restructuring Transactions, and this Confirmation Order.

99. Continued Effect of Stays and Injunction. Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Court that is in existence upon entry of this Confirmation Order shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

100. Nonseverability of Plan Provisions Upon Confirmation. Each provision of the Plan is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; provided that any such deletion or modification must be consistent with the Restructuring Support Agreement; and (c) nonseverable and mutually dependent.

101. Post-Confirmation Modifications. Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan (subject to any applicable consents or consultation rights set forth therein) and the Restructuring Support Agreement. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement, the Debtors and the Reorganized Debtors expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article X.A of the Plan.

102. Applicable Nonbankruptcy Law. The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

103. Waiver of Filings. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to File any list, schedule, or statement with the Court or the Office of the U.S. Trustee is permanently waived as to any such list, schedule, or statement not Filed as of the Confirmation Date.

104. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement, any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

105. Exemption from Registration Requirements. Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Stock and the New Warrants (including the New Common Stock that may be issuable upon exercise of the New Warrants), shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of securities. In addition, under section 1145 of the Bankruptcy Code, such New Common Stock and the New Warrants (including the New Common Stock that may be issuable upon exercise of the New Warrants) will be freely tradable in the United States by the recipients thereof, subject to the provisions of (a) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (b) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, to the extent applicable at the time of any future transfer of such securities or instruments, and (c) any applicable restrictions in the New Organizational Documents or New Warrants Agreements.

106. Reporting. Except as required under the DIP Financing Orders (in respect of the Prepetition Secured Parties) and under Article VI of the DIP Credit Agreement, after entry of this Confirmation Order, the Debtors or Reorganized Debtors, as applicable, shall have no obligation to file with the Court, serve on any parties, or otherwise provide any party with any other report that the Debtors or Reorganized Debtors, as applicable, were obligated to provide under the Bankruptcy Code or an order of the Court, including obligations to provide (a) any reports to any parties otherwise required under the “first” and “second” day orders entered in these Chapter 11 Cases and (b) monthly operating reports (even for those periods for which a monthly operating report was not filed before the Confirmation Date); provided that the Debtors or Reorganized Debtors, as applicable, will comply with the U.S. Trustee’s quarterly reporting requirements.

107. Notices of Confirmation and Effective Date. The Reorganized Debtors shall serve notice of entry of this Confirmation Order and the occurrence of the Effective Date, substantially in the form attached hereto as Exhibit B (as may be revised to the applicable Debtors, the “Confirmation Order and Effective Date Notice”), in accordance with Bankruptcy Rules 2002 and 3020(c) on all holders of Claims and Interests and the Core Notice Parties within ten (10) Business Days after the Effective Date. Notwithstanding the above, no notice of Confirmation or Consummation or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed notice of the Combined Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. The Combined Notice and this Confirmation Order and Effective Date Notice are adequate under the particular circumstances of these Chapter 11 Cases and no other or further notice is necessary.

108. Failure of Consummation. If Consummation does not occur for a Debtor, the Plan shall be null and void in all respects as to such Debtor and nothing contained in the Plan, the Disclosure Statement, or Restructuring Support Agreement as to such Debtor shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

109. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101(2) of the Bankruptcy Code.

110. Waiver of 14-Day Stay. Notwithstanding Bankruptcy Rule 3020(e) or 6004, this Confirmation Order is effective immediately and not subject to any stay.

111. References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

112. Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

113. Effect of Conflict. This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.

114. Termination of Challenge Period. The Challenge Period (as defined in the Final DIP Order) for all parties in interest is terminated as of the first date of the Combined Hearing, and the stipulations, admissions, findings, and releases contained in the DIP Financing Orders shall be binding on the Debtors’ estates and all parties in interest.

115. Final Order. This Confirmation Order is a Final Order and the period in which an appeal must be Filed shall commence upon the entry hereof.

116. Retention of Jurisdiction. The Court may properly, and upon the Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, these Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

Houston, Texas
Dated: March 12, 2020
/s/ David R. Jones
DAVID R. JONES UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

Plan

IN THE UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
MCDERMOTT INTERNATIONAL, INC., et al.,[1]	)	Case No. 20-30336 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

SECOND AMENDED JOINT PREPACKAGED CHAPTER 11

PLAN OF REORGANIZATION (TECHNICAL MODIFICATIONS)

OF MCDERMOTT INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES

JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Jennifer F. Wertz (TX Bar No. 24072822)	Joshua A. Sussberg, P.C. (admitted pro hac vice)
Kristhy M. Peguero (TX Bar No. 24102776)	Christopher T. Greco, P.C. (admitted pro hac vice)
Veronica A. Polnick (TX Bar No. 24079148)	Anthony R. Grossi (admitted pro hac vice)
1401 McKinney Street, Suite 1900	601 Lexington Avenue
Houston, Texas 77010	New York, New York 10022
Telephone: (713) 752-4200	Telephone: (212) 446-4800
Facsimile: (713) 752-4221	Facsimile: (212) 446-4900
Email: mcavenaugh@jw.com jwertz@jw.com kpeguero@jw.com vpolnick@jw.com	Email: joshua.sussberg@kirkland.com christopher.greco@kirkland.com anthony.grossi@kirkland.com

-and-

Co-Counsel to the Debtors and Debtors in Possession	James H.M. Sprayregen, P.C.
John R. Luze (admitted pro hac vice)
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: james.sprayregen@kirkland.com john.luze@kirkland.com

Proposed Co-Counsel to the Debtors
and Debtors in Possession
Dated: March 12, 2020

[1]

A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at https://cases.primeclerk.com/McDermott. The location of Debtor McDermott International, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 757 North Eldridge Parkway, Houston, Texas 77079.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW	1

A. Defined Terms	1
B. Rules of Interpretation	19
C. Computation of Time	20
D. Governing Law	20
E. Reference to Monetary Figures	20
F. Reference to the Debtors or the Reorganized Debtors	20
G. Controlling Document	20
H. Consultation, Information, Notice, and Consent Rights	20

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES	21

A. Administrative Claims	21
B. DIP Claims	21
C. Professional Claims	22
D. Priority Tax Claims	23
E. Payment of Restructuring Expenses, Consent Fee	23

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS	23

A. Classification of Claims and Interests	23
B. Treatment of Claims and Interests	24
C. Special Provision Governing Unimpaired Claims	30
D. Elimination of Vacant Classes	30
E. Voting Classes, Presumed Acceptance by Non-Voting Classes	30
F. Intercompany Interests	30
G. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	30
H. Controversy Concerning Impairment	31
I. Subordinated Claims	31

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN	31

A. General Settlement of Claims and Interests	31
B. Restructuring Transactions	31
C. Reorganized Debtors	32
D. Technology Business Sale	32
E. Pipes Business Sale	33
F. Sources of Consideration for Plan Distributions	34
G. Corporate Existence	37
H. Vesting of Assets in the Reorganized Debtors	37
I. Cancellation of Existing Securities and Agreements	37
J. Corporate Action	38
K. New Organizational Documents	39
L. Indemnification Obligations	39
M. Directors and Officers of the Reorganized Debtors	39
N. Effectuating Documents; Further Transactions	39
O. Section 1146 Exemption	40
P. Director and Officer Liability Insurance	40
Q. Management Incentive Plan	40
R. Employee and Retiree Benefits	41
S. Preservation of Causes of Action	41

i

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	42

A. Assumption and Rejection of Executory Contracts and Unexpired Leases	42
B. Claims Based on Rejection of Executory Contracts or Unexpired Leases	43
C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases and Lummus Executory Contracts or Unexpired Leases	43
D. Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	44
E. Insurance Policies	44
F. Reservation of Rights	44
G. Nonoccurrence of Effective Date	45
H. Employee Compensation and Benefits	45
I. Contracts and Leases Entered Into After the Petition Date	46
J. Assumption of Cameron LNG Project Obligations	46

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS	46

A. Distributions on Account of Claims Allowed as of the Effective Date	46
B. Disbursing Agent	46
C. Rights and Powers of Disbursing Agent	46
D. Delivery of Distributions and Undeliverable or Unclaimed Distributions	47
E. Manner of Payment	48
F. Section 1145 Exemption	48
G. Compliance with Tax Requirements	49
H. Allocations	49
I. No Postpetition Interest on Claims	49
J. Foreign Currency Exchange Rate	49
K. Setoffs and Recoupment	49
L. Claims Paid or Payable by Third Parties	50

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	50

A. Disputed Claims Process	50
B. Allowance of Claims	51
C. Claims Administration Responsibilities	51
D. Estimation of Claims and Interests	51
E. Adjustment to Claims or Interests without Objection	51
F. Disallowance of Claims or Interests	51
G. No Distributions Pending Allowance	52
H. Distributions After Allowance	52
I. No Interest	52

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	52

A. Discharge of Claims and Termination of Interests	52
B. Release of Liens	52
C. Releases by the Debtors	53
D. Releases by the Releasing Parties	54
E. Exculpation	55
F. Injunction	56
G. Protections Against Discriminatory Treatment	56
H. Document Retention	57
I. Reimbursement or Contribution	57

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN	57

A. Conditions Precedent to the Effective Date	57
B. Waiver of Conditions	59
C. Effect of Failure of Conditions	59
D. Substantial Consummation	59

ii

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	59

A. Modification and Amendments	59
B. Effect of Confirmation on Modifications	59
C. Revocation or Withdrawal of Plan	60

ARTICLE XI. RETENTION OF JURISDICTION	60

ARTICLE XII. MISCELLANEOUS PROVISIONS	62

A. Immediate Binding Effect	62
B. Additional Documents	62
C. Payment of Statutory Fees	62
D. Statutory Committee and Cessation of Fee and Expense Payment	62
E. Reservation of Rights	62
F. Successors and Assigns	62
G. Notices	63
H. Term of Injunctions or Stays	64
I. Entire Agreement	64
J. Plan Supplement	64
K. Nonseverability of Plan Provisions	64
L. Votes Solicited in Good Faith	65
M. Closing of Chapter 11 Cases	65
N. Waiver or Estoppel	65
O. Creditor Default	65

iii

INTRODUCTION

McDermott International, Inc. and the above-captioned debtors and debtors in possession (collectively, the “Debtors”), propose this joint prepackaged chapter 11 plan of reorganization (as modified, amended, or supplemented from time to time, the “Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. Holders of Claims or Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

“2018 Collateral Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as Collateral Agent in respect of the Credit Agreement, the 2021 LC Facility, and the Lloyds LC Facility.

“2021 LC Agreement” means that certain letter of credit agreement dated as of October 30, 2018 by and among certain of the Debtors as applicants and guarantors thereto, and the 2021 LC Administrative Agent, as may be amended, supplemented, or otherwise modified from time to time.

“2021 LC Administrative Agent” means Barclays Bank PLC, as administrative agent for the 2021 LC Agreement.

“2021 LC Facility” means the $230,000,000.00 senior secured letter of credit facility under the 2021 LC Agreement.

“2021 Letter of Credit Claims” means any Claim for obligations arising under, or relating to, the 2021 LC Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“2021 Letters of Credit” means the letters of credit issued under the 2021 LC Facility.

“2023 LC Facility” means the $1,440,000,000.00 senior secured letter of credit facility under the Credit Agreement.

“2023 Letter of Credit Claims” means any Claim for obligations arising under, or relating to, the 2023 LC Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“2023 Letters of Credit” means the letters of credit issued under the 2023 LC Facility.

“Achievement Target” means the (i) final, binding signed documentation reflecting (x) positive value adjustment of $235 million in projected gross profit and (y) $285 million in letter of credit relief and (ii) project cost savings of $560 million through the employment of risk mitigation strategies, in each case subject to the satisfaction of the Required Consenting Term Lenders and the Required Consenting Revolving Lenders in their sole discretion.

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“Additional Obligations” shall have the meaning specified in the DIP Credit Facility Term Sheet.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

“Agents” means, collectively, the DIP Agents, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the 2018 Collateral Agent, the Superpriority Revolving Administrative Agent, the Superpriority Term Loan Agent, the Superpriority Collateral Agent, and each administrative agent, collateral agent, trustee or other similar agent in respect of the Exit Facilities solely in its capacity as such.

“Allowed” means, as to a Claim or Interest, a Claim or Interest allowed under the Plan, under the Bankruptcy Code, or by a final order (including the DIP Financing Orders) as applicable.

“Assumed Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, which shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Required Consenting Lenders.

“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

“Barclays Advisors” means Latham & Watkins LLP and any other local or foreign advisors.

“Bidding Procedures” means the procedures governing the auction and the Technology Business Sale, as approved by the Bankruptcy Court and as may be amended from time to time in accordance with their terms.

“Bilateral Facilities” means those certain bilateral facilities entered into by various Debtors and their affiliates and the individual lenders party thereto, including:

(a)

that certain facility agreement (as amended), dated April 13, 2016, between McDermott International, Inc., as borrower, McDermott Middle East, Inc., McDermott Eastern Hemisphere, Ltd., McDermott Arabia Company Limited, as guarantors, and Abu Dhabi Commercial Bank PJSC, as lending bank;

(b)	that certain credit facility agreement (as amended), dated April 30, 2018, between CBI Eastern Anstalt, as borrower, and Mashreqbank PSC, as lending bank;

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(c)

that certain credit agreement (as amended) dated as of July 19, 2018 between Arabian CBI Company Limited, as customer, McDermott International Inc., as guarantor, and Samba Financial Group, as lending bank;

(d)

that certain facility letter (as amended), dated as of January 29, 2018 between McDermott Middle East, Inc., and McDermott Eastern Hemisphere, Ltd., as applicants, McDermott International, Inc., as guarantor, and International Bank of Qatar, as lending bank;

(e)	that certain reimbursement agreement for letters of credit or guarantees, dated July 30, 2015 between McDermott International, Inc., as applicant and Riyad Bank, as lending bank;

(f)	that certain facility agreement between McDermott Middle East Inc., as borrower, McDermott International, Inc., as guarantor, and First Gulf Bank, as lending bank;

(g)	that certain letter of credit reimbursement agreement (as novated), dated August 1, 2007 between J. Ray McDermott S.A., as applicant and Standard Chartered Bank, as lending bank;

(h)	that certain master reimbursement agreement between J. Ray McDermott S.A., as applicant, McDermott International, Inc., as guarantor, and ICICI Bank Limited, as lending bank;

(i)	that certain reimbursement agreement between Chicago Bridge and Iron Company, N.V., as customer, and Europe Arab Bank PLC, as lending bank;

(j)

that certain credit facilities agreement, dated April 4, 2019 between McDermott Middle East, Inc. and McDermott Middle East, Inc. Panama, as borrowers, McDermott International, Inc., as guarantor, and Commercial Bank of Dubai PSC, as lending bank; and

(k)

that certain (a) indemnity and undertaking, dated as of June 28, 2019 between Comet II, B.V. as borrower and The Standard Bank of South African Limited as lending bank and (b) parent company guarantee, dated as of June 28, 2019 between McDermott International, Inc. as guarantor and The Standard Bank of South Africa Limited as lending bank.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

“Business Plan” means the business plan for the Reorganized Debtors.

“Cameron LNG Contractor” means CCJV, an unincorporated joint venture the members of which are CB&I LLC (as successor in interest) and Chiyoda International Corporation.

“Cameron LNG EPC Agreement” means that certain Engineering, Procurement and Construction Contract, dated as of March 17, 2014, between Cameron LNG, LLC and the Cameron LNG Contractor (as amended).

“Cameron LNG Project Obligations” means, collectively, the obligations of any Debtor under: (a) that certain EPC Joint Venture Agreement, dated March 17, 2014 between CB&I LLC (as successor in interest) and Chiyoda International Corporation (as amended); and (b) the Cameron LNG EPC Agreement.

“Cameron LNG Replacement Guarantee” means a guarantee, which Reorganized McDermott shall execute and deliver to Cameron LNG, LLC, guaranteeing on a joint and several basis on behalf of CB&I LLC the payment and performance of the obligations of the Cameron LNG Contractor under the Cameron LNG EPC Agreement, whether arising prior to or after the execution of such guarantee.

“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

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“Cash Management Bank” means any financial institution through which the Debtors have entered into “Cash Management Arrangements” (as defined in the Credit Agreement).

“Cash Secured LC Exit Facility” means a 4-year, cash secured letter of credit exit facility in an amount up to $371 million, and otherwise on terms satisfactory to the Required Consenting Lenders, and set forth in the Definitive Documents to be included in the Plan Supplement.

“Cash Secured Letter of Credit Claims” means any Claim for obligations arising under, or relating to, the Cash Secured Letters of Credit, including Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“Cash Secured Letters of Credit” means the “Cash Secured Letters of Credit” issued under and on the terms set forth under the Credit Agreement.

“Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Action.

“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

“Chiyoda Replacement Guarantee” means a guarantee which Reorganized McDermott shall execute and deliver to Chiyoda International Corporation in accordance with Section 15.3 of the EPC Joint Venture Agreement, dated March 17, 2014 between CB&I LLC (as successor in interest) and Chiyoda International Corporation (as amended) as required by the Guaranty and Indemnity Agreement entered into by and between CB&I LLC, McDermott International and Chiyoda International Corporation.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Claims and Balloting Agent” means Prime Clerk LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.

“Claims Register” means the official register of Claims maintained by the Claims and Balloting Agent.

“Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

“Company Party” has the meaning set forth in the Restructuring Support Agreement.

“Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, compensation, and benefit plans, policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees and retirees of their subsidiaries, including all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements, and plans, incentive plans, deferred compensation plans and life, accidental death, and dismemberment insurance plans.

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“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the consummation of the Technology Business Sale and the Pipes Business Sale.

“Consenting 2021 LC Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting 2023 LC Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Cash Secured LC Issuers” has the meaning set forth in the Restructuring Support Agreement.

“Consenting LC Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Revolving Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Superpriority LC Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Superpriority Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Consummation” means the occurrence of the Effective Date as to the applicable Debtor.

“Credit Agreement” means that certain credit agreement dated as of May 10, 2018, by and among certain of the Debtors as borrowers and guarantors thereto, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the Issuers (as defined in the Credit Agreement), and the lenders from time to time party thereto, as may be amended, supplemented, or otherwise modified from time to time.

“Credit Agreement Hedging Claims” means Claims in respect of Credit Agreement Hedging Obligations, which, for the avoidance of doubt, shall not include DIP Hedging Obligations.

“Credit Agreement Hedging Obligations” means mark-to-market obligations arising out of the termination of any “Hedging Obligations” (as defined under the Credit Agreement) prior to the Effective Date.

“Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

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“D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

“Definitive Documents” means the documents listed in Section 3 of the Restructuring Support Agreement.

“DIP Agents” means the DIP LC Agent, the DIP Collateral Agent, and the DIP Term Loan Agent.

“DIP Cash Secured Letter of Credit Claim” means any Claim for obligations arising under, or relating to, the DIP Cash Secured LC Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“DIP Cash Secured Letters of Credit” means the letters of credit issued pursuant to the DIP Cash Secured LC Facility.

“DIP Cash Secured LC Facility” means the cash secured letter of credit facility pursuant to which up to $100 million of the DIP Letter of Credit Facility may be allocated.

“DIP Claims” means all Claims (including adequate protection Claims) derived from, arising under, based upon, or secured pursuant to the DIP Credit Agreement, including all prepetition Claims rolled into the DIP Credit Facility and all other Claims in respect of principal amounts outstanding, interest, fees, expenses, costs, hedging obligations, and other charges arising thereunder or related thereto, in each case, with respect to the DIP Credit Facility.

“DIP Collateral Agent” means Crédit Agricole Corporate and Investment Bank in its capacity as collateral agent under the DIP Credit Agreement.

“DIP Credit Agreement” means that certain superpriority secured debtor-in-possession credit agreement that governs the DIP Credit Facility (as may be amended, supplemented, or otherwise modified from time to time), among McDermott International, Inc., as parent, certain of the Debtors as borrowers, the lenders party thereto, the DIP Lenders, the DIP Letter of Credit Issuers, and the DIP Agents.

“DIP Credit Facility” means the superpriority committed credit facilities provided by the DIP Lenders, which includes the DIP Letter of Credit Facility, the DIP Term Loan Facility, the DIP Hedging Obligations, and any other obligations specified in the DIP Financing Orders.

“DIP Credit Facility Term Sheet” means the DIP Credit Facility Term Sheet attached as Exhibit 2 to the Restructuring Term Sheet.

“DIP Financing Orders” means the interim order approving the DIP Credit Facility and the final order approving the DIP Credit Facility, approved by the Bankruptcy Court in the Chapter 11 Cases.

“DIP Hedging Obligations” means all hedging obligations subject to or deemed incurred under the DIP Credit Facility (including for the avoidance of doubt all obligations in respect of the Debtors’ prepetition foreign currency hedging transactions and $500 million notional amount of interest rate hedging transactions rolled into the DIP Credit Facility pursuant to the DIP Financing Orders and the Hedging Order).

“DIP LC Agent” means Crédit Agricole Corporate and Investment Bank in its capacity as letter of credit administrative agent under the DIP Credit Agreement.

“DIP LC Claim” means any Claim of a DIP Lender, a DIP Letter of Credit Issuer, or the DIP Agents arising under or relating to the DIP Letter of Credit Facility pursuant to the DIP Credit Agreement.

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“DIP Lenders” means the lenders party to the DIP Credit Agreement with respect to the DIP Credit Facility.

“DIP Letter of Credit Facility” means the senior secured superpriority letter of credit facility plus interest, fees, and other amounts due in respect of the DIP Letters of Credit (including the DIP Cash Secured LC Facility), provided under the DIP Credit Agreement and approved by the Bankruptcy Court pursuant to the DIP Financing Orders.

“DIP Letter of Credit Issuers” means the “Issuing Banks” under the DIP Credit Agreement.

“DIP Letters of Credit” means (i) the $543 million of new and incremental letters of credit to be provided under the DIP Letter of Credit Facility (including the DIP Cash Secured Letters of Credit) plus (ii) the DIP Roll-Up Letters of Credit.

“DIP Roll-Up Letters of Credit” means (i) those Superpriority Letters of Credit, including Claims for all reimbursement obligations outstanding, interest, fees, expenses, costs, and other charges arising thereunder or relating thereto, that are “rolled-up” and deemed issued under the DIP Letter of Credit Facility pursuant to the final DIP Financing Order and (ii) any obligations to be deemed outstanding under the DIP Letter of Credit Facility.

“DIP Roll-Up Term Loans” means the term loans outstanding under the Superpriority Term Loan Facility that upon entry of the final DIP Financing Order, shall be deemed to be issued under the DIP Term Loan Facility, including all of the Claims arising under, derived from, based upon, or secured pursuant to the Superpriority Credit Agreement, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, the Make Whole Amount, and other charges arising thereunder or related thereto, in each case, with respect to the Superpriority Term Loan Facility.

“DIP Term Loan Agent” means Barclays Bank PLC, in its capacity as term loan administrative agent under the DIP Credit Agreement.

“DIP Term Loan Claim” means any Claim of a DIP Lender or the DIP Agents arising under or relating to the DIP Term Loan Facility pursuant to the DIP Credit Agreement or the DIP Financing Orders.

“DIP Term Loan Facility” means a superpriority term loan facility, comprised of up to $1.2 billion principal amount of New DIP Term Loans plus $800 million principal amount of the Superpriority Term Loans rolled into the DIP Term Loan Facility plus the Make Whole Amount plus the Additional Obligations and approved by the Bankruptcy Court pursuant to the DIP Financing Orders.

“DIP Term Loans” means the New DIP Term Loans and the DIP Roll-Up Term Loans.

“Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan.

“Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

“Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

“Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims entitled to receive distributions under the Plan.

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“Distribution Record Date” means, other than with respect to publicly held Securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be on or as soon as is reasonably practicable after the Effective Date. For the avoidance of doubt, no distribution record date shall apply to holders of public securities.

“DTC” means the Depository Trust Company.

“Effective Date” means, as to the applicable Debtor, the date that is the first Business Day on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

“Emergence Awards” has the meaning set forth in Article IV.Q of the Plan.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time.

“Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) the Consenting Stakeholders and any affiliated Hedge Banks; (d) each Agent and the Senior Notes Trustee, and (e) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

“Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Existing Common Equity Interests” means the common stock of McDermott, which is traded and quoted on the New York Stock Exchange under the symbol “MDR,” any and all outstanding and unexercised or unvested warrants, options, or rights to acquire such common stock existing prior to the Petition Date, and any Section 510(b) Claims.

“Existing Preferred Equity Interests” means all outstanding 12% Redeemable Preferred Stock in McDermott, issued on November 29, 2018, and the Series A Preferred Stock of McDermott, issued on December 2, 2019, and any Section 510(b) Claims.

“Exit Facilities” means, collectively, the Term Loan Exit Facility and the Exit LC Facilities, as applicable.

“Exit Facility Agents” means each of the administrative agents, trustees, or other similar agents under the Exit Facility Agreement, solely in its capacity as such.

“Exit Facility Agreement” means that certain agreement to provide the Exit Facilities, if any, dated as of the Effective Date, by and among the Reorganized Debtors party thereto as borrowers, Reorganized McDermott, the Exit Facility Agents, the issuing banks party thereto, and the lender parties thereto, which shall be included in the Plan Supplement.

“Exit Facility Documents” means, collectively, the Exit Facility Agreement, and any and all other agreements, documents, and instruments delivered or to be entered into in connection therewith, including any amendments to existing loan or other finance documentation, any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, in each case if any, the terms of which documents shall be acceptable to the Debtors or the Reorganized Debtors, as applicable, and the Required Consenting Lenders.

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“Exit LC Facilities” means the Super Senior Exit Facility, the Senior Exit LC Facility, the Cash Secured LC Exit Facility, and the Roll-Off LC Exit Facility.

“Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

“File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

“Funded DIP Indebtedness” means indebtedness under the DIP Credit Facility in respect of the DIP Term Loans (which for the avoidance of doubt includes the Superpriority Term Loans rolled up into the DIP Credit Facility, but excludes any DIP Hedging Obligations) and the Additional Obligations.

“General Unsecured Claim” means any Unsecured Claim against a Debtor other than the Bilateral Facility Claims and the Senior Notes Claims.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Hedge Bank” means, with respect to any Consenting Lender, either such Consenting Lender or an affiliate of such Consenting Lender that has entered into “Hedging Obligations” (as defined in the Credit Agreement) with the Debtors.

“Hedging Order” means the Order (I) Authorizing the Debtors to Enter into and Perform Under (A) Amended and Restated Hedge Agreements and (B) New Hedge Agreements, (II) Granting DIP Liens and DIP Superpriority Claims, (III) Modifying the Automatic Stay and (IV) Granting Related Relief entered by the Bankruptcy Court on January 23, 2020 at Docket No. 145 in the Chapter 11 Cases.

“Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

“Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor or an Affiliate of a Debtor.

“Intercompany Interest” means an Interest in a Debtor held by a Debtor or an Affiliate of a Debtor.

“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, performance shares, performance units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

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“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

“Lloyds LC Exit Facility” means a senior secured letter of credit exit facility with Lloyds LC Bank pursuant to which each Lloyds Letter of Credit that is outstanding on the Effective Date under the Lloyds Letter of Credit Agreement will be deemed issued on the Effective Date and which will be secured by only the cash collateral that exclusively secured the Lloyds Letters of Credit as of the Effective Date and any standby letters of credit supporting the Lloyds Letters of Credit as of the Effective Date; provided that the cash collateral and/or standby letters of credit, as applicable, securing the Lloyds LC Exit Facility shall be reduced and/or released, as applicable, dollar-for-dollar upon the reduction, expiration, or termination of any Lloyds Letter of Credit in accordance with its terms from and after the Effective Date and upon any such release the applicable cash collateral shall become collateral securing obligations of the Reorganized Debtors under the Exit Facilities. The definitive documentation for the Lloyds LC Exit Facility shall be substantially in the form of the Lloyds Letter of Credit Agreement, and otherwise on terms satisfactory to the Debtors and the Required Consenting Lenders, and set forth in the Definitive Documents to be included in the Plan Supplement.

“Lloyds LC Bank” means Lloyds Bank Corporate Markets plc (as successor to Lloyds Bank plc, formerly known as Lloyds TSB Bank plc), as the Bank under the Lloyds Letter of Credit Agreement.

“Lloyds LC Facility” means the $127,000,000.00 senior secured letter of credit facility under the Lloyds Letter of Credit Agreement.

“Lloyds Letter of Credit Agreement” means that certain master agreement for stand-by letters of credit originally dated as of June 10, 2013 by and among Lloyds LC Bank and Comet II B.V., CB&I, LLC, Chicago Bridge and Iron Company B.V., CBI Services, LLC, CB&I UK Limited, CBI Constructors PTY LTD, CB&I Group Inc., and Woodlands International Insurance Ltd, as amended and restated May 10, 2018 in connection with the Business Combination (as defined therein) with McDermott and certain of its subsidiaries, as may be amended, supplemented, or otherwise modified from time to time.

“Lloyds Letter of Credit Claims” means any Claim for obligations arising under, or relating to, the Lloyds LC Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“Lloyds Letters of Credit” means the letters of credit issued under the Lloyds LC Facility.

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“Liquidity Lender Steering Committee” means those certain institutions comprising the steering committee of lenders under the Superpriority Revolving Facility, the Revolving Credit Facility, and the 2023 LC Facility.

“Lummus Assets and Interests” means the Debtors’ rights, titles, and interests in the Lummus Entities and related assets, as described in the Purchase Agreement.

“Lummus Entities” means Lummus Technology LLC; McDermott Technology (2), B.V.; McDermott Technology (3), B.V.; OOO Lummus Technology; CB&I Lummus Engineering & Technology China Co. Ltd.; Lummus Technology Heat Transfer B.V. (Netherlands); Lummus Technology Heat Transfer B.V. (India); Lummus Novolen Technology GmbH; Novolen Technology Holdings C.V.; Lummus Technology B.V.; Lummus Gasification Technology Licensing LLC; Lummus Engineered Products, LLC; Lummus Technology International LLC; Lummus Technology Services LLC; Chemical Research and Licensing, LLC; Lummus Technology Ventures LLC; Catalytic Distillation Technologies; Lummus Technology Overseas LLC, Chevron Lummus Global LLC, and CLG Technical Services, LLC.

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“Lummus Executory Contracts or Unexpired Leases” means any Executory Contracts and Unexpired Leases of the Debtors proposed to be assumed or assumed and assigned in connection with the Technology Business Sale.

“Make Whole Amount” means the make whole amount payable under Section 2.11(b) of the Superpriority Credit Agreement solely with respect to the tranches of the Superpriority Term Loan Facility that were funded prior to the Petition Date.

“Make Whole Tranche” means that certain tranche under the Super Senior Exit Facility in an amount equal to the portion of the Make Whole Amount remaining (if any) after applying the Technology Business Sale Proceeds and proceeds from the Rights Offering, subject to the terms of the Exit Facilities Term Sheet.

“Management Incentive Plan” has the meaning set forth in Article IV.Q of the Plan.

“McDermott” means McDermott International, Inc. or any successor or assign, by merger, consolidation, or otherwise, prior to the Effective Date.

“MIP Pool” has the meaning set forth in Article IV.Q of the Plan.

“New Board” means the board of directors of Reorganized McDermott. The identities of directors on the New Board shall be set forth in the Plan Supplement.

“New Common Stock” means, depending on the transaction structure and as detailed in the Restructuring Transactions Memorandum, common equity in one or more Reorganized Debtors.

“New DIP Term Loans” means the new money term loans to be provided under the DIP Term Loan Facility.

“New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with the Restructuring Support Agreement (including Section 3.02 of the Restructuring Support Agreement), this Plan, and section 1123(a)(6) of the Bankruptcy Code (as applicable), and shall be included in the Plan Supplement.

“New Tranche A Warrants” means the 7-year warrants to purchase 10% of the New Common Stock at a strike price equal to (a) the Prepetition Funded Secured Claims (including, without limitation, principal and any accrued prepetition or postpetition interest at the default rate as applicable) less (i) the proceeds of the Rights Offering, (ii) the aggregate amount of the loans evidenced by the Term Loan Exit Facility, and (iii) the Residual Prepetition Funded Secured Claims Pay Down, divided by (b) the initial allocation of 94% of the New Common Stock to the holders of Prepetition Funded Secured Claims minus an amount equal to (x) the aggregate proceeds of the Rights Offering divided by Plan Equity Value plus (y) the Prepetition Funded Secured Claims Excess Cash Adjustment. For the avoidance of doubt, the New Tranche A Warrants shall not be subject to dilution on account of the Management Incentive Plan.

“New Tranche B Warrants” means the 7-year warrants to purchase 10% of the New Common Stock at a strike price equal to (a) the Prepetition Funded Secured Claims (including, without limitation, principal and any accrued prepetition or postpetition interest at the default rate as applicable) multiplied by 125%, less (i) the proceeds of the Rights Offering, (ii) the aggregate amount of the loans evidenced by the Term Loan Exit Facility, and (iii) the Residual Prepetition Funded Secured Claims Pay Down, divided by (b) the initial allocation of 94% of the New Common Stock to the holders of Prepetition Funded Secured Claims minus an amount equal to (x) the aggregate proceeds of the Rights Offering divided by Plan Equity Value and (y) the Prepetition Funded Secured Claims Excess Cash Adjustment. For the avoidance of doubt, the New Tranche B Warrants shall not be subject to dilution on account of the Management Incentive Plan.

“New Warrants” means, collectively, the New Tranche A Warrants and the New Tranche B Warrants.

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“New Warrants Agreements” means those certain agreements providing for, among other things, the issuance and terms of the New Warrants, which shall be included in the Plan Supplement and in form and substance acceptable to the Required Consenting Lenders and the Required Consenting Noteholders. The New Warrants Agreements shall provide for full anti-dilution and Black-Scholes protection.

“Non-Pipes Debtors” means any of the Debtors or Reorganized Debtors other than the Pipes Entities.

“Other Prepetition Financing Claim” means any Secured Claim arising under:

(a)

that certain facility agreement dated September 30, 2010 among McDermott, as guarantor, and its subsidiary NO 105 AS, as borrower, the BNP Paribas, in its capacity as facility agent and security agent, and the lenders party thereto, as may be amended, supplemented, or otherwise modified from time to time, to pay a portion of the construction costs of the NO 105;

(b)

that certain receivables factoring agreement dated November 25, 2016 among J. Ray McDermott de Mexico S.A. de C.V. and the financing intermediaries thereto, as may be amended, supplemented, or otherwise modified from time to time; or

(c)	that certain re-invoicing service agreement dated May 2019 among Bramid Outsource Limited, as service provider, McDermott, as parent, and CB&I LLC, as customer.

“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Other Secured Claim” means any Secured Claim other than a Revolving Credit Claim, a Term Loan Claim, a 2021 Letter of Credit Claim, a 2023 Letter of Credit Claim, a Lloyds Letter of Credit Claim, a Cash Secured Letter of Credit Claim, a Credit Agreement Hedging Claim, a Superpriority Term Loan Claim, a Superpriority Revolving Facility Claim, an Other Prepetition Financing Claim, a Bilateral Facility Claim, or a DIP Claim.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

“Pipes Business Sale” means a sale of any or all of the Pipes Interests pursuant to the Pipes Business Sale Documents, and to be agreed to or consummated by one or more of the Debtors after the Confirmation Date.

“Pipes Business Sale Documents” means any executed purchase agreement for the sale of the Pipes Interests between certain of the Debtors and the Pipes Buyers for the sale of all or part of the Pipes Interests, and any transition services agreements, license agreements, supply agreements, and any other written ancillary agreements, documents, instruments and certificates executed under or in connection therewith. The Pipes Business Sale Documents shall be in form and substance satisfactory to the Required Consenting Lenders.

“Pipes Buyers” means those Entities that purchase the Pipes Interests pursuant to the Pipes Business Sale Documents.

“Pipes Entities” means CB&I Walker LA, LLC; CB&I Lake Charles LLC; CB&I Clearfield, Inc.; CB&I El Dorado, Inc.; CB&I Middle East Holding, Inc.; Shaw Overseas (Middle East) Ltd.; CB&I Nass Pipe Fabrication WLL; CB&I SKE&C Middle East Ltd.; Shaw Pipe Fabrication Holdings, LLC; and Shaw Emirates Pipes Manufacturing LLC, and any other Debtors or their non-Debtor Affiliates that may be identified in the Pipes Business Sale Documents.

“Pipes Interests” means all of the Debtors’ rights, titles, and interests (whether direct or indirect) in the Pipes Entities and certain related assets, as described in the Pipes Business Sale Documents.

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“Plan Distribution” means a payment or distribution to holders of Allowed Claims, Allowed Interests, or other eligible Entities under this Plan.

“Plan Equity Value” means $2,352,000,000.

“Plan Objection Deadline” means the date the Bankruptcy Court establishes as the deadline to File an objection to Confirmation of the Plan.

“Plan Supplement” means the compilation of documents and forms of documents, term sheets, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed prior to the Confirmation Hearing to the extent available, and any additional documents Filed prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) to the extent known, the identities of the members of the New Board; (c) the Assumed Executory Contracts and Unexpired Leases Schedule; (d) the Rejected Executory Contracts and Unexpired Leases Schedule; (e) the Schedule of Retained Causes of Action; (f) the Exit Facility Documents; (g) the definitive documentation related to the Management Incentive Plan; (h) the Restructuring Transactions Memorandum; (i) the New Warrants Agreements; and (j) to the extent applicable, the form of any Technology Business Sale Documents distributed by the Debtors to potentially interested parties, if any. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement up to the Effective Date as set forth in this Plan and in accordance with the Restructuring Support Agreement (and subject to the applicable consent rights thereunder).

“Prepetition Funded Secured Claims” means Claims in respect of (i) the Term Loans and the Revolving Loans, (ii) any funded Prepetition Secured Letters of Credit, and (iii) the Credit Agreement Hedging Claims, but excluding any amounts being rolled into the DIP Credit Facility.

“Prepetition Funded Secured Claims Excess Cash Adjustment” has the meaning set forth in Article IV.D.4 of the Plan.

“Prepetition Secured Letters of Credit” means the 2021 Letters of Credit, the 2023 Letters of Credit, the Revolving LCs, and the Cash Secured Letters of Credit.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated.

“Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

“Professional Amount” means the aggregate amount of Professional Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Plan.

“Professional Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

“Professional Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Amount.

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“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

“Purchase Agreement” means, solely with respect to the Technology Business Sale, the share and asset purchase agreement between the Debtors and the Purchaser.

“Purchaser” means one or more Entities that are the purchasers with respect to the Technology Business Sale.

“Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall not be discharged hereunder and the holder’s legal, equitable, and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.

“Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Required Consenting Lenders.

“Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such, together with their respective past and present directors, officers, shareholders, partners, members, employees, agents, attorneys, representatives, heirs, executors and assigns, in each case solely in their capacities as such.

“Released Claims” means any Claims or Interests that have been released, discharged, or are subject to exculpation pursuant to this Plan.

“Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Company Party; (d) each DIP Lender and each DIP Letter of Credit Issuer; (e) each Agent; (f) the Senior Notes Trustee; (g) each Consenting Stakeholder; (h) each Hedge Bank; (i) each Cash Management Bank; (j) each lender under the Superpriority Credit Agreement, Credit Agreement, the 2021 LC Agreement, and the Lloyds Letter of Credit Agreement; (k) each holder of an Obligation (as defined in the Superpriority Credit Agreement) under the Superpriority Credit Agreement; (l) each holder of an Obligation (as defined in the Credit Agreement) under the Credit Agreement; (m) each Issuer (as defined in the Superpriority Credit Agreement) under the Superpriority Credit Agreement; (n) each Issuer (as defined in the Credit Agreement) under the Credit Agreement; (o) the Term Loan Ad Hoc Group, the Liquidity Lender Steering Committee, and the Senior Notes Ad Hoc Group; (p) Illuminate Buyer LLC; (q) each current and former Affiliate of each Entity in clause (a) through (p); and (r) each Related Party of each Entity in clause (a) through (p); provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Company Party; (d) each DIP Lender and each DIP Letter of Credit Issuer; (e) each Agent; (f) the Senior Notes Trustee; (g) each Consenting Stakeholder; (h) each Hedge Bank; (i) each Cash Management Bank; (j) each lender under the Superpriority Credit Agreement, Credit Agreement, the 2021 LC Agreement, and the Lloyds Letter of Credit Agreement; (k) each holder of an Obligation (as defined in the Superpriority Credit Agreement) under the Superpriority Credit Agreement; (l) each holder of an Obligation (as defined in the Credit Agreement) under the Credit Agreement; (m) each Issuer (as defined in the Superpriority Credit Agreement) under the Superpriority Credit Agreement; (n) each Issuer (as defined in the Credit Agreement) under the Credit Agreement; (o) the Term Loan Ad Hoc Group, the Liquidity Lender Steering Committee, and the Senior Notes Ad Hoc Group; (p) Illuminate Buyer LLC; (q) all holders of Claims or Interests that vote to accept the Plan; (r) all holders of Claims or Interests that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable Notice of Non-Voting Status indicating that they opt not to grant the releases provided in the Plan; (s) all holders of Claims or Interests that abstain from voting on the Plan

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and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (t) all holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot or Notice of Non-Voting Status indicating that they opt not to grant the releases provided in the Plan; (u) each current and former Affiliate of each Entity in clause (a) through (t); and (v) each Related Party of each Entity in clause (a) through (t).

“Reorganized Debtors” means collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date, including any new entity established in connection with the implementation of the Restructuring Transactions.

“Reorganized McDermott” means McDermott, or any successor or assign, by merger, consolidation, or otherwise, on or after the Effective Date.

“Required Consenting LC Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Lender” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Revolving Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Residual Prepetition Funded Secured Claims Pay Down” has the meaning set forth in Article IV.D.4 of the Plan.

“Residual Technology Business Sale Proceeds” means any Technology Business Sale Proceeds remaining after payment of items (a) through (d) of the Technology Business Sale Proceeds Waterfall for application in accordance with item (e) of the Technology Business Sale Proceeds Waterfall in accordance with the Plan.

“Restructuring Expenses” means the prepetition and postpetition reasonable and documented fees and expenses of the Revolving and LC Administrative Agent Advisors, the Term Loan Ad Hoc Group Advisors, the Senior Notes Ad Hoc Group Advisors, the Barclays Advisors, and the Senior Notes Trustee and its advisors, including local and foreign counsel (in each case, in accordance with the terms of their respective engagement letters with their respective clients, if any).

“Restructuring Term Sheet” means the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

“Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a corporate restructuring of the Debtors’ and the Reorganized Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan, Restructuring Support Agreement, and Restructuring Transactions Memorandum, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued or executed pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.B of the Plan.

“Restructuring Transactions Memorandum” means a document, in form and substance acceptable to the Required Consenting Lenders, to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions, including the identity of the issuer or issuers of the New Common Stock and any elections that must be made with respect to the receipt of the New Common Stock.

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“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of January 21, 2020, by and among the Debtors and the Consenting Stakeholders, as may be further amended, modified, or supplemented from time to time, in accordance with its terms.

“Revolving and LC Administrative Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as administrative agent for the Revolving Credit Facility and the 2023 LC Facility.

“Revolving and LC Administrative Agent Advisors” means Linklaters LLP, Bracewell LLP and FTI Consulting, Inc., as advisors to the DIP LC Agent, the DIP Collateral Agent, the Revolving and LC Administrative Agent, 2018 Collateral Agent, the Superpriority Revolving Administrative Agent and the Superpriority Collateral Agent, and any other local or foreign advisors.

“Revolving Credit” means the Revolving LCs and the Revolving Loans.

“Revolving Credit Claims” means any Claim for obligations arising under, or relating to, the Revolving LCs or the Revolving Loans issued under the Revolving Credit Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“Revolving Credit Facility” means the senior secured revolving credit facility under the Credit Agreement.

“Revolving LCs” means the letters of credit issued under and on the terms set forth under the Revolving Credit Facility.

“Revolving Lenders” means the lenders under the Revolving Credit Facility.

“Revolving Loans” means the revolving loans issued under and on the terms set forth under the Revolving Credit Facility.

“Rights Offering” means a rights offering providing for the Consenting Noteholders with the right to purchase up to $150 million of the New Common Stock otherwise earmarked for the holders of Prepetition Funded Secured Claims valued at the Plan Equity Value in connection with the Restructuring Transactions and in accordance with the Rights Offering Procedures and Section 12 of the Restructuring Support Agreement.

“Rights Offering Procedures” means the procedures governing the Rights Offering, as approved by the Bankruptcy Court.

“Rights Offering Shares” means the shares of New Common Stock issued in accordance with the Rights Offering and subject to the terms of the Rights Offering Procedures and the Restructuring Support Agreement.

“Roll-Off LC Exit Facility” means each senior secured letter of credit facility (other than in respect of the Cash Secured Letters of Credit) under the Credit Agreement and the 2021 LC Agreement, each as amended by the Exit Facility Agreement, each of which will be ranked junior to the Senior Exit LC Facility, and otherwise contain terms consistent with the Exit Facilities Term Sheet and satisfactory to the Required Consenting Lenders, which shall be set forth in the Definitive Documents to be included in the Plan Supplement.

“Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.

“Section 510(b) Claim” means any Claim or Interest against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract.

“Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

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“Secured Creditor Equity Distribution” means 94% of the New Common Stock less the percentage of New Common Stock to be turned over on account of (i) the Prepetition Funded Secured Claims Excess Cash Adjustment and (ii) the Rights Offering, and subject to dilution on account of the Management Incentive Plan and the New Warrants.

“Secured Creditor Funded Debt Distribution” means (a) Cash in an amount equal to the Residual Technology Business Sale Proceeds; (b) Cash in an amount equal to any proceeds of the Rights Offering; (c) the Secured Creditor Equity Distribution; and (d) the new term loans evidenced by the Term Loan Exit Facility.

“Secured Creditor Pro Rata Share” means with respect to any recipient of any distribution from the Secured Creditor Funded Debt Distribution under the Plan, such recipient’s pro rata share thereof measured by reference to the aggregate amount of: (a) all Allowed Term Loan Claims, (b) all Allowed Revolving Credit Claims consisting of (x) all Revolving Loans and (y) funded Revolving LCs, (c) all Allowed 2021 Letter of Credit Claims consisting of funded 2021 Letters of Credit, (d) all Allowed 2023 Letter of Credit Claims consisting of funded 2023 Letters of Credit, (e) all Allowed Lloyds Letter of Credit Claims consisting of funded Lloyds Letters of Credit, and (f) all Credit Agreement Hedging Claims consisting of Credit Agreement Hedging Obligations, that are not being rolled into the DIP Credit Facility, in each case as of the date of such distribution.

“Secured Letter of Credit Cap” has the meaning ascribed to it in the Exit Facilities Term Sheet.

“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Security” means any security, as defined in section 2(a)(1) of the Securities Act.

“Senior Exit LC Facility” means a 4-year, senior secured letter of credit exit facility in an amount up to $1.326 billion, ranked junior to the Super Senior Exit Facility, on terms satisfactory to the Debtors or the Reorganized Debtors, as applicable, and otherwise on terms satisfactory to the Required Consenting Lenders; and set forth in the Definitive Documents to be included in the Plan Supplement; provided that the amount of the Senior Exit LC Facility shall be reduced dollar-for-dollar for each Prepetition Secured Letter of Credit or Lloyds Letter of Credit that is drawn and not reimbursed in full in Cash during or after the Chapter 11 Cases.

“Senior Notes” means the 10.625% senior notes due 2024 issued by certain of the Debtors pursuant to the Senior Notes Indenture.

“Senior Notes Ad Hoc Group” means, collectively, those certain institutions comprising the ad hoc groups of holders of the Senior Notes represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Brown Rudnick LLP.

“Senior Notes Ad Hoc Group Advisors” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, Brown Rudnick LLP, Houlihan Lokey Capital, Inc., counsel to the Senior Notes Trustee, and any local or foreign advisors.

“Senior Notes Claims” means all principal and interest outstanding as of the Petition Date under the Senior Notes.

“Senior Notes Indenture” means that certain indenture dated as of April 18, 2018, by and among certain of the Debtors and the Senior Notes Trustee, as may be amended, supplemented, or otherwise modified from time to time.

“Senior Notes Trustee” means UMB Bank, N.A., in its capacity as trustee for the Senior Notes Indenture.

“Severance Arrangements” has the meaning set forth in Article IV.Q of the Plan.

“Superpriority Agreement Agents” means the Superpriority Revolving Administrative Agent, the Superpriority Collateral Agent and the Superpriority Term Loan Agent.

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“Superpriority Collateral Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as Collateral Agent under the Superpriority Credit Agreement.

“Superpriority Credit Agreement” means that certain superpriority senior secured credit agreement, dated October 21, 2019, between certain of the Debtors as borrowers and guarantors, a syndicate of lenders and letter of credit issuers, the Superpriority Term Loan Agent, and the Superpriority Revolving Administrative Agent, as amended from time to time.

“Superpriority Facility” means, collectively, the Superpriority Term Loan Facility and the Superpriority Revolving Facility.

“Superpriority Letters of Credit” means the superpriority letters of credit issued under the Superpriority Revolving Facility.

“Superpriority Revolving Administrative Agent” means Crédit Agricole Corporate and Investment Bank, in its capacity as administrative agent for the Superpriority Revolving Facility.

“Superpriority Revolving Facility” means the superpriority secured letter of credit facility under the Superpriority Credit Agreement.

“Superpriority Term Loan Agent” means Barclays Bank PLC in its capacity as administrative agent for the Superpriority Term Loan Facility.

“Superpriority Term Loan Facility” means the superpriority secured term loan credit facility under the Superpriority Credit Agreement.

“Superpriority Term Loans” means the superpriority term loans issued under and on the terms set forth under the Superpriority Term Loan Facility.

“Super Senior Exit Facility” means a 4-year, super senior secured exit facility consisting of a letter of credit facility in an amount of $743 million and the Make Whole Tranche (which Make Whole Tranche will be subordinate in right of payment to the obligations with respect to the letters of credit under the Super Senior Exit Facility on the terms provided therein), on terms satisfactory to the Required Consenting Lenders and set forth in the Definitive Documents to be included in the Plan Supplement.

“Technology Business Sale” means a sale of the Lummus Assets and Interests under this Plan, pursuant to the Purchase Agreement, and to be agreed to or consummated by the Debtors on the Effective Date.

“Technology Business Sale Proceeds” means Cash proceeds received from the Technology Business Sale, net of (a) the reasonable transaction costs in connection with the Technology Business Sale, (b) taxes paid or reasonably estimated to be payable by the Debtors or Reorganized Debtors as a result of the Technology Business Sale, (c) any debt service payments due under the DIP Credit Agreement which are required to be repaid or otherwise becomes due in connection with the Technology Business Sale, and (d) payment of $210 million of prepetition accounts payable.

“Technology Business Sale Proceeds Waterfall” means the distribution waterfall for the Technology Business Sale Proceeds, as described in Article IV.D.3 of this Plan.

“Term Lenders” means the lenders under the Term Loan Facility.

“Term Loan Ad Hoc Group” means certain institutions comprising the ad hoc group of lenders in respect of the Superpriority Term Loans and the lenders in respect of the Term Loan Facility.

“Term Loan Ad Hoc Group Advisors” means Davis Polk & Wardwell LLP, Porter Hedges LLP, Centerview Partners, Inc., Ankura Consulting Group, LLC, and any other local or foreign advisors.

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“Term Loan Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent for the Term Loan Facility.

“Term Loan Claims” means any Claim for obligations arising under, or relating to, the Term Loan Facility.

“Term Loan Exit Facility” means a 5-year senior secured term loan facility in an amount equal to $500 million of take-back debt, ranked pari passu with the Roll-Off LC Exit Facility, and otherwise on terms satisfactory to the Required Consenting Lenders, and set forth in Definitive Documents to be included in the Plan Supplement.

“Term Loan Exit Facility Lenders” means those lenders party to the Exit Facility Agreement.

“Term Loans” means the term loans issued and on the terms set forth under the Term Loan Facility.

“Term Loan Facility” means the senior secured term loan facility under the Credit Agreement.

“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

“Unsecured Claim” means any Claim that is not a Secured Claim.

“Voting Deadline” means, subject to the approval of the Bankruptcy Court, February 19, 2020, or such other date as ordered by the Bankruptcy Court.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto, as provided for in the Restructuring Support Agreement; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of

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Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

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Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP CLAIMS,

PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Professional Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, or otherwise provided for under the Plan or the Restructuring Support Agreement, each holder of an Allowed Administrative Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	DIP Claims.

As set forth in Article IV.D of this Plan, certain of the Technology Business Sale Proceeds shall be used to pay Allowed DIP Claims (including Allowed DIP Claims with respect to the Make Whole Amount pursuant to the Technology Business Sale Proceeds Waterfall) outstanding on the Effective Date. Except to the extent that a holder of an Allowed DIP Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each holder of an Allowed DIP Claim shall receive the following treatment:

(a)

to the extent not paid in full in accordance with the Technology Business Sale Proceeds Waterfall, each holder of an Allowed DIP Term Loan Claim (other than the Make Whole Amount, but including all principal, accrued and unpaid interest, fees and expenses and non-contingent indemnity claims) shall receive payment in full in Cash;

(b)

to the extent not paid in full in accordance with the Technology Business Sale Proceeds Waterfall or the proceeds of the Rights Offering, each holder of an Allowed DIP Term Loan Claim constituting the Make Whole Amount shall receive its Pro Rata share of the term loans arising under the Make Whole Tranche;

(c)

to the extent not paid in full in accordance with the Technology Business Sale Proceeds Waterfall, each holder of an Allowed DIP LC Claim with respect to drawn DIP Letters of Credit that have not been reimbursed in full in Cash as of the Effective Date shall receive payment in full in Cash;

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(d)

each holder of an Allowed DIP LC Claim (other than in respect of DIP Cash Secured Letters of Credit) shall receive participation in the Super Senior Exit Facility in an amount equal to each such holder’s DIP Letter of Credit Facility commitments;

(e)

each holder of a DIP Cash Secured Letter of Credit Claim shall receive participation in the Cash Secured Exit LC Facility in an amount equal to such holder’s DIP Cash Secured Letter of Credit Claim; provided that any cash collateral in the DIP Cash Secured LC Account (as defined in the DIP Credit Facility Term Sheet) shall collateralize the Cash Secured LC Exit Facility; and

(f)	all DIP Hedging Obligations shall be rolled into and deemed incurred under the Super Senior Exit Facility.

To the extent the Funded DIP Indebtedness is repaid in full prior to the Effective Date, the Debtors shall not make any payments to trade vendors for penalty interest payments (excluding, for the avoidance of doubt, customary liquidated damages to customers) unless such payments had otherwise been specified in the Approved Budget (as defined in the DIP Credit Agreement) or authorized pursuant to the DIP Financing Orders.

C.	Professional Claims.

1. Final Fee Applications and Payment of Professional Claims.

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Amount on the Effective Date.

2. Professional Escrow Account.

On the Effective Date, the Reorganized Debtors shall, in consultation with the Required Consenting Lenders, establish and fund the Professional Escrow Account with Cash equal to the Professional Amount, which shall be funded by the Reorganized Debtors. The Professional Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Claims are Allowed. When such Allowed Professional Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3. Professional Amount.

Professionals shall reasonably estimate their unpaid Professional Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

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4. Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E.	Payment of Restructuring Expenses, Consent Fee.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, and noteholder consent fees payable under Section 12 of the Restructuring Support Agreement payable in Cash, which, for the avoidance of doubt, shall include the Noteholder Consent Fee (as defined in the Restructuring Support Agreement), shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses and Cash consent fees to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On or as soon as practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay pre- and post-Effective Date, when due Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights

Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 3	Other Prepetition Financing Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

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Class	Claims and Interests	Status	Voting Rights

Class 4	Bilateral Facility Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 5	2021 Letter of Credit Claims	Impaired	Entitled to Vote

Class 6A	2023 Letter of Credit Claims	Impaired	Entitled to Vote

Class 6B	Revolving Credit Claims	Impaired	Entitled to Vote

Class 6C	Term Loan Claims	Impaired	Entitled to Vote

Class 6D	Credit Agreement Hedging Claims	Impaired	Entitled to Vote

Class 7	Cash Secured Letter of Credit Claims	Impaired	Entitled to Vote

Class 8	Lloyds Letter of Credit Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 9	Senior Notes Claims	Impaired	Entitled to Vote

Class 10	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

Class 11	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

Class 12	Existing Equity Interests Other Than in McDermott	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)

Class 13	Existing Preferred Equity Interests in McDermott	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 14	Existing Common Equity Interests in McDermott	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter. The Claims in Classes 5, 6A, 6B, 6C, 6D, and 7 shall be Allowed to the extent provided in the DIP Financing Orders.

1. Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)	Treatment: Each holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

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(iv)	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)	Treatment: Each holder of an Allowed Other Priority Claim shall receive payment in full in Cash.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

3.	Class 3 – Other Prepetition Financing Claims

(a)	Classification: Class 3 consists of all Other Prepetition Financing Claims.

(b)	Treatment: Each Allowed Other Prepetition Financing Claim shall be Reinstated.

(c)

Voting: Class 3 is Unimpaired under the Plan. Holders of Other Prepetition Financing Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

4.	Class 4 – Bilateral Facility Claims

(a)	Classification: Class 4 consists of all Bilateral Facility Claims.

(b)	Treatment: Each Allowed Bilateral Facility Claim shall be Reinstated.

(c)

Voting: Class 4 is Unimpaired under the Plan. Holders of Bilateral Facility Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

5.	Class 5 – 2021 Letter of Credit Claims

(a)	Classification: Class 5 consists of all 2021 Letter of Credit Claims.

(b)	Treatment: Each holder of an Allowed 2021 Letter of Credit Claim shall receive:

(i)

with respect to any 2021 Letter of Credit Claims on account of unfunded 2021 Letters of Credit, participation in the Roll-Off LC Exit Facility in an amount equal to each such holder’s participation in any such unfunded 2021 Letters of Credit,

(ii)	with respect to any 2021 Letter of Credit Claims on account of funded 2021 Letters of Credit, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and

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(iii)	payment in full in Cash of any amounts accrued and unpaid as of the Petition Date due to such holder of an Allowed 2021 Letter of Credit Claim pursuant to Section 2.15 of the 2021 LC Agreement.

(c)	Voting: Class 5 is Impaired under the Plan. Holders of 2021 Letter of Credit Claims are entitled to vote to accept or reject the Plan.

6.	Class 6A – 2023 Letter of Credit Claims

(a)	Classification: Class 6A consists of all 2023 Letter of Credit Claims.

(b)	Treatment: Each holder of an Allowed 2023 Letter of Credit Claim shall receive:

(i)

with respect to any 2023 Letter of Credit Claims on account of unfunded 2023 Letters of Credit, participation in the Roll-Off LC Exit Facility in an amount equal to each such holder’s participation in any such unfunded 2023 Letters of Credit,

(ii)	with respect to any 2023 Letter of Credit Claims on account of funded 2023 Letters of Credit, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and

(iii)	payment in full in Cash of any amounts accrued and unpaid as of the Petition Date due to such holder of an Allowed 2023 Letter of Credit Claim pursuant to Section 2.15 of the Credit Agreement.

(c)	Voting: Class 6A is Impaired under the Plan. Holders of 2023 Letter of Credit Claims are entitled to vote to accept or reject the Plan.

7.	Class 6B – Revolving Credit Claims

(a)	Classification: Class 6B consists of all Revolving Credit Claims.

(b)

Allowed Amount: As of the Effective Date, the Revolving Credit Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the Revolving Credit Facility, including all principal, accrued and unpaid interest at the applicable default rate, and all accrued and unpaid fees, expenses, and noncontingent indemnity payable under the Revolving Credit Facility and the DIP Financing Orders.

(c)	Treatment: Each holder of an Allowed Revolving Credit Claim shall receive:

(i)

with respect to any Revolving Credit Claims on account of unfunded Revolving LCs, participation in the Roll-Off LC Exit Facility in an amount equal to each such holder’s participation in any such unfunded Revolving LCs,

(ii)	with respect to any Revolving Credit Claims on account of (x) Revolving Loans or (y) funded Revolving LCs, its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution, and

(iii)	payment in full in Cash of any amounts accrued and unpaid as of the Petition Date due to such holder of an Allowed Revolving Credit Claim pursuant to Section 2.15 of the Credit Agreement.

(d)	Voting: Class 6B is Impaired under the Plan. Holders of Revolving Credit Claims are entitled to vote to accept or reject the Plan.

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8.	Class 6C – Term Loan Claims

(a)	Classification: Class 6C consists of all Term Loan Claims.

(b)

Allowed Amount: As of the Effective Date, the Term Loan Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the Term Loan Facility, including all principal, accrued and unpaid interest at the applicable default rate, and all accrued and unpaid fees, expenses, and noncontingent indemnity payable under the Term Loan Facility and the DIP Financing Orders.

(c)	Treatment: Each holder of an Allowed Term Loan Claim shall receive its Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution.

(d)	Voting: Class 6C is Impaired under the Plan. Holders of Term Loan Claims are entitled to vote to accept or reject the Plan.

9.	Class 6D – Credit Agreement Hedging Claims

(a)	Classification: Class 6D consists of all Credit Agreement Hedging Claims.

(b)

Treatment: Each holder of an Allowed Credit Agreement Hedging Claim that remains unpaid as of the Effective Date shall receive for any Allowed Credit Agreement Hedging Claims such holder’s Secured Creditor Pro Rata Share of the Secured Creditor Funded Debt Distribution.

(c)	Voting: Class 6D is Impaired under the Plan. Holders of Credit Agreement Hedging Claims are entitled to vote to accept or reject the Plan.

10.	Class 7 – Cash Secured Letter of Credit Claims

(a)	Classification: Class 7 consists of all Cash Secured Letter of Credit Claims.

(b)	Treatment: Each holder of an Allowed Cash Secured Letter of Credit Claim outstanding as of such date shall:

(i)

be deemed to reissue its Cash Secured Letters of Credit under the Cash Secured LC Exit Facility which shall be secured by the same cash collateral which secured the Cash Secured Letters of Credit prior to the Petition Date, and

(ii)

receive payment in full in Cash of any amounts accrued and unpaid as of the Petition Date due to such holder of an Allowed Cash Secured Letter of Credit Claim pursuant to Section 2.15 of the Credit Agreement.

(c)	Voting: Class 7 is Impaired under the Plan. Holders of Cash Secured Letter of Credit Claims are entitled to vote to accept or reject the Plan.

11.	Class 8 – Lloyds Letter of Credit Claims

(a)	Classification: Class 8 consists of all Lloyds Letter of Credit Claims.

(b)	Treatment: Each holder of an Allowed Lloyds Letter of Credit Claim shall:

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(i)

be deemed to issue on the Effective Date its Lloyds Letters of Credit under the Lloyds LC Exit Facility, which from and after the Effective Date shall be secured on a senior and exclusive basis by the cash collateral held by Lloyds LC Bank and/or its affiliates that secured the Lloyds Letters of Credit as of the Effective Date and any standby letters of credit supporting the Lloyds Letters of Credit as of the Effective Date; provided that the cash collateral and/or standby letters of credit, as applicable, securing the Lloyds LC Exit Facility shall be reduced and/or released, as applicable, dollar-for-dollar upon the reduction, expiration, or termination of any Lloyds Letter of Credit in accordance with its terms from and after the Effective Date and upon any such release the applicable cash collateral shall become collateral securing the obligations of the Reorganized Debtors under the Exit Facilities;

(ii)

with respect to any Lloyds Letter of Credit Claims on account of funded Lloyds Letters of Credit, receive payment in full in Cash of such amounts from cash collateral and/or standby letters of credit which secure the Lloyds Letters of Credit, and

(iii)

receive payment in full in Cash of any amounts accrued and unpaid as of the Effective Date due to such holder of an Allowed Lloyds Letter of Credit Claim pursuant to Section 1, Section 2(b), and Section 6 of the Lloyds Letter of Credit Agreement.

(c)

Voting: Class 8 is Unimpaired under the Plan. Holders of Lloyds Letter of Credit Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

12.	Class 9 – Senior Notes Claims

(a)	Classification: Class 9 consists of all Senior Notes Claims.

(b)

Allowed Amount: As of the Effective Date, the Senior Notes Claims shall be Allowed and deemed to be Allowed Claims in the principal amount outstanding under the Senior Notes, together with all accrued but unpaid interest as of the Petition Date.

(c)	Treatment: Each holder of an Allowed Senior Notes Claim shall receive its pro rata share of:

(i)

6% of the New Common Stock, plus additional shares of New Common Stock as a result of the Prepetition Funded Secured Claims Excess Cash Adjustment, subject to dilution on account of the New Warrants and the Management Incentive Plan; and

(ii)	the New Warrants.

(d)	Voting: Class 9 is Impaired under the Plan. Holders of Senior Notes Claims are entitled to vote to accept or reject the Plan.

13.	Class 10 – General Unsecured Claims

(a)	Classification: Class 10 consists of all General Unsecured Claims.

(b)	Treatment: Each holder of an Allowed General Unsecured Claim shall receive, at the option of the applicable Debtor:

(i)	payment in full in Cash; or

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(ii)	Reinstatement.

(c)

Voting: Class 10 is Unimpaired under the Plan. Holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

14.	Class 11 – Intercompany Claims

(a)	Classification: Class 11 consists of all Intercompany Claims.

(b)	Treatment: Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor (with the consent of the Required Consenting Lenders), either:

(i)	Reinstated;

(ii)	canceled, released, and extinguished, and will be of no further force or effect; or

(iii)	otherwise addressed at the option of each applicable Debtor such that holders of Intercompany Claims will not receive any distribution on account of such Intercompany Claims.

(c)

Voting: Class 11 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 11 is not entitled to vote to accept or reject the Plan.

15.	Class 12 – Existing Equity Interests Other Than in McDermott

(a)	Classification: Class 12 consists of all Existing Equity Interests Other Than in McDermott.

(b)	Treatment: Each Existing Equity Interests Other Than in McDermott shall be, at the option of the applicable Debtor, either:

(i)	Reinstated;

(ii)	canceled, released, and extinguished, and will be of no further force or effect; or

(iii)

otherwise addressed at the option of each applicable Debtor such that holders of Existing Equity Interests Other Than in McDermott will not receive any distribution on account of such Existing Equity Interests Other Than in McDermott.

(c)

Voting: Class 12 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 12 is not entitled to vote to accept or reject the Plan.

16.	Class 13 – Existing Preferred Equity Interests

(a)	Classification: Class 13 consists of all Existing Preferred Equity Interests.

(b)

Treatment: Holders of Existing Preferred Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

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(c)	Voting: Class 13 is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 13 is not entitled to vote to accept or reject the Plan.

17.	Class 14 – Existing Common Equity Interests

(a)	Classification: Class 14 consists of all Existing Common Equity Interests.

(b)

Treatment: Holders of Existing Common Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c)	Voting: Class 14 is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 14 is not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors reserve the right, subject to the prior consent of the Required Consenting Lenders, which shall not be unreasonably withheld, to modify the Plan in accordance with Article X hereof and the Restructuring Support Agreement to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

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H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Any such contractual, legal, or equitable subordination rights shall be settled, compromised, and released pursuant to the Plan.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the DIP Claims, Superpriority Term Loan Claims, Superpriority Revolving Facility Claims, 2021 Letter of Credit Claims, 2023 Letter of Credit Claims, Revolving Credit Claims, Term Loan Claims, Cash Secured Letter of Credit Claims, Credit Agreement Hedging Claims, and Senior Notes Claims and (2) any claim to avoid, subordinate, or disallow any DIP Claims, Superpriority Term Loan Claims, Superpriority Revolving Facility Claims, 2021 Letter of Credit Claims, 2023 Letter of Credit Claims, Revolving Credit Claims, Term Loan Claims, Cash Secured Letter of Credit Claims, Credit Agreement Hedging Claims, and Senior Notes Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as

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may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

C.	Reorganized Debtors.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Organizational Documents and the Exit Facility Documents, as the boards of directors of the applicable Reorganized Debtors deem appropriate.

D.	Technology Business Sale.

1.	Technology Business Sale Process.

Following the Petition Date, in consultation with the Consultation Parties (as defined in the Bidding Procedures), the Debtors shall continue their sale and marketing process and solicit bids for the sale or other disposition of all or substantially all of the Technology Business Sale, in accordance with the terms and conditions of the Restructuring Support Agreement (including the Milestones (as defined in the Restructuring Support Agreement)) and in a manner acceptable to the Required Consenting Lenders. For the avoidance of doubt, the Debtors may only execute an agreement for the sale or other disposition of any part of the Technology Business with the consent of the Required Consenting Lenders.

The Consultation Parties shall have the right to review all information, diligence, documents and other materials provided by the Debtors or their advisors to any bidder or prospective bidder in connection with the Technology Business Sale and to consult with the Debtors and their advisors with respect to the Technology Business Sale. The Debtors shall provide to the Consultation Parties all term sheets, letters, proposals, offers, bids and other materials, whether non-binding or not, that are received by the Debtors or their advisors in connection with the Technology Business Sale within one (1) day of receipt by the Debtors or their advisors, as applicable.

2.	Closing of the Technology Business Sale.

On or before the Effective Date, the Debtors shall be authorized to consummate the Technology Business Sale and, among other things, the Lummus Assets and Interests (including Executory Contracts and Unexpired Leases assumed and assigned pursuant to Article V hereof) shall be transferred to and vest in the Purchaser free and clear of all Liens, Claims, charges, or other encumbrances pursuant to the terms of the Purchase Agreement and, as applicable, in accordance with the DIP Credit Agreement, the Confirmation Order or an order approving the Technology Business Sale; provided that, to the extent the Technology Business Sale is to be consummated pursuant to the Confirmation Order, the Debtors may request entry of any order supplementing the Confirmation Order that the Debtors believe is necessary or appropriate to implement the terms and conditions of the Technology Business Sale. On and after the Effective Date, except as otherwise provided in the Plan, the Debtors or the Purchaser, as applicable, may operate the Debtors’ businesses and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action, in each case relating to the Lummus Assets and Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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3.	Technology Business Sale Proceeds Waterfall.

On the Effective Date, any Technology Business Sale Proceeds that have not otherwise been applied in accordance with the DIP Credit Agreement shall be applied as follows:

(a)	first, to fund the minimum Cash balance of $820 million, as required by the Business Plan,

(b)	second, to repay Funded DIP Indebtedness (other than the Make Whole Amount);

(c)	third, payment of the Make Whole Amount; and

(d)	fourth, to fund cash to support new or additional letters of credit sufficient to meet the $2.44 billion letter of credit capacity contemplated by the Exit Facilities Term Sheet; and

(e)	fifth, the repayment of Prepetition Funded Secured Claims on a Pro Rata basis.

4.	Residual Prepetition Funded Secured Claims Pay Down.

On the Effective Date, the Prepetition Funded Secured Claims will be repaid on a pro rata basis from (i) the Residual Technology Business Sale Proceeds and (ii) any available Cash (such available Cash shall exclude Cash held in variable interest entities associated with joint venture and consortium arrangements, Cash trapped in foreign jurisdictions, and insurance captive Cash) in excess of $820 million available cash at emergence after payment of all fees and transaction expenses ((i) and (ii) together the “Residual Prepetition Funded Secured Claims Pay Down”).

If the Residual Prepetition Funded Secured Claims Pay Down amount is greater than $0, the initial allocation of 94% of the New Common Stock to the holders of Prepetition Funded Secured Claims shall be reduced, and the initial allocation of 6% of the New Common Stock to holders of Senior Notes Claim shall be increased, by the percentage calculated by dividing:

(a)	the Residual Prepetition Funded Secured Claims Pay Down amount by

(b)	an amount equal to:

(i)

the aggregate amount of Prepetition Funded Secured Claims (including, without limitation, principal and any accrued prepetition or postpetition interest at the default rate as applicable) minus an amount equal to the sum of (y) the aggregate amount of the loans to be issued under the Term Loan Exit Facility and (z) any proceeds of the Rights Offering up to $150 million; divided by

(ii)	94% minus an amount equal to (y) the aggregate proceeds of the Rights Offering up to $150 million divided by (z) Plan Equity Value

(such adjustment of initial allocations, the “Prepetition Funded Secured Claims Excess Cash Adjustment”).

For the avoidance of doubt, if the Technology Business Sale Proceeds paid pursuant to the Technology Business Sale Proceeds Waterfall have not paid the Make Whole Amount in full, all proceeds of the Rights Offering will (a) first go to the pay down of the Make Whole Amount and (b) once the Make Whole Amount is paid in full, the Prepetition Funded Secured Claims will be repaid on a pro rata basis from such remaining proceeds of the Rights Offering.

E.	Pipes Business Sale.

Following the Confirmation Date, the Debtors shall be authorized to consummate the Pipes Business Sale with the consent of the Required Consenting Lenders pursuant to the terms of the Pipes Business Sale Documents, the DIP Credit Agreement, the Plan, and the Confirmation Order. Pursuant to the consummation of the Pipes Business

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Sale, the Debtors shall, among other things, transfer all or part of the Pipes Interests to the Pipes Buyers free and clear of all Liens, Claims, Interests, charges, and other encumbrances (other than any assumed liabilities) pursuant to sections 363, 365, and/or 1123 of the Bankruptcy Code, this Plan, and the Confirmation Order; provided that all Liens, Claims, Interests, charges and other encumbrances on Pipes Interests securing any obligations of the Debtors prior to the closing of the Pipes Business Sale shall attach to the proceeds of the Pipes Business Sale, in the order of their priority, with the same validity, force, and effect, if any, which they had against such Pipes Interests prior to the closing of the Pipes Business Sale. The proceeds of the Pipes Business Sale shall be applied (i) prior to the Effective Date, in accordance with the DIP Credit Agreement; and (ii) on the Effective Date, including to the extent any Pipes Business Sale proceeds were applied as cash collateral securing the DIP Letters of Credit in accordance with the DIP Credit Agreement, to fund Cash to the Debtors’ balance sheet to satisfy the conditions precedent for emergence under Article IX.A of the Plan.

Pursuant to Article IX hereof, if the conditions precedent to the closing of the Pipes Business Sale shall have been satisfied in accordance with the Pipes Business Sale Documents (as approved by the Required Consenting Lenders), then the conditions set forth in Article IX (other than in Article IX.A.b) shall be deemed automatically waived with respect to the Pipes Entities without notice, leave, or order of the Bankruptcy Court, or any further action by the Debtors, the Reorganized Debtors, or any Consenting Stakeholder. Notwithstanding anything to the contrary herein, upon the closing of the Pipes Business Sale, (x) the Pipes Entities shall not retain any liability arising out of or in connection with (i) Professional Claims incurred by the Pipes Entities prior to the closing of the Pipes Business Sale or the funding of the Professional Fee Escrow, (ii) Restructuring Expenses and any consent fees, (iii) the Restructuring Support Agreement and any fees or obligations thereunder, (iv) the Exit Facilities or the Lloyds LC Exit Facility, (v) the DIP Cash Secured Letter of Credit Claims or the DIP Claims, and (iv) any adequate protection claims under the DIP Financing Orders, Bankruptcy Code § 507(b), or otherwise; (y) any consent or consultation rights in the Restructuring Support Agreement, the Plan, or the Confirmation Order of any Person or Entity other than the Pipes Entities as Reorganized Debtors shall not be enforceable against or apply to the Pipes Entities; and (z) the Pipes Interests shall be Reinstated pursuant to Article III of the Plan.

F.	Sources of Consideration for Plan Distributions.

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations, and the proceeds of the Rights Offering, the Technology Business Sale (in accordance with the Technology Business Sale Proceeds Waterfall) and the Pipes Business Sale, as applicable; (2) the New Common Stock; (3) the New Warrants; and (4) the distributions under the Exit Facilities, as applicable.

1.	Exit Facilities.

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facilities (the terms of which will be set forth in the Exit Facility Documents).

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Exit Facilities (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Exit Facilities, including the Exit Facility Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facilities.

Notwithstanding anything in the Plan or the Confirmation Order to the contrary: (x) on the Effective Date, the cash collateral securing the Cash Secured Letters of Credit outstanding under the Credit Agreement and the cash collateral securing the DIP Credit Facility shall be transferred to the collateral agent in respect of the Exit Facilities for the benefit of the secured parties in respect of the Cash Secured LC Exit Facility on a first-priority basis and the secured parties in respect of the other Exit Facilities as set forth in the Exit Facility Documents; and (y) all Liens securing the Debtors’ obligations under the DIP Credit Agreement, the Superpriority Credit Agreement, the Credit Agreement, and the 2021 LC Agreement: (i) shall be unaltered by the Plan, (ii) except as otherwise provided in the

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Confirmation Order regarding the release of Liens over Lummus Assets and Interest and the Pipes Interests upon consummation of the Technology Business Sale and the Pipes Business Sale, shall continue and remain attached to the property of the Reorganized Debtors and their Affiliates after the Effective Date to the same extent such Liens were attached to the property of the Debtors prior to the Effective Date, and (iii) shall be deemed assigned on the Effective Date to the collateral agent in respect of the Exit Facilities for the benefit of the secured parties in respect of the Exit Facilities (other than the Cash Secured LC Exit Facility) to secure the joint and several obligations of the Reorganized Debtors under the Exit Facilities as set forth in the Exit Facility Documents; provided that (a) such Liens shall not secure the Lloyds LC Exit Facility as of the Effective Date and (b) on and after the Effective Date, the granting, attachment, perfection, priority, and continuation of such Liens shall be governed by the terms of the Exit Facilities.

As of the Effective Date, upon the granting or continuation of Liens in accordance with the Plan and the Exit Facility Documents, such Liens shall constitute valid, binding, enforceable, and automatically perfected Liens in the collateral specified in the Exit Facility Documents. The Exit Facility Agents or holder(s) of Liens under the Exit Facility Documents are authorized to file with the appropriate authorities mortgages, financing statements, and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests granted to secure the obligations arising under the Exit Facility Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of such Liens and security interests shall be as set forth in the Exit Facility Documents. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

In no event shall the sum of (v) the face amount of letters of credit issued and outstanding at any time under the Senior Exit LC Facility, plus (w) the face amount of letters of credit issued and outstanding at any time under the Super Senior Exit Facility, plus (x) the face amount of letters of credit issued or deemed issued and outstanding at any time under the Roll-Off LC Exit Facility, plus (y) the face amount of letters of credit issued and outstanding at any time under the Cash Secured LC Exit Facility, plus (z) the face amount of letters of credit issued or deemed issued and outstanding at any time under the Lloyds LC Exit Facility, exceed the Secured Letter of Credit Cap plus permitted incremental capacity set forth in the Exit Facilities Term Sheet.

2.	Issuance of New Common Stock.

The issuance of the New Common Stock, including the Rights Offering Shares and any options or other equity awards, if any, reserved for the Management Incentive Plan and the New Warrants (including the New Common Stock that may be issuable upon exercise of the New Warrants), by the Reorganized Debtors (as set forth in the Restructuring Transactions Memorandum) shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The Reorganized Debtors shall be authorized to issue a certain number of shares, units or equity interests (as the case may be based on how the New Common Stock is denominated and the identity of the Reorganized Debtor issuing such shares, units, or equity interests) of New Common Stock required to be issued under the Plan and pursuant to their New Organizational Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.

All of the shares, units, or equity interests (as the case may be based on how the New Common Stock is denominated) of New Common Stock issued or authorized to be issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

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On the Effective Date or as soon as reasonably practicable thereafter, the New Common Stock will be distributed in accordance with the Plan.

3.	Rights Offering.

In accordance with the Restructuring Support Agreement, the applicable Reorganized Debtor shall consummate the Rights Offering, through which each Consenting Noteholder shall have the opportunity, subject to the terms and conditions set forth in the Plan and the Rights Offering Procedures, to purchase the Rights Offering Shares.

The Rights Offering Procedures shall be approved within 5 days of Petition Date and shall provide for a subscription deadline of no later than the Voting Deadline. Subscription rights to participate in the Rights Offering shall be distributed to the Consenting Noteholders in accordance with the Restructuring Support Agreement, the Restructuring Term Sheet, and the Plan and the issuance of such subscription rights will be exempt from SEC registration under applicable law. Proceeds of the Rights Offering to be used (a) first, for Cash pay down of any portion of the Make Whole Amount that is not paid in full in Cash from Technology Business Sale Proceeds in accordance with the Technology Business Sale Proceeds Waterfall and (b) second, for Cash pay down of Prepetition Funded Secured Claims.

4.	Issuance of New Warrants.

On the Effective Date, the applicable Reorganized Debtor (as set forth in the Restructuring Transactions Memorandum) will issue the New Warrants only to the extent required to provide for distributions to holders of the Senior Notes Claims, as contemplated by this Plan. All of the New Warrants issued pursuant to the Plan and the shares of New Common Stock that may be issued upon exercise of the New Warrants shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Restructuring Support Agreement, the Plan, and the New Warrant Agreements applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

The New Warrants shall be distributed to holders of Senior Notes Claims in accordance with the Restructuring Support Agreement and the Plan. The New Warrants shall have full customary anti-dilution and Black-Scholes protection.

5.	Lloyds LC Exit Facility.

On the Effective Date, the Reorganized Debtors and Lloyds LC Bank shall enter into the Lloyds LC Exit Facility. To the extent applicable, entry of the Confirmation Order shall be deemed (a) approval of the Lloyds LC Exit Facility and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Lloyds LC Exit Facility, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person as may be necessary to consummate the Lloyds LC Exit Facility. Liens on the cash collateral held by Lloyds LC Bank and/or its affiliates that exclusively secures the Debtors’ obligations under the Lloyds Letter of Credit Agreement: (i) shall be unaltered by the Plan, (ii) shall continue and remain (to the extent continued under the Lloyds LC Exit Facility) attached to the property of the Reorganized Debtors after the Effective Date to the same extent such Liens were attached to the property of the Debtors prior to the Effective Date, and (iii) shall continue to secure the joint and several obligations of the Reorganized Debtors under the Lloyds LC Exit Facility.

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G.	Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Plan and the Restructuring Support Agreement, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Confirmation Order, the Plan (including, for the avoidance of doubt, the Restructuring Transactions Memorandum), or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Exit Facility Documents, the Plan (including, without limitation, under Article IV.F.1 of the Plan) and the Confirmation Order, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan or the Confirmation Order. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof, to the extent cancelled pursuant to this paragraph, the Senior Notes Indenture shall continue in effect solely to the extent necessary to: (1) permit holders of Claims under the Senior Notes Indenture to receive their respective Plan Distributions, if any; (2) permit the Reorganized Debtors and the Disbursing Agent, as applicable, to make Plan Distributions on account of the Allowed Claims under the Senior Notes Indenture; (3) permit the Senior Notes Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan; (4) allow the Senior Notes Trustee to enforce its rights, claims, and interests against any party other than the Debtors; (5) preserve any rights of the Senior Notes Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to holders of Claims under the Senior Notes Indenture, including any rights to priority of payment and/or to exercise charging liens; and (6) permit the Senior Notes Trustee to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the Senior Notes Trustee or other holders of Claims under Senior Notes Indenture. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof and the Confirmation Order, the DIP Credit Agreement, the Superpriority Credit Agreement, 2021 LC Agreement, and the Credit Agreement shall continue in effect to: (1) permit holders of Claims under the DIP Credit Agreement, the 2021 LC Agreement, and the Credit Agreement to receive their respective Plan Distributions, if any; (2) permit the Reorganized Debtors and the

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Disbursing Agent, as applicable, to make Plan Distributions on account of the Allowed Claims under the DIP Credit Agreement, the 2021 LC Agreement, and the Credit Agreement, as applicable; (3) permit each of the DIP Agents, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the Superpriority Term Loan Agent, and the Superpriority Revolving Administrative Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the DIP Financing Orders, this Plan, and the Confirmation Order; (4) allow each of (x) the Revolving and LC Administrative Agent and any issuer of a letter of credit under the Credit Agreement to enforce its rights, claims, and interests against any Defaulting Lender (as defined in the Credit Agreement) solely with respect to such Defaulting Lender’s failure to perform its funding obligations under the Credit Agreement; and (y) the 2021 LC Administrative Agent and any issuer of 2021 Letters of Credit to enforce its rights, claims and interests against any Defaulting Participant (as defined in the 2021 LC Agreement) solely with respect to such Defaulting Participant’s failure to perform its funding obligations under the 2021 LC Agreement; (5) permit each of the DIP Agent, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, Superpriority Term Loan Agent, and the Superpriority Revolving Administrative Agent, to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the DIP Agent, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent and the Superpriority Term Loan Agent or other holders of Claims under the DIP Credit Agreement, the Superpriority Credit Agreement, the 2021 LC Agreement, and the Credit Agreement and (6) preserve the rights and obligations of the parties under the Exit Facility Documents. Except as provided in this Plan (including Article VI hereof), the Confirmation Order and the Exit Facilities, on the Effective Date, the DIP Agents, the Revolving and LC Administrative Agent, the Term Loan Administrative Agent, the 2021 LC Administrative Agent, the Superpriority Term Loan Agent, the Superpriority Revolving Administrative Agent and the Senior Notes Trustee, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Credit Agreement, the Superpriority Credit Agreement, the 2021 LC Agreement, the Credit Agreement, and the Senior Notes Indenture, as applicable. To the extent cancelled in accordance with this paragraph, the commitments and obligations (if any) of the holders of the Senior Notes and the lenders under the DIP Credit Agreement, the Superpriority Credit Agreement, the Credit Agreement, and the 2021 LC Agreement to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the DIP Credit Agreement, the 2021 LC Agreement, the Superpriority Credit Agreement the Credit Agreement, and the Senior Notes Indenture, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.

J.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Compensation and Benefit Programs; (2) selection of the directors and officers for the Reorganized Debtors; (3) the issuance and distribution of the New Common Stock; (4) implementation of the Restructuring Transactions, including the Rights Offering, the Pipes Business Sale, and the Technology Business Sale; (5) issuance and distribution of the New Warrants; (6) entry into the New Warrants Agreements and the Exit Facility Documents, as applicable; (7) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (8) adoption of the New Organizational Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Organizational Documents, the Exit Facility Documents, the New Warrants, the New Warrants Agreements (as applicable), the Pipes Business Sale Documents, the Purchase Agreement, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.J shall be effective notwithstanding any requirements under non-bankruptcy law.

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K.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization. The New Organizational Documents will (a) prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code and (b) provide for customary minority shareholder protections and information and reporting requirements subject to the consent rights set forth in Section 3.02 of the Restructuring Support Agreement.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

L.	Indemnification Obligations.

Consistent with applicable law, all indemnification provisions in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date; provided that the Reorganized Debtors shall not indemnify current or former officers, directors, managers, employees, attorneys, accountants, investment bankers, or other professionals of the Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence, or willful misconduct. Notwithstanding the foregoing, in the event of the closing of the Pipes Business Sale, the Pipes Entities shall maintain such indemnification obligations only to the extent required under the Pipes Business Sale Documents.

M.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the terms of the current members of the board of directors of McDermott shall expire and the new directors and officers of the Reorganized McDermott shall be appointed. The New Board will consist of seven (7) directors: (i) the Chief Executive Officer of Reorganized McDermott, (ii) six (6) directors selected by certain Required Consenting Term Lenders and the Required Consenting Revolving Lenders. The identities of directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing. Corporate governance for Reorganized McDermott, including charters, bylaws, operating agreements, or other organization documents, as applicable, shall: (a) be consistent with the Restructuring Term Sheet, Section 3 of the Restructuring Support Agreement, and section 1123(a)(6) of the Bankruptcy Code; and (b) provide for customary minority shareholder protections and information and reporting requirements reasonably acceptable to the Debtors and the Required Consenting Stakeholders.

N.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, Exit Facilities entered into, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

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O.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock and the New Warrants (including the New Common Stock that may be issuable upon exercise of the New Warrants); (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P.	Director and Officer Liability Insurance.

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date. Notwithstanding the foregoing, in the event of the closing of the Pipes Business Sale, the Pipes Entities shall maintain such D&O Liability Insurance Policies (including any “tail policy”) only to the extent required under the Pipes Business Sale Documents.

Q.	Management Incentive Plan.

Effective on the Effective Date, the Reorganized Debtors will (i) reserve 7.5% of New Common Stock (on a fully diluted and fully distributed basis, but subject to dilution on account of the New Warrants) which may be granted in the form of options, restricted stock, restricted stock units, warrants, stock appreciations rights or any combination thereof (each an “Award” and such reserve, the “MIP Pool”) for grant to management employees and members of the New Board in accordance with the terms of this Article IV.Q and as set forth in the Plan Supplement and (ii) enter into severance and change in control arrangements (“Severance Arrangements”) with senior executives of the

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Debtors that are insiders pursuant to Section 16 of the Exchange Act (“Senior Executives”) in amounts and on terms and conditions to be agreed with and approved by the Required Consenting Lenders. The New Board shall grant no less than 53.33% of the MIP Pool to the employees of the Debtors no later than 60 days following the Effective Date (the “Emergence Awards”) with the terms of the Emergence Awards to be determined as set forth in the Plan Supplement and the remainder of the MIP Pool will be available for future grants to management, employees, and members of the New Board with allocations, terms, and conditions to be determined by the New Board. A Senior Executive will be permitted to voluntarily terminate for “Good Reason” and receive the severance benefits under the Severance Arrangements if the Senior Executive does not receive an Emergence Award.

R.	Employee and Retiree Benefits.

Unless otherwise provided herein, and subject to Article V hereof, all employee wages, compensation, and benefit programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. Notwithstanding the foregoing, on the Effective Date, the Debtors shall enter into severance and change in control arrangements with Senior Executives in amounts and on terms and conditions to be agreed with and approved by the Required Consenting Lenders which, to the extent provided therein, shall supersede and replace any severance or change of control agreements with such Senior Executives existing prior to the Effective Date and the long-term components of any key employee retention plan or key employee incentive plan existing on the Effective Date shall be subject to modification or termination, as applicable, by the New Board upon adoption of the Management Incentive Plan.

S.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

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The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Article V.H.1 and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor (and assigned to the party(ies) set forth in the Technology Business Sale Documents, as applicable) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Leases Schedule, or the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement; provided that the Cameron LNG Project Obligations shall be assumed as of the Effective Date in accordance with Article V.J.

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B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.13 of this Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases and Lummus Executory Contracts or Unexpired Leases.

No later than seven (7) calendar days before the Confirmation Hearing, the Debtors shall provide notices of proposed assumptions to the counterparties to the agreements listed on the Assumed Executory Contracts and Unexpired Leases Schedule, which shall include a description of the procedures for resolving disputes related to the proposed assumption of applicable Executory Contracts and Unexpired Leases. Absent any pending dispute, the monetary and nonmonetary defaults existing as of the assumption of the Executory Contract(s) and Unexpired Lease(s) assumed pursuant to this Article V will be satisfied by the Debtors in compliance with section 365(b)(1) of the Bankruptcy Code. To the extent there is a dispute related to any cures of defaults arising under such Executory Contract(s) and Unexpired Lease(s) (other than Lummus Executory Contracts or Unexpired Leases), payment of any such disputed Cure amounts and the cure of any nonmonetary defaults shall be reconciled in the ordinary course of the Debtors’ business and all parties’ rights shall be reserved with respect thereto, including all rights to receive payment in full of any such Cures whether arising before or after the Effective Date and the right to object prior to or after the Effective Date to any assumption or cures relating thereto. The reconciliation, settlement, and payment of any monetary defaults over $7.5 million in respect of any single Executory Contract or Unexpired Lease or group of related Executory Contracts or Unexpired Leases prior to or on the Effective Date shall be subject to the approval of the Required Consenting Lenders.

Except with regard to Lummus Executory Contracts or Unexpired Leases, there shall be no need to file an objection to reserve rights with respect to disputes relating to monetary and nonmonetary cures and such cures will be reconciled in the ordinary course of the Debtors’ business. Notwithstanding anything herein to the contrary, except with regard to Lummus Executory Contracts or Unexpired Leases, in the event that any Executory Contract or Unexpired Lease is added to the Assumed Executory Contracts and Unexpired Leases Schedule after the provision of notices of proposed assumptions described above, a notice of proposed assumption with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof.

With regard to any Lummus Executory Contracts or Unexpired Leases, no later than thirty (30) days before the Effective Date of the Plan, the Debtors shall provide notices of proposed assumptions to the counterparties to any assumed Lummus Executory Contracts or Unexpired Leases, which shall include, with respect to each such Lummus Executory Contract or Unexpired Lease, the Debtors’ good faith estimate of the amount of any cure. Each notice of proposed assumption shall state whether the applicable Lummus Executory Contract or Unexpired Lease is being assumed by the Debtors or assumed and assigned to the Lummus Buyer. To the extent there is a dispute related to either a monetary Cure amount or nonmonetary default, the Debtors, with consent of the Lummus Buyer and in accordance with the Stalking Horse SAPA, may elect to: (i) not assume or assume and assign to the Buyer the relevant Lummus Executory Contract or Unexpired Lease; (ii) postpone the assumption of such Lummus Executory Contract or Unexpired Lease until the resolution of such objection; or (iii) reserve the disputed portion of the Cure of the monetary default and, and subject to cure of any nonmonetary defaults, assume such Lummus Executory Contract or Unexpired Lease on the Effective Date. The assumption or assumption and assignment of the assumed Lummus Executory Contracts or Unexpired Leases is subject to the cure of all nonmonetary defaults (other than defaults triggered by the filing of the Chapter 11 Cases by the Debtors) prior to the Effective Date of the Plan.

Unless otherwise agreed in writing by the parties in the applicable Lummus Executory Contract or Unexpired Lease, any objection by a counterparty to a Lummus Executory Contract or Unexpired Lease to a proposed assumption must be Filed, served, and actually received by the counsel to the Debtor no later than the date and time specified in the notice. Any counterparty to a Lummus Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have assented to such assumption.

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The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, and satisfy all nonmonetary defaults on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree; provided that the Debtors shall pay or satisfy, as applicable, any cures, or establish a reserve for any disputed portion of a Cure for any Lummus Executory Contract or Unexpired Lease on or prior the Effective Date.

Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure. If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.

The Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any nonmonetary defaults arising from or triggered by the filing of these chapter 11 cases, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

E.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

F.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

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G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.	Employee Compensation and Benefits.

1. Compensation and Benefit Programs.

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

a.

all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Program that provide for rights to acquire Existing Equity Interests in any of the Debtors;

b.	the change in control agreements entered into with current employees, unless otherwise determined by the Required Consenting Lenders prior to the Effective Date;

c.	Compensation and Benefits Programs that have been rejected pursuant to an order of a Bankruptcy Court; and

d.	Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any employee benefit plan or contract.

Any assumption of Compensation and Benefits Programs pursuant to the terms herein and the Restructuring Transactions and related matters contemplated by the Plan shall be deemed not to trigger (i) any applicable change of control, immediate vesting, termination (similar provisions therein) and (ii) an event of “Good Reason” (or a term of like import), in each case as a result of the consummation of the Restructuring Transactions. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

Notwithstanding the foregoing, on the Effective Date, the Debtors shall enter into severance and change in control arrangements with Senior Executives in amounts and on terms and conditions to be agreed with and approved by the Required Consenting Lenders which, to the extent provided therein, shall supersede and replace any severance or change of control agreements with such Senior Executives existing prior to the Effective Date and the long-term components of any key employee retention plan or key employee incentive plan existing on the Effective Date shall be subject to modification or termination, as applicable, by the New Board upon adoption of the Management Incentive Plan.

2.	Workers’ Compensation Programs.

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

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I.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

J.	Assumption of Cameron LNG Project Obligations

The Cameron LNG Project Obligations shall be assumed by the applicable Reorganized Debtor effective as of the Effective Date, and the Cameron LNG Project Obligations shall not be subject to the provision of Section V.A. hereof authorizing the Debtors or Reorganized Debtors, as applicable, to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date. Within three Business Days after the Effective Date, Reorganized McDermott shall issue the Cameron LNG Replacement Guarantee and the Chiyoda Replacement Guarantee.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Allowed Claim on the first Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.13 of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. Thereafter, a Distribution Date shall occur no less frequently than once in every ninety (90) day period, as necessary, in the Reorganized Debtors’ sole discretion.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Reorganized Debtors. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

Distributions in respect of all Claims under Classes 6A, 6B, 6D, and 7 shall be made based upon a distribution schedule provided to the Debtors by the Revolving and LC Administrative Agent after consultation with the holders of such Claims.

C.	Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

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2. Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2. Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3. Minimum Distributions.

No fractional shares of New Common Stock or New Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Common Stock or New Warrants that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock or New Warrants to be distributed to holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

4. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

5. Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.I hereof shall be deemed to have surrendered such certificate or instrument to the Distribution Agent. Such surrendered certificate or instrument

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shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan or Claims in respect of Classes 5, 6A, 6B (in respect of Revolving LCs), 7 or 8 to the extent such certificates or instruments are reinstated or amended on the Effective Date under the terms of the Plan.

6. Delivery of Distributions on Senior Notes Claims.

Except as otherwise reasonably requested by the Senior Notes Trustee, all distributions to holders of Allowed Senior Notes Claims shall be deemed completed when made to the Senior Notes Trustee. The Senior Notes Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Senior Notes Claims. As soon as practicable in accordance with the requirements set forth in this Article VI, the Senior Notes Trustee shall arrange to deliver such distributions to or on behalf of its holders, subject to the Senior Notes Trustee’s charging lien. If the Senior Notes Trustee is unable to make, or consents to the Debtors or the Reorganized Debtors, as applicable, making such distributions, the Debtors or the Reorganized Debtors, as applicable, with the Senior Notes Trustee’s cooperation, shall make such distributions to the extent practicable to do so; provided that until such distributions are made, the Senior Notes Trustee’s charging lien shall attach to the property to be distributed in the same manner as if such distributions were made through the Senior Notes Trustee. The Senior Notes Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Senior Notes Claim that is held in the name of, or by a nominee of, DTC shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.

E.	Manner of Payment.

1. All distributions of the New Common Stock, the New Warrants, participations in the Roll-Off LC Exit Facilities, and the debt in respect of the Term Loan Exit Facility and the Make Whole Tranche (to the extent applicable) to the holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

2. All distributions of Cash to the holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

3. At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code or any other applicable exemption, the offering, issuance, and distribution of the New Common Stock (including the Rights Offering Shares) and the New Warrants, as contemplated by Article III.B hereof, and the issuance of the New Common Stock upon exercise of the New Warrants, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, the New Common Stock, the New Warrants, and the New Common Stock to be issued upon exercise of the New Warrants will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of (i) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, and (iii) any restrictions in the Reorganized Debtors’ New Organizational Documents.

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G.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

H.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the DIP Financing Orders, the Plan, or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim.

J.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

K.	Setoffs and Recoupment.

Except as expressly provided in this Plan, and the DIP Financing Orders, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

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L.	Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2. Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

There is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan, except as provided in Article V.B of the Plan. On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary course of business by the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan. If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided further that holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. If a holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed. All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

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B.	Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.S of the Plan.

D.	Estimation of Claims and Interests.

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

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G.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

I.	No Interest.

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

B.	Release of Liens.

Except as otherwise provided in the Exit Facility Documents, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and

52

assigns. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agents that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, their Estates, and any person seeking to exercise the rights of the Debtors or their Estates, including any successors to the Debtors or any Estates representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estates representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

1.

the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Released Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Company Party and another Company Party, the Superpriority Credit Agreement, the Credit Agreement, the Hedge Agreements (as defined in the Hedging Order), the 2021 LC Agreement, the Lloyds Letter of Credit Agreement, the Senior Notes Indenture, the Senior Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Facility Documents, or the Plan (including, for the avoidance of doubt, the Plan Supplement);

2.

any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Rights Offering, the Disclosure Statement, the DIP Credit Agreement, the New Warrants Agreements, the Exit Facility Documents, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases;

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3.

the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

4.

any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facility Documents, the New Warrants Agreements, or any Claim or obligation arising under the Plan, or (ii) the rights of any holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the foregoing Debtor release.

D.	Releases by the Releasing Parties.

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, contingent or non-contingent, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:

1.

the Debtors (including the capital structure, management, ownership, or operation thereof), the business or contractual arrangement between the Debtors and any Releasing Party, any Securities issued by the Debtors and the ownership thereof, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions between or among a Company Party and another Company Party, the Superpriority Credit Agreement, the Credit Agreement, the Hedge Agreements (as defined in the Hedging Order), the 2021 LC Agreement, the Lloyds Letter of Credit Agreement, Senior Notes Indenture, the Senior Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreement, the Exit Facility Documents, or the Plan (including, for the avoidance of doubt, the Plan Supplement);

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2.

any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Rights Offering, the Disclosure Statement, the DIP Credit Agreement, the New Warrants Agreements, the Exit Facility Documents, the Plan, or the Plan Supplement, before or during the Chapter 11 Cases;

3.

the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Disclosure Statement, or the Plan, the solicitation of votes with respect to the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the Rights Offering, or the distribution of property under the Plan or any other related agreement; or

4.

any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, including all Avoidance Actions or other relief obtained by the Debtors in the Chapter 11 Cases.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan and the Exit Facility Documents, or any other financing document under and as defined therein), (ii) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, any Definitive Document, or any agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facility Documents, the New Warrants Agreements, or any Claim or obligation arising under the Plan, (iii) the rights of holders of Allowed Claims to receive distributions under the Plan, or (iv) current and former directors, officers, managers, or employees of the Debtors from any Claim or Cause of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

E.	Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Claims and Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the Superpriority Credit Agreement, the Credit Agreement, the Senior Notes Indenture or Senior Notes, the 2021 LC Agreement, and the Lloyds Letter of Credit Agreement), the Disclosure Statement, the Plan, the DIP Credit Facility, the Exit Facility Documents, the New Warrants Agreements, the Plan Supplement, the Rights Offering, or any

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Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), including any Definitive Document, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F hereof.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

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H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

a.	the Debtors shall have achieved the Achievement Target; and

b.

the Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order, in form and substance consistent in all respects with the Restructuring Support Agreement (including any consent rights thereunder) and otherwise in form and substance acceptable to the Debtors and the Required Consenting Stakeholders, and which shall:

i.

authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

ii.	decree that the provisions in the Confirmation Order and the Plan are nonseverable and mutually dependent;

iii.

authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions, including the Rights Offering; (b) distribute the New Common Stock and the New Warrants, and to issue the New Common Stock upon exercise of the New Warrants, pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or such other applicable exemption from such registration or pursuant to one or more registration statements; (c) make all distributions and issuances as required under the Plan, including Cash and the New Common Stock; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Management Incentive Plan, in each case, in a manner consistent with the terms of the Restructuring Support Agreement and subject to the consent rights set forth therein;

iv.	authorize the implementation of the Plan in accordance with its terms; and

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v.

provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

c.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

d.

the final version of each of the Plan, the Definitive Documents, and all documents contained in any supplement to the Plan, including Plan Supplement and any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein shall have been executed or filed, as applicable in form and substance consistent in all respects with the Restructuring Support Agreement, the Restructuring Term Sheet, and the Plan, and comply with the applicable consent rights set forth in the Restructuring Support Agreement and/or the Plan for such documents and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement;

e.

the definitive documents in respect of the Lloyds LC Exit Facility and the Exit Facility Documents shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Exit Facilities shall have been satisfied or duly waived in writing in accordance with the terms of each of the Exit Facilities and the closing of each of the Exit Facilities and the Lloyds LC Exit Facility shall have occurred;

f.	the Final Order approving the DIP Credit Facility shall have been entered and shall remain in full force and effect and no event of default shall have occurred and be continuing thereunder;

g.

no more than $50 million principal amount of Prepetition Secured Letters of Credit, the Lloyds Letters of Credit, or the DIP Letters of Credit (other than cash collateralized letters of credit) shall have been drawn and unreimbursed in full in Cash as of the Effective Date; provided that this condition may be waived solely with the written consent of the Required Consenting LC Lenders;

h.

Reorganized McDermott shall have a minimum of $820 million of Cash on its balance sheet (which amount shall not include Cash held by the Debtors’ joint-venture affiliates or cash collateral securing the Cash Secured Letters of Credit, the Lloyds Letters of Credit, and the DIP Cash Secured Letters of Credit) assuming normal working capital; provided that this condition may be waived solely with the written consent of the Required Consenting Lenders;

i.

all professional fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in a professional fee escrow account pending the Bankruptcy Court’s approval of such fees and expenses;

j.	the Technology Business Sale shall have been consummated;

k.	the Debtors’ shall have Filed a Notice of Anticipated Effective Date at least five (5) days in advance of such Effective Date;

l.	to the extent invoiced in accordance with the terms of the Plan, the payment in Cash in full of the Restructuring Expenses; and

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m.

the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Restructuring Term Sheet in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein), the Restructuring Term Sheet, and the Plan.

B.	Waiver of Conditions.

Except as otherwise specified in the Plan or the Restructuring Support Agreement, any one or more of the conditions to Consummation (or component thereof) set forth in this Article IX may be waived by the Debtors with the prior written consent of the Required Consenting Stakeholders (not to be withheld unreasonably), without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan. Notwithstanding the foregoing, if the conditions precedent to the closing of the Pipes Business Sale shall have been satisfied in accordance with the Pipes Business Sale Documents (as approved by the Required Consenting Lenders), then the conditions set forth in this Article IX (other than in Article IX.A.b) shall be deemed automatically waived solely with respect to the Pipes Entities, as applicable, without notice, leave, or order of the Bankruptcy Court, or any further action by the Debtors, the Reorganized Debtors, or the Required Consenting Stakeholders.

C.	Effect of Failure of Conditions.

If Consummation does not occur as to any Debtor, the Plan shall be null and void in all respects as to such Debtor and nothing contained in the Plan, the Disclosure Statement, or Restructuring Support Agreement as to such Debtor shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

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C.	Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

a.

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

a.

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

b.

resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

c.	ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan, including with respect to the New Warrants;

d.

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

e.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

f.

enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

g.	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

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h.

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

i.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

j.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

k.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.L hereof;

l.	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

m.

determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

n.	enter an order concluding or closing the Chapter 11 Cases;

o.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

p.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

q.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

r.

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

s.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

t.

hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof;

u.	enforce all orders previously entered by the Bankruptcy Court; and

v.	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the Exit Facilities and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

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ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether such holders of Claims or Interests have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

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G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors

McDermott International, Inc. 757 North Eldridge Parkway Houston, Texas 77079 Attention: John Freeman

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Joshua A. Sussberg, P.C., Christopher T. Greco, P.C., and Anthony R. Grossi

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: John R. Luze

and

Jackson Walker L.L.P.

1401 McKinney Street, Suite 1900

Houston, Texas 77010

Attention: Elizabeth C. Freeman and Matthew D. Cavenaugh

United States Trustee	Counsel to the Consenting Superpriority Term Lenders and the Consenting Term Lenders

Office of The United States Trustee 515 Rusk Street, Suite 3516 Houston, TX 77002	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Attention: Damian S. Schaible and Natasha Tsiouris

Counsel to the DIP LC Agent, the DIP Collateral Agent, the Revolving and LC
Administrative Agent, the 2018 Collateral Agent, the Superpriority Revolving
Administrative Agent and the Superpriority Collateral Agent	Counsel to the DIP Term Loan Agent, the 2021 LC Administrative Agent, the Superpriority Term Loan Agent, and the Term Loan Administrative Agent

Linklaters LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Margot Schonholtz and Penelope Jensen

and

Bracewell LLP

711 Louisiana Street

Houston, Texas 77002

Attention: William A. (Trey) Wood III

Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attention: Andrew Parlen and Anupama Yerramalli

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Counsel to the Consenting Noteholders

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Andrew N. Rosenberg and Alice B. Eaton

-and-

Brown Rudnick LLP

7 Times Square

New York, NY 10036

Attention: Robert J. Stark and Bennett S. Silverberg

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.primeclerk.com/McDermott or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding,

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alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Creditor Default

An act or omission by a holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

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Dated: March 12, 2020	MCDERMOTT INTERNATIONAL, INC.

on behalf of itself and all other Debtors

/s/ John Castellano
John Castellano
Chief Restructuring Officer

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EXHIBIT B

Proposed Confirmation Order and Effective Date Notice

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
MCDERMOTT INTERNATIONAL, INC., et al.,[1]	)	Case No. 20-30336 (DRJ)
)
Debtors.	)	(Jointly Administered)
)
	)	Re: Docket No. __

NOTICE OF (I) ENTRY OF AN ORDER

APPROVING THE DEBTORS’ DISCLOSURE

STATEMENT AND CONFIRMING THE SECOND AMENDED

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

(TECHNICAL MODIFICATIONS) OF MCDERMOTT INTERNATIONAL, INC.

AND ITS DEBTOR AFFILIATES AND (II) OCCURRENCE OF EFFECTIVE DATE

PLEASE TAKE NOTICE that on [___], 2020, the Honorable David R. Jones, United States Bankruptcy Judge for the United States Bankruptcy Court for the Southern District of Texas (the “Court”), entered the Order Approving the Debtors’ Disclosure Statement and Confirming the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization (Technical Modifications) of McDermott International, Inc. and its Debtor Affiliates [Docket No. [•]] (the “Confirmation Order”) confirming the Plan2 and approving the Disclosure Statement [Docket No. 4] of the above-captioned debtors (the “Debtors”).

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [_______], 2020.

PLEASE TAKE FURTHER NOTICE that the Confirmation Order and the Plan are available for inspection. If you would like to obtain a copy of the Confirmation Order or the Plan, you may contact Prime Clerk LLC, the notice, claims, and solicitations agent retained by the Debtors in these Chapter 11 Cases, by: (a) calling the Debtors’ restructuring hotline at +1 (877) 426-7705 (toll free) or +1 (917) 994-8380 (international); or (b) visiting the Debtors’ restructuring website at: https://cases.primeclerk.com/McDermott. You may also obtain copies of any pleadings Filed in these Chapter 11 Cases for a fee via PACER at: www.txs.uscourts.gov.

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A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at https://cases.primeclerk.com/McDermott. The location of Debtor McDermott International, Inc.’s principal place of business and the Debtors’ service address in these chapter 11 cases is 757 North Eldridge Parkway, Houston, Texas 77079.

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Capitalized terms used but not otherwise defined herein have the meanings given to them in the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization (Technical Modifications) of McDermott International, Inc. and its Debtor Affiliates [Docket No. 651] (as modified, amended, and including all supplements, the “Plan”).

PLEASE TAKE FURTHER NOTICE that the Court has approved certain discharge, release, exculpation, injunction, and related provisions in Article VIII of the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, the Disbursing Agent, and any holder of a Claim or an Interest and such holder’s respective successors and assigns, whether or not the Claim or the Interest of such holder is Impaired under the Plan, and whether or not such holder voted to accept the Plan.

PLEASE TAKE FURTHER NOTICE that the Plan and the Confirmation Order contain other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order in their entirety.

Houston, Texas
[●], 2020

JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Jennifer F. Wertz (TX Bar No. 24072822)	Joshua A. Sussberg, P.C. (admitted pro hac vice)
Kristhy M. Peguero (TX Bar No. 24102776)	Christopher T. Greco, P.C. (admitted pro hac vice)
Veronica A. Polnick (TX Bar No. 24079148)	Anthony R. Grossi (admitted pro hac vice)
1401 McKinney Street, Suite 1900	601 Lexington Avenue
Houston, Texas 77010	New York, New York 10022
Telephone: (713) 752-4200	Telephone: (212) 446-4800
Facsimile: (713) 752-4221	Facsimile: (212) 446-4900
Email: mcavenaugh@jw.com jwertz@jw.com kpeguero@jw.com vpolnick@jw.com	Email: joshua.sussberg@kirkland.com christopher.greco@kirkland.com anthony.grossi@kirkland.com
-and-
Co-Counsel to the Debtors
and Debtors in Possession	James H.M. Sprayregen, P.C.
John R. Luze (admitted pro hac vice)
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: james.sprayregen@kirkland.com john.luze@kirkland.com
Proposed Co-Counsel to the Debtors
and Debtors in Possession

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EXHIBIT C

Technology Business Sale Order

Share and Asset Purchase Agreement1

IT IS HEREBY FOUND AND DETERMINED THAT:

A. Findings of Fact and Conclusions of Law. The findings and conclusions set forth in this order (this “Order”) constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any findings of fact constitute conclusions of law, or any conclusions of law constitute findings of fact, they are adopted as such.

B. Jurisdiction. This Court has jurisdiction over the Technology Business Sale as set forth in the Stalking Horse SAPA pursuant to 28 U.S.C. § 1334, and this matter is a core proceeding under 28 U.S.C. § 157(b).

C. Opportunity to Object. In compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Bidding Procedures Order, a fair and reasonable opportunity to object or to be heard regarding the requested relief has been afforded to all interested parties and entities.

D. On January 21, 2020, the Debtors entered into the Stalking Horse SAPA, subject to higher or better offers.

E. On February 24, 2020 the Court entered an order [Docket No. 476] (the “Bidding Procedures Order”), which, among other things, (i) approved the Debtors’ entry into and performance under the Stalking Horse SAPA, (ii) approved the Stalking Horse Protections, (iii) approved the Bidding Procedures, and (iv) approved the Assumption and Assignment Procedures and the form and manner of the Cure Notice in connection thereto. In accordance with the Bidding Procedures Order, the Stalking Horse SAPA was deemed a Qualified Bid.

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Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Confirmation Order to which this Order is attached, the Plan, the Stalking Horse SAPA (as amended, modified, and supplemented from time to time), or the Bidding Procedures Order, as applicable, or as the context otherwise requires.

F. Opportunity to Bid. The Bidding Procedures were substantively and procedurally fair to all parties and all potential bidders and afforded notice and a full, fair and reasonable opportunity for any person to make a higher or otherwise better offer to purchase the Purchased Assets. The Debtors conducted the sale process without collusion and in accordance with the Bidding Procedures. The Debtors and their professionals adequately marketed the Purchased Assets and conducted the marketing and sale process in compliance with the Bidding Procedures and the Bidding Procedures Order. Based upon the record of these proceedings, creditors and other parties in interest and prospective purchasers were afforded a reasonable and fair opportunity to bid for the Purchased Assets. The Debtors and their professionals conducted the sale process in compliance with the Bidding Procedures Order, and afforded potential purchasers a full, fair and reasonable opportunity to make a higher or otherwise better offer for the Purchased Assets than the offer reflected in the Stalking Horse SAPA.

G. Extensive Efforts by Debtors. As of the Petition Date and for a period of more than four (4) months preceding the Petition Date, the Debtors, with the assistance of their counsel, investment banker, and other advisors, evaluated strategic alternatives including extensive marketing efforts. The Debtors have presented credible evidence that they explored various strategic alternatives for the Debtors’ businesses over an extended period of time and communicated with numerous parties regarding, among other potential transactions, a sale of all or substantially all of the Purchased Assets. The Technology Business Sale is the result of the Debtors’ extensive efforts in seeking to maximize recoveries to the Debtors’ estates for the benefit of creditors.

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H. Business Justification. The Debtors have articulated good and sufficient business reasons for the Court to authorize: (i) the immediate assumption of the Stalking Horse SAPA and the consummation of the Technology Business Sale as set forth herein and in the Stalking Horse SAPA, including the sale of the Purchased Assets to the Stalking Horse Bidder and/or its permitted assigns (collectively, the “Buyer”) pursuant to the terms of the Stalking Horse SAPA, (ii) the assumption or assumption and assignment of the Assumed Contracts as set forth herein and in the Stalking Horse SAPA, and (iii) the assumption of the Assumed Liabilities as set forth herein and in the Stalking Horse SAPA. Entry into the Stalking Horse SAPA and consummation of the Technology Business Sale are sound exercises of the Debtors’ business judgment, and such acts are in the best interests of the Debtors, their estates and creditors, and all parties in interest.

I. The Debtors have articulated good and sufficient business reasons justifying the sale of the Purchased Assets to the Buyer. Additionally: (i) the Debtors conducted a robust marketing process to sell the Purchased Assets and the Stalking Horse SAPA constitutes the highest or best offer for the Purchased Assets; (ii) the Bidding Procedures utilized were designed to yield the highest or otherwise best bids for the Purchased Assets; (iii) the Stalking Horse SAPA and the closing of the Technology Business Sale present the best opportunity to realize the highest value for the Purchased Assets; (iv) there is risk of deterioration of the value of the Purchased Assets if the Stalking Horse SAPA is not immediately assumed and the Technology Business Sale is not consummated in accordance with the terms of the Stalking Horse SAPA and this Order; (v) the Stalking Horse SAPA and the sale of the Purchased Assets to the Buyer provide greater value to the Debtors’ estates than would be provided by any other presently available alternative; and (vi) the Buyer would not agree to purchase the Purchased Assets pursuant to the terms of the Stalking Horse SAPA and this Order if the Purchased Assets remained subject to

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higher or better offers after the entry of this Order. Good and sufficient reasons for approval of the Stalking Horse SAPA and the Technology Business Sale have been articulated by the Debtors. The Debtors have demonstrated compelling circumstances and a good, sufficient, and sound business purpose for (i) the sale of the Purchased Assets outside of the ordinary course of business pursuant to Bankruptcy Code section 363(b); (ii) a restriction on the Debtors pursuing, considering or accepting any further offers for the Purchased Assets from and after the entry of this Order through the earlier of the consummation of the Technology Business Sale or termination of the Stalking Horse SAPA in accordance with its terms; and (iii) the immediate assumption of the Stalking Horse SAPA. To maximize the value of the Purchased Assets and preserve the viability of the operations to which the Purchased Assets relate, it is essential that the Technology Business Sale occur within the time constraints set forth in the Stalking Horse SAPA and this Order and that the Buyer be protected against any further offers for the Purchased Assets.

J. Notice. As evidenced by the affidavits of service [Docket No. 127] and publication [Docket No. 307] previously filed with the Court, and based on the representations of counsel at the Sale Hearing, (i) proper, timely, adequate and sufficient notice of the Bidding Procedures Motion, the Sale Hearing, the Technology Business Sale, the Assumption and Assignment Procedures and the assumption or assumption and assignment of the Assumed Contracts, and procedures for payment or satisfaction of the applicable Cure Amounts (as defined herein) has been provided in compliance with the Bidding Procedures Order and in accordance with Bankruptcy Code sections 102(1), 363, and 365, and Bankruptcy Rules 2002, 4001, 6004, 6006, 9006, 9007 and 9014, (ii) such notice was good and sufficient, and appropriate under the circumstances, and (iii) no other or further notice of the Bidding Procedures Motion, the Sale Hearing, the Technology Business Sale, the assumption or assumption and assignment of the

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Assumed Contracts, or the Cure Amounts is or shall be required. With respect to entities whose identities were not reasonably ascertained by the Debtors, publication of the notice with respect to the Technology Business Sale in accordance with the Bidding Procedures was made in The New York Times (National Edition) on January 31, 2020. Such notice was sufficient and reasonably calculated under the circumstances to reach all known and unknown holders of claims and interests and non-Debtor counterparties to executory contracts.

K. No Auction. The Debtors’ marketing process with respect to the Technology Business Sale afforded a full, fair, and reasonable opportunity for any person or entity to make a higher or otherwise better offer. No other person or entity or group of entities or persons submitted a Qualified Bid prior to the Bid Deadline. Therefore, in accordance with the Bidding Procedures Order, no Auction was conducted and the Debtors determined that the Stalking Horse SAPA constituted the highest or best offer and selected the Stalking Horse SAPA as the Successful Bid. The Debtors therefore determined in a valid and sound exercise of their business judgment, and in accordance with the Bidding Procedures and Bidding Procedures Order, that the highest or best Qualified Bid for the Purchased Assets is that of the Buyer and that the Stalking Horse SAPA will provide a greater recovery for the Debtors’ estates than would be provided by any other available alternative.

L. Good Faith; No Collusion. The Stalking Horse SAPA was negotiated, proposed, and is undertaken by the Debtors and the Buyer at arm’s-length, without collusion or fraud, and in good faith within the meaning of Bankruptcy Code section 363(m). The Buyer is not an “insider” or “affiliate” of any of the Debtors as those terms are defined by Bankruptcy Code, and no common identity of incorporators, directors, or controlling stockholders exists between the Debtors and the Buyer. The Buyer recognized that the Debtors were free to deal with any other party interested

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in acquiring the Purchased Assets, complied with the Bidding Procedures Order, and agreed to, and did, subject its bid to the competitive Bidding Procedures approved in the Bidding Procedures Order. All releases and payments to be made by the Buyer and other agreements or arrangements entered into by the Buyer in connection with the Technology Business Sale have been disclosed. The Buyer has not violated Bankruptcy Code section 363(n) by any action or inaction on its part. As a result of the foregoing, the Buyer is entitled to the protections of Bankruptcy Code section 363(m), including in the event this Order or any portion thereof is reversed or modified on appeal, and otherwise has proceeded in good faith in all respects in connection with these cases.

M. Title to Purchased Assets. The Purchased Assets sought to be transferred and/or assigned, as applicable, by the Debtors to the Buyer pursuant to the Stalking Horse SAPA are property of the Debtors’ estates and good title thereto is presently vested in the Debtors’ estates within the meaning of section 541(a) of the Bankruptcy Code. Except as provided in the Stalking Horse SAPA or in paragraph 11 of this Order, the Debtors are the sole and rightful owners of the Purchased Assets with all rights, title and interests to the Purchased Assets, and no other person has any ownership right, title, or interest therein other than any security interests therein which secure the Debtors’ obligations to the DIP Secured Parties or the Prepetition Secured Parties (each as defined in the DIP Financing Orders), as applicable.

N. Authority. The Debtors have: (i) full power and authority to execute and assume the Stalking Horse SAPA and all other documents contemplated thereby, (ii) all of the power and authority necessary to consummate the transactions contemplated by the Stalking Horse SAPA subject to the terms of this Order, and (iii) taken all corporate action necessary to authorize and approve the Stalking Horse SAPA and the immediate assumption thereof, the sale of the Purchased Assets, and all other actions required to be performed by the Debtors in order to

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consummate the transactions contemplated in the Stalking Horse SAPA. No consents or approvals, other than those already obtained or expressly provided for in the Stalking Horse SAPA or this Order, are required for the Debtors to consummate the Technology Business Sale; provided, for the avoidance of doubt, that the consummation of the Technology Business Sale shall remain subject to the occurrence of the effective date of the Plan, unless the 363 Sale Option (as defined below) is exercised by the Buyer in accordance with the terms of the Stalking Horse SAPA and this Order.

O. Highest or Otherwise Best Offer. The total consideration provided by the Buyer for the Purchased Assets represents the highest or best offer received by the Debtors, and the amount of aggregate consideration provided by the Buyer to the Debtors pursuant to the Stalking Horse SAPA constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code, the Uniform Voidable Transactions Act, the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and any other applicable laws, and may not be avoided under Bankruptcy Code section 363(n) or any provision of chapter 5 of the Bankruptcy Code or under any other law of the United States, any state, territory, possession thereof, or the District of Columbia, or any other applicable law. No other person or entity or group of persons or entities has offered to purchase the Purchased Assets for an amount of aggregate consideration that would provide greater economic value to the Debtors’ estates than the Buyer. The Debtors’ determination that the Stalking Horse SAPA constitutes the highest or best offer for the Purchased Assets constitutes a valid and sound exercise of the Debtors’ business judgment. The Court’s approval of the Bidding Procedures Motion, the Technology Business Sale, and the Stalking Horse SAPA, and the immediate assumption thereof, is in the best interests of the Debtors, their estates and creditors, and all other parties in interest.

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P. No Further Bidding. The Buyer would not have entered into the Stalking Horse SAPA and would not consummate the Technology Business Sale if the sale of the Purchased Assets to the Buyer were subject to higher or better bids from and after the entry of this Order, through and including the earlier of the consummation of the Technology Business Sale or termination of the Stalking Horse SAPA in accordance with its terms.

Q. Necessity of Order; Free and Clear. The Buyer would not have entered into the Stalking Horse SAPA and would not consummate the Technology Business Sale without all of the relief provided for in this Order, including if (i) except for the Assumed Liabilities and Permitted Liens, the Technology Business Sale was not free and clear, pursuant to sections 363(f) and 1141 of the Bankruptcy Code, of all liens, claims (including those that constitute a “claim” as defined in section 101(5) of the Bankruptcy Code), rights, liabilities, mortgages, deeds of trust, pledges, charges, security interests, of whatever kind or nature, rights of first refusal, rights of offset or recoupment, royalties, conditional sales or title retention agreements, hypothecations, preferences, debts, easements, suits, licenses, options, rights of recovery, judgments, orders and decrees of any court or foreign domestic governmental entity, taxes (including foreign, state and local taxes), covenants, restrictions, indentures, instruments, leases, options, off-sets, recoupments, claims for reimbursement or subrogation, contribution, indemnity or exoneration, encumbrances and other interests of any kind or nature whatsoever against the Sellers, the Target Entities, or any of the Purchased Assets, including, without limitation, any debts arising under or out of, in connection with, or in any way relating to, any acts or omissions, obligations, demands, guaranties, rights, contractual commitments, restrictions, product liability claims, environmental liabilities, employment or labor law claims or liabilities, employee pension or benefit plan claims, multiemployer benefit plan claims, retiree healthcare or life insurance claims or claims for taxes

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of or against any of the Sellers or the Target Entities, claims or liabilities relating to any act or omission of any originator, holder or servicer of mortgage loans prior to the Closing Date, any indemnification claims or liabilities relating to any act or omission of the Sellers, the Target Entities or any other person prior to the Closing Date or any Retained Liabilities, any derivative, vicarious, transferee or successor liability claims, alter ego claims, de facto merger claims, rights or causes of action (whether in law or in equity, under any law, statute, rule or regulation of the United States, any state, territory, or possession thereof or the District of Columbia), whether arising prior to or subsequent to the commencement of these Chapter 11 Cases, whether known or unknown, contingent or matured, liquidated or unliquidated, choate or inchoate, filed or unfiled, scheduled or unscheduled, perfected or unperfected, liquidated or unliquidated, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, statutory or non-statutory, legal or equitable, and whether imposed by agreement, understanding, law, equity or otherwise arising under or out of, in connection with, or in any way related to any of the Sellers, the Target Entities, any of the Sellers’ or the Target Entities’ interests in the Purchased Assets, or the operation of any of the Debtors’ businesses before the Closing Date (collectively, the “Claims”), or (ii) if the Buyer would, or in the future could, be liable for any Claims.

R. Except as provided otherwise in the Stalking Horse SAPA or this Order, neither the Buyer nor any of the Buyer’s affiliates (including any subsidiary of Buyer, any person or entity that could be treated as a single employer with the Buyer pursuant to section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (“IRC”), The Chatterjee Group, Rhône Capital L.L.C., the Target Entities, and any of their respective managed funds or accounts,

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any of their respective investors, shareholders, owners, representatives, officers, limited or general partners, directors, agents or affiliates of any of the foregoing (collectively, the “Buyer Group”)) shall be responsible for any Claims, including in respect of the following: (i) any labor or employment agreements; (ii) any mortgages, deeds of trust and security interests; (iii) any intercompany loans and receivables between one or more of the Sellers and any Debtor; (iv) any pension, multiemployer plan (as such term is defined in section 3(37) or section 4001(a)(3) of ERISA), health or welfare, compensation or other employee benefit plans, agreements, practices and programs, including, without limitation, any pension plan of any of the Debtors or any multiemployer plan to which the Debtors have at any time contributed to or had any liability or potential liability; (v) any other employee, worker’s compensation, occupational disease or unemployment or temporary disability related claim, including, without limitation, claims that might otherwise arise under or pursuant to (a) ERISA, (b) the Fair Labor Standards Act, (c) Title VII of the Civil Rights Act of 1964, (d) the Federal Rehabilitation Act of 1973, (e) the National Labor Relations Act, (f) the Age Discrimination and Employee Act of 1967 and Age Discrimination in Employment Act, as amended, (g) the Americans with Disabilities Act of 1990, (h) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including, without limitation, the requirements of Part 6 of Subtitle B of Title I of ERISA and section 4980B of the IRC and of any similar state law (collectively, “COBRA”), (i) state discrimination laws, (j) state unemployment compensation laws or any other similar state laws, or (k) any other state or federal benefits or claims relating to any employment with the Debtors or any of their predecessors; (vi) any liabilities arising under any Environmental Laws with respect to any assets owned or operated by any of the Debtors or any corporate predecessor of any of the Debtors at any time prior to the Closing Date; (vii) any bulk sales or similar law; (viii) any tax statutes or ordinances, including, without limitation, the IRC; and (ix) any Retained Liabilities.

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S. Satisfaction of 363(f) Standards. The Debtors may sell the Purchased Assets free and clear of all Claims (other than Assumed Liabilities and Permitted Liens) because, with respect to each creditor asserting a Claim, one or more of the standards set forth in Bankruptcy Code section 363(f)(1)-(5) has been satisfied. Those holders of Claims (other than Assumed Liabilities and Permitted Liens) that did not object to or that withdrew their objections to the Technology Business Sale or the Bidding Procedures Motion, are deemed to have consented to the Bidding Procedures Motion and the Technology Business Sale pursuant to Bankruptcy Code section 363(f)(2). Those holders of Claims (other than Assumed Liabilities and Permitted Liens) that did object fall within one or more of the other subsections of Bankruptcy Code section 363(f) or are adequately protected and their liens, Claims, Interests and other encumbrances of any kind shall attach to the portion of the proceeds of the Technology Business Sale ultimately attributable to the Purchased Assets against or in which they claim any such liens, Claims, Interests and other encumbrances, in each case in the order of their priority, with the same validity, force and effect, if any, which they now have against such Purchased Assets, subject to any claims and defenses the Debtors or their estates may possess with respect thereto.

T. Neither the Debtors nor the Buyer engaged in any conduct that would cause or permit the Stalking Horse SAPA, the other Transaction Documents, or the consummation of the Technology Business Sale to be avoided, or costs or damages to be imposed, under Bankruptcy Code section 363(n) or under any other law of the United States, any state, territory, possession thereof, the District of Columbia, or any other applicable law.

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U. Valid and Binding Contract. The Stalking Horse SAPA is a valid and binding contract between the Debtors and the Buyer and shall be enforceable pursuant to its terms. The Stalking Horse SAPA and the consideration offered by the Buyer pursuant to the Stalking Horse SAPA constitute reasonably equivalent value and fair consideration for the Purchased Assets. The Stalking Horse SAPA was not entered into, and the Technology Business Sale is not consummated, for the purpose of hindering, delaying or defrauding the Debtors’ creditors under the Bankruptcy Code or under any other law of the United States, any state, territory, possession thereof, or the District of Columbia, or any other applicable law. Neither the Debtors nor the Buyer has entered into the Stalking Horse SAPA or the other Transaction Documents or is consummating the Technology Business Sale for any fraudulent or otherwise improper purpose.

V. No Successor Liability. Upon the Closing, no member of the Buyer Group shall, or shall be deemed to, (i) be the successor of or successor employer to any of the Sellers, including without limitation, with respect to any collective bargaining agreement, works council agreement, or other labor Contract, any Benefit Plans, or any Multiemployer Plans, and the Buyer and/or its affiliates (including the Target Entities), as applicable, shall instead be, and be deemed to be, a new employer, including with respect to, among other things, any and all federal or state unemployment laws, including any unemployment compensation or tax laws, or any other similar federal or state laws (provided that the Buyer shall pay any employee-related liabilities to the extent included in the Assumed Liabilities); (ii) have any common law successorship liability in relation to any Benefit Plan or Multiemployer Plan, including with respect to withdrawal liability or contribution obligations; (iii) have, de facto, or otherwise, merged or consolidated with or into Sellers; (iv) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers; or (v) be liable for any acts or omissions of Sellers in connection with any collective bargaining agreement, works

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council agreement, or other labor Contract, the conduct of the Business, or the operation, funding or administration of the Benefit Plans or Multiemployer Plans, or arising under or related to the Purchased Assets other than as expressly set forth in the Stalking Horse SAPA and the Transaction Documents. Without limiting the generality of the foregoing, and except as otherwise provided in the Stalking Horse SAPA, the parties intend and the Court hereby finds that the Buyer Group shall not be liable for any encumbrance or Liability (other than Assumed Liabilities and Permitted Liens) against any Seller, or any of its predecessors or affiliates, and the Buyer Group shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, any collective bargaining agreement, works council agreement, or other labor Contract, the operation, funding, or administration of the Benefit Plans or Multiemployer Plans, the Purchased Assets or any Liabilities of any Seller arising or attributable to periods prior to the Closing Date. The Buyer would not have acquired the Purchased Assets but for the foregoing protections against potential claims based upon “successor liability,” de facto merger, or theories of similar effect.

W. Cure Amounts. The Debtors have proven and demonstrated that it is an exercise of their sound business judgment to assume or assume and assign the Assumed Contracts to the Buyer in connection with the consummation of the Technology Business Sale, and the assumption or assumption and assignment of the Assumed Contracts to the Buyer is in the best interests of the Debtors, their estates and creditors and all parties in interest. The Assumed Contracts are an integral part of the Purchased Assets being purchased by the Buyer, and accordingly, such assumption or assumption and assignment of the Assumed Contracts is reasonable and enhances the value of the Debtors’ estates. The cure amounts or obligations

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required to be paid or satisfied, as the case may be, pursuant to Bankruptcy Code section 365(b) to cure both monetary and nonmonetary defaults (other than defaults triggered by the filing of these chapter 11 cases by the Debtors), whether agreed to as between the counterparty to such Assumed Contract and the applicable Debtor or judicially resolved (the “Cure Amounts”), are deemed to be the entire cure obligation due and owing under the Assumed Contracts under Bankruptcy Code section 365(b). To the extent that any non-Debtor counterparty to an Assumed Contract fails to timely file an objection to the proposed amount of monetary cure filed with the Bankruptcy Court, the proposed amount of monetary cure listed in the Cure Notice shall be deemed to be the entire monetary cure obligation due and owing under the applicable Assumed Contract. Notwithstanding the foregoing, the reconciliation, settlement, and payment of any proposed amount of monetary cure over $7.5 million in respect of any single Assumed Contract or group of related Assumed Contracts prior to or on the Effective Date shall be subject to the approval of the Required Consenting Lenders (as defined in the Restructuring Support Agreement).

X. Each provision of the Assumed Contract or applicable non-bankruptcy law that purports to prohibit, restrict or condition, or could be construed as prohibiting, restricting or conditioning, assignment of any Assumed Contract has been satisfied or is otherwise unenforceable under Bankruptcy Code section 365.

Y. Assumption or assumption and assignment of any Assumed Contract to the Buyer pursuant to this Order and the Stalking Horse SAPA and full payment or satisfaction of any applicable Cure Amount shall result in the full release and satisfaction of any and all cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Contract at any time prior to the Closing Date, and shall relieve the Debtors and their estates from any liability for any breach of such Assumed Contract occurring after such assignment.

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Z. Adequate Assurance. The Buyer’s promise under the Stalking Horse SAPA to perform the obligations under the Assumed Contracts constitutes adequate assurance of future performance of all Assumed Contracts within the meaning of Bankruptcy Code section 365.

AA. Upon the assumption or assumption and assignment to the Buyer and the satisfaction of monetary and nonmonetary defaults (if applicable), (i) each Assumed Contract shall be deemed valid and binding and in full force and effect in accordance with its terms, and all defaults thereunder, if any, shall be deemed cured, subject to the provisions of this Order; and (ii) the Buyer shall assume all obligations under each Assumed Contract.

BB. Injunction. An injunction against creditors and third parties pursuing Claims against, and liens, interests and encumbrances on, the Purchased Assets is necessary to induce the Buyer to close the Technology Business Sale, and the issuance of such injunctive relief is therefore necessary to avoid irreparable injury to the Debtors’ estates and will benefit the Debtors’ creditors.

CC. No Sub Rosa plan. The Technology Business Sale does not constitute a sub rosa chapter 11 plan. The Technology Business Sale neither impermissibly restructures the rights of the Debtors’ creditors nor impermissibly dictates a chapter 11 plan for any of the Debtors.

DD. Final Order. This Order constitutes a final order within the meaning of 28 U.S.C. § 158(a). Notwithstanding Bankruptcy Rules 6004(h), 6006(d) and 7062, the Court expressly finds that there is no just reason for delay in the implementation of this Order, and, sufficient cause having been shown, waives any such stay, and expressly directs entry of judgment as set forth

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herein. The Debtors have demonstrated compelling circumstances and a good, sufficient, and sound business purpose and justification for the immediate approval and consummation of the Technology Business Sale as contemplated by the Stalking Horse SAPA. The Buyer, being a good faith purchaser under section 363(m) of the Bankruptcy Code, may close the Technology Business Sale subject to the terms of this Order.

EE. Best Interests. The relief granted herein is in the best interests of the Debtors, their estates and creditors, and other parties in interest.

FF. 363 Sale Option. The Debtors have proven and demonstrated that it is an exercise of their sound business judgment to provide the Buyer with the 363 Sale Option in accordance with the Stalking Horse SAPA. As used in this Order, the “363 Sale Option” means the option of the Buyer, in its sole discretion, to deliver a written notice (the “363 Sale Notice”) to the Sellers and the Consultation Parties, and, two (2) Business Days after receipt of such notice, the Sellers shall consummate the Technology Business Sale pursuant to sections 363 and 365 of the Bankruptcy Code and this Order; provided that the Buyer (x) shall only be entitled to exercise the 363 Sale Option in the event that the consummation of the Technology Business Sale in accordance with the Stalking Horse SAPA would not be unreasonably delayed as a result of such exercise, and (y) shall not deliver the 363 Sale Notice earlier than the 150th calendar day following the Petition Date, if as of such date (i) the effective date of the Plan has not occurred and (ii) the conditions precedent to the consummation of the Technology Business Sale set forth in section 7.1(a), section 7.1(b), section 7.1(d), and section 7.3 of the Stalking Horse SAPA have been satisfied, are capable of being satisfied at the Closing, or have been waived in accordance with the terms of the Stalking Horse SAPA; provided, further, that if (A) any statutory committee is appointed in the Chapter 11 Cases, or (B) at any time the parties to the Restructuring Support Agreement executed by the Required Supporting Stakeholders (an “RSA”) do not constitute the Required Supporting Stakeholders, then the date set forth in clause (ii) of the immediately preceding proviso of this paragraph FF shall instead be the 135th calendar day following the Petition Date.

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GG. Time is of the Essence. Time is of the essence in the Stalking Horse SAPA consummating the Technology Business Sale. In order to maximize the value of the Purchased Assets, it is essential that the Technology Business Sale and assumption and assignment of the Assumed Contracts to the Buyer occur within the time constraints set forth in the Stalking Horse SAPA. Specifically, the Stalking Horse SAPA must be assumed immediately and the Technology Business Sale must be approved promptly and consummated pursuant to this Order and the Stalking Horse SAPA in order to preserve the viability of the business subject to the Technology Business Sale as a going concern, to maximize the value to the Debtors, their estates, their creditors, and all other parties in interest. Accordingly, there is cause to waive the stays contemplated by Bankruptcy Rules 6004 and 6006.

IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

1. Approval. Pursuant to sections 363, 1123 and 1141 of the Bankruptcy Code, the Technology Business Sale set forth in the Stalking Horse SAPA, and all transactions contemplated thereby, and all of the terms and conditions thereof, are authorized and approved. The failure to specifically reference any particular provision of the Stalking Horse SAPA in this Order shall not diminish or impair the efficacy of such provision, it being the intent of this Court that the Stalking Horse SAPA and all other agreements or arrangements entered into by the Buyer and the Debtors in connection with the Technology Business Sale, and each and every provision, term, and condition thereof be authorized and approved in its entirety.

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2. Objections Overruled. Any objections to the Bidding Procedures Motion or any other relief granted in this Order, to the extent not resolved, adjourned for hearing on a later date, preserved as set forth in paragraph 11 hereof, waived or withdrawn or previously overruled, and all reservations of rights included therein, are hereby OVERRULED and DENIED on the merits. All objections to the entry of this Order or to the relief granted herein that were not timely filed are hereby forever barred.

3. Bidding Procedures. The Bidding Procedures utilized by the Debtors with respect to the Technology Business Sale, including the Stalking Horse Protections, are hereby ratified and were and are appropriate under the circumstances in order to maximize the value obtained from the Technology Business Sale for the benefit of the Debtors’ estates.

4. Immediate Assumption of Stalking Horse SAPA. The Stalking Horse SAPA, including the Stalking Horse Protections therein, shall be deemed assumed immediately upon entry of this Order without the need for further action by any party or the Court.

5. No Further Bidding. Immediately upon entry of this Order, and pending consummation of the Technology Business Sale or termination of the Stalking Horse SAPA in accordance with its terms, the Debtors shall neither solicit nor accept any bids or offers for the Purchased Assets. The Debtors shall immediately close access to any “due diligence data room” or similar information sharing medium to all third parties other than the Buyer, and all prospective bidders in connection with the sale process are hereby directed to return or destroy any confidential information provided to such bidder in connection with the Sale Process in accordance with the terms of applicable confidentiality agreements. The Stalking Horse Protections provided for in the Stalking Horse SAPA shall continue in accordance with the terms of the Stalking Horse SAPA notwithstanding that no further bids may be accepted by the Debtors from or after the date hereof.

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6. Approval of Stalking Horse SAPA and Technology Business Sale. Pursuant to Bankruptcy Code sections 105, 363, 365, 503, 1123, and 1141 and the Stalking Horse SAPA, the Technology Business Sale is hereby approved and the Debtors are authorized to enter into and perform under the Stalking Horse SAPA and the other Transaction Documents. Pursuant to Bankruptcy Code sections 105, 363, 365, 503, 1123, and 1141, each of the Debtors and the Buyer are hereby authorized and directed to take any and all actions necessary or appropriate to: (i) consummate the Technology Business Sale and the Closing in accordance with the Bidding Procedures Motion, the Stalking Horse SAPA, and this Order; (ii) assume or assume and assign the Assumed Contracts; (iii) provide for the assumption of the Assumed Liabilities; and (iv) perform, consummate, implement and close fully the Stalking Horse SAPA together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Technology Business Sale pursuant to the Stalking Horse SAPA. The Debtors and each other party to the Transaction Documents are hereby authorized and directed to perform each of their covenants and undertakings as provided in the Stalking Horse SAPA and the Transaction Documents prior to, on or after the Closing Date without further order of the Court. The Buyer and the Debtors shall have no obligation to close the Technology Business Sale except as is contemplated and provided for in the Stalking Horse SAPA and this Order.

7. Section 365(f) of Bankruptcy Code. Pursuant to Bankruptcy Code section 365(f), notwithstanding any provision of any Assumed Contract or applicable non-bankruptcy law that prohibits, restricts or conditions the assignment of the Assumed Contracts, the Debtors are authorized to assume the Assumed Contracts and to assign the Assumed Contracts to the Buyer or

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to any permitted assign, which assignment shall take place on and be effective as of the Closing or as otherwise provided by order of this Court or by the Stalking Horse SAPA. There shall be no accelerations, assignment fees, increases, or any other fees charged to the Buyer or the Debtors as a result of the assumption and assignment of the Assumed Contracts. The Sellers shall have assumed or assumed and assigned the Assumed Contracts in accordance with the Stalking Horse SAPA, and pursuant to section 365(f) of the Bankruptcy Code, the assignment by the Debtors of such Assumed Contracts shall not be a default thereunder. After the payment or satisfaction of the relevant Cure Amount (if applicable), neither the Debtors, their bankruptcy estates nor the Buyer shall have any further liabilities under the Assumed Contracts to the non-Debtor counterparties to the Assumed Contracts, other than the Buyer’s obligations under the Assumed Contracts that accrue or become due and payable on or after the Closing Date.

8. Assumed Contracts. The assumption or assumption and assignment of the Assumed Contracts is subject to the consummation of the Technology Business Sale. To the extent that an objection by a counterparty to any Assumed Contract, including all objections related to Cure Amounts, is not resolved prior to the Closing Date, the Debtors, with the consent of the Buyer and in accordance with the Stalking Horse SAPA, may elect to: (i) not assume or assume and assign to the Buyer the relevant Assumed Contracts; (ii) postpone the assumption of such Assumed Contracts until the resolution of such objection; or (iii) reserve the disputed portion of the Cure Amount and assume such Assumed Contracts on the Closing Date. So long as the claimed Cure Amount with regard to monetary defaults is held in reserve, and there are no other unresolved objections to the assumption or assumption and assignment of the applicable Assumed Contracts with regard to nonmonetary defaults, or otherwise, the Debtors can, without further delay, assume or assume and assign the Assumed Contracts that are the subject of the objection. Under such

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circumstances, the respective objecting counterparty’s recourse as to monetary defaults should be limited to the funds held in reserve. For the avoidance of doubt, the assumption or assumption and assignment of the Assumed Contracts is subject to the cure of all nonmonetary defaults (other than defaults triggered by the filing of the Chapter 11 Cases by the Debtors) prior to the Effective Date of the Plan. Notwithstanding the foregoing, the reconciliation, settlement, and payment of any Cure Amounts over $7.5 million in respect of any single Assumed Contract or group of related Assumed Contracts prior to or on the Effective Date shall be subject to the approval of the Required Consenting Lenders (as defined in the Restructuring Support Agreement).

9. Valid Transfer. Upon the Closing: (i) the Debtors are hereby authorized to consummate, and shall be deemed for all purposes to have consummated, the sale, transfer and assignment of all of the Debtors’ rights, title and interest in the Purchased Assets to the Buyer free and clear of all Claims (other than the Assumed Liabilities and Permitted Liens); and (ii) except as otherwise expressly provided in the Stalking Horse SAPA, all encumbrances and Liabilities (other than the Assumed Liabilities and Permitted Liens) shall not be enforceable as against any member of the Buyer Group or the Purchased Assets. Unless otherwise expressly included in the Assumed Liabilities and Permitted Liens, or as otherwise expressly provided by this Order, no member of the Buyer Group shall be responsible for any Claims, liens, liabilities, obligations, interests or encumbrances, including in respect of the following: (i) any labor or employment agreements; (ii) any mortgages, deeds of trust and security interests; (iii) any intercompany loans and receivables between one or more of the Sellers and any Debtor; (iv) any pension, multiemployer plan (as such term is defined in section 3(37) or section 4001(a)(3) of ERISA), health or welfare, compensation or other employee benefit plans, agreements, practices and programs, including, without limitation, any pension plan of any of the Debtors or any

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Multiemployer Plan to which the Debtors have at any time contributed to or had any liability or potential liability; (v) any other employee, worker’s compensation, occupational disease or unemployment or temporary disability related claim, including, without limitation, claims that might otherwise arise under or pursuant to (a) ERISA, (b) the Fair Labor Standards Act, (c) Title VII of the Civil Rights Act of 1964, (d) the Federal Rehabilitation Act of 1973, (e) the National Labor Relations Act, (f) the Age Discrimination and Employee Act of 1967 and Age Discrimination in Employment Act, as amended, (g) the Americans with Disabilities Act of 1990, (h) COBRA, (i) state discrimination laws, (j) state unemployment compensation laws or any other similar state laws, or (k) any other state or federal benefits or claims relating to any employment with the Debtors or any of their predecessors; (vi) any liabilities arising under any Environmental Laws with respect to any assets owned or operated by any of the Debtors or any corporate predecessor of any of the Debtors at any time prior to the Closing Date; (vii) any bulk sales or similar law; (viii) any tax statutes or ordinances, including, without limitation, the IRC, as amended; and (ix) any Retained Liabilities. A certified copy of this Order may be filed with the appropriate clerk and/or recorder to act to cancel any such lien, claim, interest, or encumbrance of record.

10. The transfer to the Buyer of the Debtors’ rights, title, and interest in the Purchased Assets pursuant to the Stalking Horse SAPA shall be, and hereby is deemed to be, a legal, valid and effective transfer of the Debtors’ rights, title, and interest in the Purchased Assets, notwithstanding any requirement for approval or consent by any person, and vests with or will vest in the Buyer all rights, title, and interest of the Debtors in the Purchased Assets, free and clear of all Claims of any kind or nature whatsoever (other than the Assumed Liabilities and Permitted Liens), and any such Claims shall attach to the net available proceeds of the Purchased Assets with the same validity, extent, and priority as immediately prior to the sale of the Purchased Assets, subject to the provisions of the DIP Credit Agreement, the DIP Financing Orders, the Stalking Horse SAPA, and this Order, and any rights, claims, and defenses of the Debtors and other parties in interest.

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11. Notwithstanding anything to the contrary in this Order, or in the Stalking Horse SAPA, the Target Entities, as reorganized pursuant to the Confirmation Order and section 1141 of the Bankruptcy Code (the “Reorganized Target Entities”), shall own the Subject Siluria Assets2 to the same extent that the Target Entities owned the Subject Siluria Assets prior to the Petition Date, as determined by (a) a subsequent order of the Superior Court of the State of California, this Court, or other court of competent jurisdiction (with all rights of all parties to contest jurisdiction in any such court reserved) (a “Competent Court”) or (b) as otherwise agreed to in writing by the applicable parties and ordered by this Court. For the avoidance of doubt, (x) neither the filing of the Maire Tecnimont and MET Gas Objection nor the commencement nor continuation of any proceeding, nor any judgment or ruling, consequence or other event directly arising out of or resulting therefrom, shall, in and of itself, constitute or otherwise impose any additional covenant on the parties to the Stalking Horse SAPA or condition precedent to the Closing, in each case, not otherwise set forth in the Stalking Horse SAPA, (y) nothing herein shall prevent a final adjudication of the Claims asserted with respect to the Subject Siluria Assets in a Competent Court from imposing obligations on the Buyer and/or Debtors outside of the Stalking Horse SAPA, and (z) any Liabilities of the Target Entities directly arising out of or resulting from the Maire

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“Subject Siluria Assets” shall have the meaning set forth in the Limited Objection to Debtors’ Amended Motion for Entry of (A) an Order (I) Approving the Stalking Horse Protections, (II) Approving Bidding Procedures for the Sale of the Lummus Assets and Interests, and (III) Approving Contract Assumption and Assignment Procedures, and (B) an Order Authorizing the Debtors to Enter Into a Definitive Purchase Agreement Subject to Entry of the Confirmation Order [Docket No. 382] (the “Maire Tecnimont and MET Gas Objection”).

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Tecnimont and MET Gas Objection or any proceedings related thereto in a Competent Court that would not otherwise be Retained Liabilities, shall, to the extent any such Liabilities exist, continue to be, whether arising on, before or after the date hereof, Assumed Liabilities under the Stalking Horse SAPA.

12. Neither the entry of this Order nor any findings of facts, including any findings of good faith or lack of collusion, or lack of successor liability shall impact or prejudice the rights, remedies or liabilities of Maire Tecnimont, MET Gas, the Buyer or the Debtors with respect to the dispute among such parties with regard to the Subject Siluria Assets.

13. Notwithstanding any provision in the Confirmation Order, the Plan, this Order, or an order of a Competent Court in connection with the matters set forth in paragraph 11 above to the contrary, neither the Plan, the Confirmation Order, the Technology Business Sale, nor this Order shall affect the rights of Siluria (assignment for the benefit of creditors), LLC (“Siluria”) or Lummus Technology LLC (“Lummus”) under the agreements entered into between Siluria and Lummus, including, without limitation, to assert claims to funds held in escrow.

14. No Liability. None of the Buyer or its affiliates, successors, assigns, equity holders, officers, directors, employees or professionals shall have or incur any liability to, or be subject to any action by any of the Debtors or any of their estates, predecessors, successors, or assigns, arising out of the negotiation, investigation, preparation, execution, or delivery of the Stalking Horse SAPA and the entry into and consummation of the sale of the Purchased Assets, except as expressly provided in, or to enforce the terms of, the Stalking Horse SAPA and this Order.

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15. Not an Insider. The Buyer is not an “insider” or “affiliate” of the Debtors, as those terms are defined in the Bankruptcy Code, and no common identity of incorporators, directors, or controlling stockholders exists between the Debtors and the Buyer.

16. Assigned Contracts and Assumed Liabilities. Except as expressly provided in the Stalking Horse SAPA, the other Transaction Documents, or by this Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax and regulatory authorities, lenders, vendors, suppliers, employees, trade creditors, litigation claimants, and other persons, holding Claims or liens of any kind or nature whatsoever against or in the Debtors or the Debtors’ interests in the Purchased Assets (whether known or unknown, legal or equitable, matured or unmatured, contingent or noncontingent, liquidated or unliquidated, asserted or unasserted, whether arising prior to or subsequent to the commencement of these Chapter 11 Cases, whether imposed by agreement, understanding, law, equity, or otherwise), including, without limitation, the non-Debtor party or parties to each Assumed Contract, arising under or out of, in connection with, or in any way relating to, the Purchased Assets or the transfer of the Debtors’ interests in the Purchased Assets to the Buyer shall be and hereby are forever barred, estopped and permanently enjoined from asserting, prosecuting or otherwise pursuing Claims against the Buyer or its affiliates, successors, assigns, equity holders, directors, officers, employees or professionals, the Purchased Assets, or the interests of the Debtors in such Purchased Assets (other than Assumed Liabilities and Permitted Liens). Following the Closing, no holder of a Claim against the Debtors (other than Assumed Liabilities and Permitted Liens) shall interfere with the Buyer’s title to or use and enjoyment of the Debtors’ interest in the Purchased Assets based on or related to such Claim, and, except as otherwise provided in the DIP Credit Agreement, the DIP Financing Orders, the Stalking

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Horse SAPA, the Transaction Documents or this Order, all such Claims, if any, shall be, and hereby are transferred and will attach to the net available proceeds from the sale of the Purchased Assets in the order of their priority, with the same validity, force, and effect which they have against such Purchased Assets as of the Closing, subject to any rights, claims, and defenses that the Debtors’ estates and the Debtors, as applicable, may possess with respect thereto. All persons are hereby enjoined from taking action that would interfere with or adversely affect the ability of the Debtors to transfer the Purchased Assets in accordance with the terms of the DIP Credit Agreement, the DIP Financing Orders, the Stalking Horse SAPA, the Transaction Documents, and this Order.

17. Upon assumption of the Assumed Contracts by the Debtors and assignment of same to the Buyer, the Assumed Contracts shall be deemed valid and binding, in full force and effect in accordance with their terms, subject to the provisions of this Order. As of the Closing, subject to the provisions of this Order, the Buyer shall succeed to the entirety of Debtors’ rights and obligations in the Assumed Contracts first arising and attributable to the time period occurring on or after the date of assumption or assumption and assignment of the Assumed Contracts becomes effective and shall have all rights thereunder.

18. Cure Amounts. Subject to paragraph 8 of this Order, upon the assumption of each Assumed Contract in accordance with the terms of this Order, (i) all defaults (monetary and non-monetary) under the Assumed Contracts through the Closing shall be deemed cured and paid or satisfied through the payment or satisfaction of the Cure Amounts, (ii) no other amounts will be owed by the Debtors, their estates, or the Buyer with respect to amounts arising or accruing during the period before Closing with respect to the Assumed Contracts, and (iii) any and all persons or entities shall be forever barred and estopped from asserting a claim against the Debtors, their

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estates, or the Buyer that any additional amounts are due or defaults exist under the Assumed Contracts that arose or accrued during the period before the Closing, including defaults of provisions restricting change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Contracts at any time on or prior to the Closing Date. Assignment by the Debtors of any Assumed Contracts to the Buyer or the Buyer Designee shall relieve the Debtors and their estates from any liability for any breach of such Assumed Contracts occurring after such assignment.

19. Good Faith. The Stalking Horse SAPA has been entered into by the Buyer in good faith and the Buyer is a good faith purchaser of the Purchased Assets as that term is used in Bankruptcy Code section 363(m). The Buyer is entitled to all of the protections afforded by Bankruptcy Code section 363(m).

20. No Bulk Sales. No bulk sales law or any similar law of any state or other jurisdiction shall apply in any way to the Technology Business Sale. The Debtors and the Buyer waive, and hereby shall be deemed to have waived, any requirement of compliance with, and any claims related to non-compliance with, the provisions of any bulk sales, bulk transfer, or similar law of any jurisdiction that may be applicable. Except as otherwise provided in the Stalking Horse SAPA, and the Transaction Documents, no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment is due to any person in connection with the Stalking Horse SAPA, the other Transaction Documents, or the transactions contemplated hereby or thereby for which the Buyer is or will become liable.

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21. Exemption from Certain Transfer Taxes. To the fullest extent permitted by applicable law, the Technology Business Sale, including the issuance, sale and/or transfer of the Reorganized Purchased Entity Shares, Reorganized Purchased Venture Equity Interests (each as defined below), or any other transfers effectuated pursuant to the Stalking Horse SAPA and the Plan, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

22. Consideration. The consideration provided by the Buyer for the Purchased Assets under the Stalking Horse SAPA shall be deemed for all purposes to constitute reasonably equivalent value and fair consideration under the Bankruptcy Code and any other applicable law, and the sale of the Purchased Assets may not be avoided, or costs or damages imposed or awarded under Bankruptcy Code section 363(n) or any other provision of the Bankruptcy Code, the Uniform Voidable Transactions Act, the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act, or any other similar federal or state laws.

23. Section 363(n) of Bankruptcy Code. Neither the Debtors nor the Buyer engaged in any conduct that would cause or permit the Stalking Horse SAPA or the consummation of the Technology Business Sale to be avoided, or costs or damages to be imposed, under Bankruptcy Code section 363(n) or under any other law of the United States, any state, territory, possession thereof, the District of Columbia, or any other applicable law. Accordingly, the Stalking Horse SAPA and the Technology Business Sale shall not be avoidable under section 363(n), chapter 5 of the Bankruptcy Code, or any state-law equivalent, and no party shall be entitled to any damages or other recovery pursuant to section 363(n) of the Bankruptcy Code in respect of the Stalking Horse SAPA or the Technology Business Sale.

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24. Closing. On the Closing Date, this Order shall be construed and shall constitute for any and all purposes a full and complete general assignment, conveyance, and transfer of all of the Debtors’ rights, title, and interest in the Purchased Assets or a bill of sale transferring good and marketable title in such Purchased Assets to the Buyer on the Closing Date pursuant to the terms of the Stalking Horse SAPA, free and clear of all Claims (other than Assumed Liabilities and Permitted Liens).

25. Upon the Closing, no member of the Buyer Group shall, or shall be deemed to, (i) be the successor of or successor employer to any of the Sellers, including without limitation, with respect to any collective bargaining agreement, works council agreement, or other labor Contract, any Benefit Plans, or any Multiemployer Plans, and the Buyer and/or its affiliates (including the Target Entities), as applicable, shall instead be, and be deemed to be, a new employer, including with respect to, among other things, any and all federal or state unemployment laws, including any unemployment compensation or tax laws, or any other similar federal or state laws (provided that the Buyer shall pay any employee-related liabilities to the extent included in the Assumed Liabilities); (ii) have any common law successorship liability in relation to any Benefit Plan or Multiemployer Plan, including with respect to withdrawal liability or contribution obligations; (iii) have, de facto, or otherwise, merged or consolidated with or into Sellers; (iv) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers; or (v) be liable for any acts or omissions of Sellers in connection with any collective bargaining agreement, works council agreement, or other labor Contract, the conduct of the Business, or the operation, funding, or administration of the Benefit Plans or Multiemployer Plans or arising under or related to the Purchased Assets, except as expressly provided in the Stalking Horse SAPA. Without limiting the generality of the foregoing, and except as otherwise provided in the Stalking Horse SAPA, the parties intend and the Court hereby orders that no member of the Buyer Group shall be liable for any encumbrance or Liability (other than Assumed Liabilities and Permitted Liens) against any Seller, or any of its predecessors or affiliates, and no member of the Buyer Group shall

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have successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, any collective bargaining agreement, works council agreement, or other labor Contract, the operation, funding, or administration of the Benefit Plans or Multiemployer Plans, the Purchased Assets or any Liabilities of any Seller arising or attributable to periods prior to the Closing Date.

26. Free and Clear. Other than the Buyer’s assumption of the applicable Assumed Liabilities and the Buyer’s obligations under the Stalking Horse SAPA and the other Transaction Documents, the Buyer Group and its respective affiliates, successors, assigns, members, partners, officers, directors, principals, and shareholders (or equivalent) shall have no obligations with respect to any Claims, and, upon consummation of the Technology Business Sale, the Debtors and their estates are deemed to automatically release and forever discharge the Buyer Group and its affiliates, and their respective successors, assigns, members, partners, officers, directors, principals and shareholders (or equivalent) from any and all Claims of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, relating to the sale of the Purchased Assets or assignments of the Assumed Contracts. This Order: (i) is and shall be effective as a determination that other than Assumed Liabilities and Permitted Liens, all Claims of any kind or nature whatsoever existing as to Purchased Assets, including all Claims as to all Indebtedness (as defined in the Stalking Horse SAPA) and any tax liability, prior to the Closing have been unconditionally released, discharged, and terminated, and that the conveyances described herein have been effected, with all such liens, Claims, Interests and other encumbrances attaching in order of priority to the proceeds of the Technology Business Sale, and (ii) is and shall be binding upon and shall authorize all entities, including, all filing agents, filing officers, title

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agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies or units, governmental departments or units, secretaries of state, federal, state and local officials and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to the Purchased Assets conveyed to the Buyer. Other than liens and security interests relating to the Assumed Liabilities and Permitted Liens or those attaching to the proceeds of the Purchased Assets, all recorded Claims against the Purchased Assets from their records, official and otherwise, shall be deemed stricken.

27. If any person or entity which has filed statements or other documents or agreements evidencing Claims against or interests in, the Purchased Assets shall not have delivered to the Debtors before the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all Claims (other than liens and security interests relating to the Assumed Liabilities and Permitted Liens or those attaching to the proceeds of the Purchased Assets) which the person or entity has or may assert with respect to the Purchased Assets, the Debtors and the Buyer are hereby authorized to execute and file such statements, instruments, releases and other documents on behalf of such person or entity with respect to the Purchased Assets.

28. Direction to Counterparties. All counterparties to the Assumed Contracts shall cooperate and expeditiously execute and deliver, upon the reasonable requests of the Buyer, any instruments, applications, consents or other documents which may be required by any public or quasi-public authority or other party or entity to effectuate the applicable transfers in connection with the sale of the Purchased Assets and assignment of the Assumed Contracts.

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29. Direction to Government Agencies. Each and every federal, state and governmental agency or department, and any other person or entity, is hereby authorized to accept any and all documents and instruments in connection with or necessary to consummate the Technology Business Sale contemplated by the Stalking Horse SAPA.

30. Nothing in this Order or the Stalking Horse SAPA releases, nullifies, precludes, or enjoins the enforcement of any police or regulatory liability to a governmental unit that any entity would be subject to as the owner or operator of property after the Closing Date.

31. Nothing in this Order or the Stalking Horse SAPA authorizes the transfer or assignment of any governmental (a) license, (b) permit, (c) registration, (d) authorization or (e) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements and approvals under police or regulatory law.

32. The Debtors (including any successors in interest), the Sellers, and the Buyer Group (collectively, the “SAPA Parties”) shall retain and preserve all books, records, emails, and other documents relating to the Debtors’ business prior to the bankruptcy filing that are in the possession of each SAPA Party immediately following the Closing Date, and shall provide each SAPA Party and the Securities and Exchange Commission (“SEC”) with reasonable access to all such documents. No SAPA Party shall destroy or otherwise abandon any such documents or records without providing the other SAPA Parties and the SEC at least 60 days’ prior written notice of its intent to abandon or destroy such materials, and a reasonable opportunity to obtain possession thereof.

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33. Without limiting the provisions of paragraph 29 above, but subject to Bankruptcy Code section 525(a), no governmental unit may revoke or suspend any right, license, trademark or other permission relating to the use of the Purchased Assets sold, transferred, or conveyed to the Buyer on account of the filing or pendency of these Chapter 11 Cases or the consummation of the sale of the Purchased Assets.

34. Releases. Except to the extent expressly preserved pursuant to the Stalking Horse SAPA, the other Transaction Documents, and/or this Order, upon the Closing Date, each of (i) the Debtors and (ii) the Buyer (each a “SAPA Releasing Party”), to the fullest extent permissible under applicable law, mutually releases and discharges each other SAPA Releasing Party and such SAPA Releasing Parties’ respective current and former affiliates, and such entities’ and their current and former affiliates’, current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, managers, directors, equity holders, principals, members, incorporators, employees, agents, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such (collectively, in such capacity, the “SAPA Released Parties” and each a “SAPA Released Party”), from any and all Claims and causes of action, whether known or unknown, including any derivative claims that such SAPA Releasing Party would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the Debtors’ restructuring efforts, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Stalking Horse

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SAPA, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the implementation of the Technology Business Sale, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Closing Date related or relating to the foregoing; provided that this paragraph 34 shall not (i) affect the liability of any entity that otherwise would result from any act or omission to the extent that such act or omission is determined by a final, nonappealable order by this Court or another court with jurisdiction to have constituted fraud, gross negligence, or willful misconduct of such entity, or (ii) relieve any SAPA Released Party from any obligations under, or otherwise affect the terms and conditions of, the Stalking Horse SAPA, the other Transaction Documents, and/or this Order.

35. To the fullest extent permissible under applicable law, except as otherwise provided in the Stalking Horse SAPA, the other Transaction Documents, and/or this Order, upon the Closing Date, none of the SAPA Released Parties shall have or incur any liability to, or be subject to any right of action by, any holder of a claim against, or equity interest in, any of the Debtors or any other party in interest, or any of their respective employees, representatives, financial advisors, attorneys, or agents, acting in such capacity, or any of their successors and assigns, for any act or omission in connection with, related to or arising out of, the investigation, formulation, preparation, negotiation, execution, delivery, implementation, or consummation of the transactions contemplated by the Stalking Horse SAPA, including, without limitation, the Technology Business Sale, the assumption or assumption and assignment of the Assumed Contracts, or any other contract, instrument, release, agreement, settlement, or document created, modified, amended, terminated, or entered into in connection with the Stalking Horse SAPA, or any other act or omission in connection with the foregoing; provided, that this paragraph 35 shall not (i) affect the liability of any entity that otherwise would result from any act or omission to the

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extent that such act or omission is determined by a final, nonappealable order by this Court or another court with jurisdiction to have constituted fraud, gross negligence, or willful misconduct by such entity, (ii) relieve any SAPA Released Party from any obligations under, or otherwise affect the terms and conditions of, the Stalking Horse SAPA, the other Transaction Documents, and/or this Order; or (iii) be deemed to release any SAPA Released Parties from any such liability to or right of action to the extent that such liability to or right of action would not otherwise be released under the terms of the Plan or the Confirmation Order.

36. Governing Terms. To the extent this Order is inconsistent with any prior order or pleading filed in these Chapter 11 Cases, the terms of this Order shall govern. To the extent there is any inconsistency between the terms of this Order and the terms of the Stalking Horse SAPA, the terms of this Order shall govern.

37. Surrender of Possession. All entities (other than holders of Assumed Liabilities and Permitted Liens) that are presently, or on the Closing Date may be, in possession of some or all of the Purchased Assets are hereby directed to surrender possession of the Purchased Assets to the Buyer as of the Closing Date. The Debtors shall use commercially reasonable efforts to assure that all persons that are presently, or on the Closing Date may be, in possession of some or all of the Purchased Assets surrender possession of the Purchased Assets to either (i) the Debtors before the Closing Date or (ii) the Buyer (or its designee) on or after the Closing Date.

38. Binding on Creditors and Interest Holders. This Order and the Stalking Horse SAPA shall be binding in all respects upon all creditors and interest holders of the Debtors, all non-debtor parties to the Assumed Contracts, all successors and assigns of the Debtors and their affiliates and subsidiaries, and any trustees, examiners, “responsible persons” or other fiduciaries appointed in the Chapter 11 Cases or upon a conversion of the Debtors’ cases to cases under

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chapter 7 of the Bankruptcy Code, including a chapter 7 trustee, and the Stalking Horse SAPA, including the Transaction Documents (including, for the avoidance of doubt, the Transition Services Agreement) and the Assumed Contracts shall not be subject to rejection or avoidance under any circumstances. If any order under section 1112 of the Bankruptcy Code is entered, such order shall provide (in accordance with Bankruptcy Code sections 105 and 349) that this Order and the rights granted to the Buyer hereunder shall remain effective and, notwithstanding such dismissal or conversion, shall remain binding on parties in interest.

39. No Impact on Certain Secured Parties. No provision of this Order shall abridge, amend, terminate or otherwise modify (i) the Liens securing the Debtors’ obligations owed to Prepetition Secured Parties or the DIP Secured Parties (in each case as defined under the DIP Financing Orders) which shall attach to the proceeds of the Technology Business Sale with the same validity, extent, and priority as immediately prior to the sale of the Purchased Assets upon consummation thereof, and (ii) the obligations of the Debtors regarding the application of proceeds of the Technology Business Sale as provided under the DIP Credit Agreement, the Plan and the Confirmation Order.

40. Target Entities Contracts. The Debtors shall not reject any executory contract or unexpired lease relating to or benefitting the Target Entities without prior good faith consultation with the Buyer and, if any such contract or lease is rejected following such good faith consultation, the Debtors will cooperate with the Buyer in good faith to provide the Buyer with the benefit of any such contract of lease.

41. Sellers Indemnification and Guarantee Obligations. Notwithstanding any provision in this Order to the contrary, the Sellers’ indemnification and guarantee obligations under the Stalking Horse SAPA shall not be subject to rejection or discharge under any circumstances.

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42. Discharge. On the Closing Date, other than the Excluded Assets, pursuant to sections 363(f) and 1141 of the Bankruptcy Code, all Purchased Assets of the Sellers and the Target Entities shall vest in the Reorganized Target Entities free and clear of all Claims, other than the Assumed Liabilities.

43. Issuance of Reorganized Purchased Entity Shares and Reorganized Purchased Venture Equity Interests Free and Clear. On the Closing Date, in accordance with the Stalking Horse SAPA, the Plan, and this Order, (i) 100% of the equity interests in each Reorganized Purchased Entity (the “Reorganized Purchased Entity Shares”) and (ii) 100% of the equity interests in each Reorganized Purchased Venture3 (the “Reorganized Purchased Venture Equity Interests”) shall be issued directly or indirectly to the Buyer free and clear of all claims, interests, liens, and encumbrances to the maximum extent permitted by section 1141(c) of the Bankruptcy Code. On the Closing Date, the Reorganized Target Entities shall be discharged of all claims (including intercompany claims) and liabilities to the fullest extent allowed by section 1141 of the Bankruptcy Code, except with respect to the Assumed Liabilities and Permitted Equity Liens. Pursuant to section 1141(c) of the Bankruptcy Code, all Persons are forever prohibited and enjoined from taking any action against the Reorganized Target Entities or the Buyer (or any of their respective property, affiliates, successors and assigns) based on any claims, interests, liens, and other encumbrances (other than Assumed Liabilities and Permitted Liens) to the extent such claims, interests, liens, and other encumbrances are released or discharged pursuant to the terms of the Plan.

[3]	“Reorganized Purchased Ventures” means the Purchased Ventures, as reorganized pursuant to the Confirmation Order and section 1141 of the Bankruptcy Code.

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44. Retained Stake Option. Notwithstanding anything to the contrary herein or in the Stalking Horse SAPA, the Sellers may not exercise the Retained Stake Option without obtaining the prior written consent of the Consultation Parties (as defined in the Bidding Procedures) after providing no less than five (5) business days written notice of their intention to exercise such option.

45. Texas Tax Liens. Notwithstanding anything to the contrary in this Order, any valid, binding, perfected, enforceable, and non-avoidable liens currently held by the Texas Taxing Authorities (as defined in the DIP Financing Orders) for state or local taxes against any Target Entities (the “Texas Tax Liens”) shall be Permitted Liens and, for the avoidance of doubt, the Technology Business Sale will not be free and clear, pursuant to sections 363(f) and 1141 of the Bankruptcy Code, of the Texas Tax Liens. All parties’ rights to object to the priority, validity, amount, and extent of the Claims and liens, including any Texas Tax Liens, asserted by the Texas Taxing Authorities are fully preserved.

46. Oracle. Notwithstanding anything to the contrary in this Order or the Stalking Horse SAPA, no agreement between Oracle America, Inc., successor in interest to Hyperion Systems Solutions, Peoplesoft, Inc., BEA Systems, Inc., Primavera Software, Inc., and Agile Software Corporation (“Oracle”) and the Debtors will be assumed, assigned, transitioned, or transferred, and no shared use by any third party will be authorized, absent Oracle’s prior written consent and the execution of appropriate documentation, including execution by the Debtors or its successor and the assignee of mutually agreeable assignment documentation, or further order of the Court. All parties reserve all rights with respect to the calculation of any cure amount owed to Oracle, the provision of adequate assurance of future performance by the Purchaser or its assignee, and Oracle’s invocation of consent rights.

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47. Retention of Jurisdiction. The Court retains jurisdiction with respect to all matters arising from or related to the implementation of this Order, including, without limitation, the authority to: (i) interpret, implement and enforce the terms and provisions of this Order (including the injunctive relief provided in this Order) and the terms of the Stalking Horse SAPA, all amendments thereto and any waivers and consents thereunder; (ii) protect the Buyer, or the Purchased Assets, from and against any of the Claims (other than Assumed Liabilities and Permitted Liens); (iii) compel delivery of all Purchased Assets to the Buyer (other than those in the possession of the holder of an Assumed Liability or Permitted Lien); (iv) compel the Buyer to perform all of its obligations under the Stalking Horse SAPA, the Transaction Documents, and this Order; and (v) resolve any disputes arising under or related to the Stalking Horse SAPA or the sale of the Purchased Assets.

48. Amendments. The Stalking Horse SAPA and any related agreements, documents or other instruments may be modified, amended or supplemented through a written document signed by the parties thereto in accordance with the terms thereof without further order of this Court; provided, however, that any such modification, amendment, or supplement neither is material nor materially changes the economic substance of the transactions contemplated hereby.

49. Conditions Precedent. Neither the Buyer nor the Debtors shall have an obligation to close the Technology Business Sale until all conditions precedent in the Stalking Horse SAPA to each of their respective obligations to close the Technology Business Sale have been met, satisfied, or waived in accordance with the terms of the Stalking Horse SAPA.

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50. Final Order. This Order constitutes a final order within the meaning of 28 U.S.C. § 158(a). Notwithstanding any provision in the Bankruptcy Rules to the contrary, including but not limited to Bankruptcy Rules 6004(h), 6006(d) and 7062, the Court expressly finds there is no reason for delay in the implementation of this Order and, accordingly: (i) the terms of this Order shall be immediately effective and enforceable upon its entry; (ii) the Debtors are not subject to any stay of this Order or in the implementation, enforcement, or realization of the relief granted in this Order; and (iii) the Debtors may, in their discretion and without further delay, take any action and perform any act authorized under this Order.

51. Nonseverable. The provisions of this Order are nonseverable and mutually dependent.

52. The failure specifically to include or make reference to any particular provisions of the Stalking Horse SAPA in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the provisions of the Stalking Horse SAPA are authorized and approved in their entirety.

Houston, Texas
Dated: March 14, 2020	/s/ David R. Jones
DAVID R. JONES UNITED STATES BANKRUPTCY JUDGE

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